CREDIT AGREEMENT

Dated as of July __, 2001

Among

THE FINANCIAL INSTITUTIONS NAMED HEREIN

as the Lenders

and

BANK OF AMERICA, N.A.

as the Administrative Agent, Syndication Agent, Existing Titled
Collateral Agent and Letter of Credit Issuer

and

THE CIT GROUP/BUSINESS CREDIT, INC.

as the Collateral Agent

and

Miller Industries, Inc. and its Subsidiaries

as the Borrowers

i

6.2 Validity and Priority of Security Interest	31
6.3 Organization and Qualification	32
6.4 Corporate Name; Prior Transaction2	32
6.5 Subsidiaries and Affiliates	32
6.6 Financial Statements and Projections	32
6.7 Capitalization	33
6.8 Solvency	33
6.9 Debt	33
6.10 Distributions	33
6.11 Real Estate; Leases	33
6.12 Proprietary Rights	33
6.13 Trade Names	34
6.14 Litigation	34
6.15 Labor Disputes	34
6.16 Environmental Laws	34
6.17 No Violation of Law	34
6.18 No Default	35
6.19 ERISA Compliance	35
6.20 Taxes	36
6.21 Regulated Entities	36
6.22 Use of Proceeds; Margin Regulations	36
6.23 Copyrights, Patents, Trademarks and Licenses, etc.	36
6.24 No Material Adverse Effect	37
6.25 Full Disclosure	37
6.26 Material Agreements	37
6.27 Bank Accounts	37
6.28 Governmental Authorization	37
ARTICLE 7 AFFIRMATIVE AND NEGATIVE COVENANTS	37
7.1 Taxes and Other Obligations	38
7.2 Legal Existence and Good Standing	38
7.3 Compliance with Law and Agreements; Maintenance of Licenses	38
7.4 Maintenance of Property; Inspection of Property	38
7.5 Insurance	39
7.6 Insurance and Condemnation Proceeds	40
7.7 Environmental Laws	41
7.8 Compliance with ERISA	42
7.9 Mergers, Consolidations or Sales	43
7.10 Distributions; Capital Change; Restricted Investments	44
7.11 Transactions Affecting Collateral or Obligations	44
7.12 Guaranties	44
7.13 Debt	44
7.14 Prepayment; Amendments	45
7.15 Transactions with Affiliates	45
7.16 Investment Banking and Finder’s Fees	45
7.17 Business Conducted	46
7.18 Liens	46
7.19 Sale and Leaseback Transactions	46
7.20 New Subsidiaries	46
7.21 Fiscal Year	46
7.22 Capital Expenditures	46
7.23 Fixed Charge Coverage Ratio	46
7.24 EBITDA	46

7.25 Minimum Excess Availability	47
7.26 Use of Proceeds	47
7.27 Hedge Agreements	47
7.28 Banking Relationships	48
7.29 Repurchase and Chassis Floorplan Agreements	48
7.30 Billing and Collections	48
7.31 Further Assurances	48
ARTICLE 8 CONDITIONS OF LENDING	48
8.1 Conditions Precedent to Making of Loans on the Closing Date	48
8.2 Conditions Precedent to Each Loan	51
ARTICLE 9 DEFAULT; REMEDIES	52
9.1 Events of Default	52
9.2 Remedies	55
ARTICLE 10 TERM AND TERMINATION	56
10.1 Term and Termination	56
ARTICLE 11 AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS	57
11.1 Amendments and Waivers	57
11.2 Assignments; Participations	58
ARTICLE 12 THE AGENTS	60
12.1 Appointment and Authorization	60
12.2 Delegation of Duties	61
12.3 Liability of the Collateral Agent	61
12.4 Reliance by the Collateral Agent	61
12.5 Notice of Default	62
12.6 Credit Decision	62
12.7 Indemnification	62
12.8 Agent in Individual Capacity	63
12.9 Successor Collateral Agent	63
12.10 Withholding Tax	63
12.11 Collateral Matters	65
12.12 Restrictions on Actions by Lenders; Sharing of Payments	66
12.13 Agency for Perfection	67
12.14 Payments by the Collateral Agent to Lenders	67
12.15 Settlement	67
12.16 Letters of Credit; Intra-Lender Issues	70
12.17 Concerning the Collateral and the Related Loan Documents	72
12.18 Field Audit and Examination Reports; Disclaimer by Lenders	73
12.19 Relation Among Lenders	73
12.20 Co-Agents	74
ARTICLE 13 MISCELLANEOUS	75
13.1 No Waivers; Cumulative Remedies	75
13.2 Severability	75
13.3 Governing Law; Choice of Forum; Service of Process	76
13.4 WAIVER OF JURY TRIAL	76
13.5 Survival of Representations and Warranties	77
13.6 Other Security and Guaranties	77
13.7 Fees and Expenses	77

13.8 Notices	78
13.9 Waiver of Notices	80
13.10 Binding Effect	80
13.11 Indemnity of the Agents and the Lenders by the Borrowers	80
13.12 Limitation of Liability	81
13.13 Final Agreement	81
13.14 Counterparts	82
13.15 Captions	82
13.16 Right of Setoff	82
13.17 Confidentiality	82
13.18 Conflicts with Other Loan Documents	83

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX A - DEFINED TERMS

EXHIBIT A - FORM OF BORROWING BASE CERTIFICATE

EXHIBIT B - FORM OF NOTICE OF BORROWING

EXHIBIT C - FINANCIAL STATEMENTS

EXHIBIT D - FORM OF NOTICE OF CONTINUATION/CONVERSION

EXHIBIT E - FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

EXHIBIT F - FORM OF COMPLIANCE CERTIFICATE

SCHEDULE 1.1 - LENDERS’ COMMITMENTS (ANNEX A - DEFINED TERMS)

SCHEDULE 6.3 - ORGANIZATION AND QUALIFICATIONS

SCHEDULE 6.4 - PRIOR NAMES / TRANSACTIONS

SCHEDULE 6.5 - SUBSIDIARIES AND AFFILIATES

SCHEDULE 6.7 - CAPITALIZATION

SCHEDULE 6.9 - DEBT

SCHEDULE 6.11 - REAL ESTATE; LEASES

SCHEDULE 6.12 - PROPRIETARY RIGHTS

SCHEDULE 6.13 - TRADE NAMES

SCHEDULE 6.14 - LITIGATION

SCHEDULE 6.15 - LABOR DISPUTES

SCHEDULE 6.16 - ENVIRONMENTAL LAW

SCHEDULE 6.26 - MATERIAL AGREEMENTS

SCHEDULE 6.27 - BANK ACCOUNTS

SCHEDULE 7.10 - EXISTING INVESTMENTS

SCHEDULE 7.15 - AFFILIATE TRANSACTIONS

SCHEDULE 7.18 - PERMITTED LIENS

v/

CREDIT AGREEMENT

This Credit Agreement, dated as of July 23, 2001, (this "Agreement") among the financial institutions from time to time parties hereto (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), Bank of America, N.A., as administrative agent, syndication agent and existing titled collateral agent (in such capacity, the "Administrative Agent", "Syndication Agent" and "Existing Titled Collateral Agent") and as Letter of Credit Issuer, The CIT Group/Business Credit, Inc., as collateral agent for the Lenders (in such capacity, the "Collateral Agent"; the Administrative Agent, the Syndication Agent, the Existing Titled Collateral Agent and the Collateral Agent, collectively, the "Agents" and, individually, an "Agent"), and Miller Industries, Inc., a Tennessee corporation ("Parent"), and each of the other Miller Borrowers and Road One Borrowers, as such terms are hereafter defined (Parent and the other Miller Borrowers and Road One Borrowers, collectively, "Borrowers", and, individually, a "Borrower").

W I T N E S S E T H:

WHEREAS, the Borrowers have requested the Lenders to make available to the Borrowers a credit facility on the terms set forth herein, which credit facility the Borrowers will use for the purposes permitted hereunder; and

WHEREAS, in order to utilize the financial powers of the Borrowers in the most efficient and economical manner, and in order to facilitate the financing of the Borrowers’ working capital needs, the Lenders will, at the request of the Borrowers, extend financial accommodations to the Borrowers based on the combined borrowing bases of the Miller Borrowers and the RoadOne Borrowers in accordance with the provisions set forth in this Agreement; and

WHEREAS, the Borrowers’ business is a mutual and collective enterprise and the Borrowers believe that the consolidation of all loans and other financial accommodations under this Agreement will enhance the aggregate borrowing powers of the Borrowers and facilitate the administration of their loan relationship with the Agents and the Lenders, all to the mutual advantage of the Borrowers; and

WHEREAS, each Borrower acknowledges that it will receive substantial direct and indirect benefits by reason of the making of loans and other financial accommodations to the other Borrowers as provided in this Agreement, by virtue of the Borrowers’ various inter-relationships as joint guarantors or joint obligors and the beneficiaries thereof, as lessors and lessees, as suppliers and customers, and as joint venturers; and

WHEREAS, the Agents’ and the Lenders’ willingness to extend financial accommodations to the Borrowers, and to administer the Borrowers’ collateral security therefor, on a combined basis as more fully set forth in this Agreement, is done solely as an accommodation to the Borrowers and at the Borrowers’ request and in furtherance of the Borrowers’ mutual and collective enterprise; and

WHEREAS, capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in Annex A which is attached hereto and incorporated herein; the rules of construction contained therein shall govern the interpretation of this Agreement; and all Annexes, Exhibits and Schedules attached hereto are incorporated herein by reference; and

WHEREAS, based on the foregoing, the Agents and the Lenders have agreed to make available to the Borrowers a credit facility upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Lenders, the Agents, the Letter of Credit Issuer and the Borrowers hereby agree as follows.

ARTICLE 1
LOANS AND LETTERS OF CREDIT

1.1        Total Facility.   Subject to all of the terms and conditions of this Agreement, the Lenders agree to make available a total credit facility of up to $110,000,000 (the "Total Facility") to the Borrowers from time to time during the term of this Agreement. The Total Facility shall be composed of a revolving line of credit consisting of Revolving Loans and Letters of Credit and the Term Loans described herein.

1.2        Revolving Loans.

(a)       Amounts. Subject to the terms and conditions set forth in this Agreement, each Lender severally, but not jointly, agrees, upon any Borrower’s request from time to time on any Business Day during the period from the Closing Date to the Termination Date, to make revolving loans (the "Revolving Loans") to (i) the Miller Borrowers in amounts not to exceed such Lender’s Pro Rata Share of the Miller Borrowing Base, and (ii) the RoadOne Borrowers in amounts not to exceed such Lender’s Pro Rata Share of the RoadOne Borrowing Base; provided, however, that in no event shall (A) the Aggregate Revolver Outstandings exceed Availability, (B) the Aggregate Miller Revolver Outstandings exceed Miller Availability, or (C) the Aggregate RoadOne Revolver Outstandings exceed RoadOne Availability. The Lenders, however, in their unanimous discretion, may elect to make Revolving Loans or issue or arrange to have issued Letters of Credit in excess of the Miller Borrowing Base and/or the RoadOne

Borrowing Base on one or more occasions, but if they do so, neither the Collateral Agent nor the Lenders shall be deemed thereby to have changed the limits of the Miller Borrowing Base or the RoadOne Borrowing Base or to be obligated to exceed such limits on any other occasion. If (A) the Aggregate Miller Revolver Outstandings would exceed Miller Availability after giving effect to any Borrowing, (B) the Aggregate RoadOne Revolver Outstandings would exceed RoadOne Availability after giving effect to any Borrowing, or (C) the Aggregate Revolver Outstandings would exceed Availability after giving effect to any Borrowing, the Lenders may refuse to make or may otherwise restrict the making of Revolving Loans as the Lenders determine until such excess has been eliminated, subject to the Collateral Agent’s authority, in its sole discretion, to make Agent Advances pursuant to the terms of Section 1.2(i).

(b)       Procedure for Borrowing.

(1)     Each Borrowing shall be made upon a Borrower’s irrevocable written notice delivered to the Collateral Agent in the form of a notice of borrowing ("Notice of Borrowing"), which must be received by the Collateral Agent prior to (i) 12:00 noon (Atlanta, Georgia time) three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Rate Loans, and (ii) 12:00 noon (Atlanta, Georgia time) on the requested Funding Date, in the case of Base Rate Loans, specifying:

(A)     whether the Borrowing is being made by a Miller Borrower or a RoadOne Borrower;

(B)     the amount of the Borrowing, which in the case of a LIBOR Rate Loan must equal or exceed $1,000,000 (and increments of $500,000 in excess of such amount);

(C)     the requested Funding Date, which must be a Business Day;

(D)     whether the Revolving Loans requested are to be Base Rate Revolving Loans or LIBOR Revolving Loans (and if not specified, it shall be deemed a request for a Base Rate Revolving Loan); and

(E)     the duration of the Interest Period for LIBOR Revolving Loans (and if not specified, it shall be deemed a request for an Interest Period of one month);

provided, however, that with respect to the Borrowing to be made on the Closing Date, such Borrowings will consist of Base Rate Revolving Loans only.

(2)     In lieu of delivering a Notice of Borrowing, a Borrower may give the Collateral Agent telephonic notice of such request for advances to the Designated Account on or before the deadline set forth above. The Collateral Agent at all times shall be entitled to rely on such telephonic notice in making such Revolving Loans, regardless of whether any written confirmation is received.

(3)     Whenever checks, ACH transfers or similar items are presented to Bank of America for payment against a Designated Account or any other account of a Borrower maintained with Bank of America in an amount greater than the then available balance in such accounts, such presentation shall be deemed to be a request for a Base Rate Revolving Loan on the date of such presentation in an amount equal to the excess of such checks over such available balances, and such request shall be irrevocable. The Borrowers’ Agent shall promptly notify the Collateral Agent (which notice may be telephonic) of any such deemed request for a Base Rate Revolving Loan. If all of the conditions precedent to the making of such Base Rate Revolving Loan are satisfied, the Collateral Agent shall make the election described in Section 1.2(f) and such Base Rate Revolving Loan shall be funded accordingly. If all of the conditions precedent to the making of such Base Rate Revolving Loan are not satisfied, and any such ACH transfer or similar item may not in Bank of America’s reasonable judgment be returned or rejected by Bank of America, the Lenders agree, notwithstanding the failure of the Borrowers to satisfy the conditions precedent to the making of such Base Rate Revolving Loan or anything to the contrary contained in this Agreement, to make one or more Loans in the amount of such ACH transfer or similar item.

(4)     At the election of the Required Lenders, the Borrowers shall have no right to request a LIBOR Loan while a Default or Event of Default has occurred and is continuing.

(c)     Reliance upon Authority. Prior to the Closing Date, the Borrowers shall deliver to the Collateral Agent a notice setting forth the separate accounts of the Miller Borrowers and the RoadOne Borrowers maintained with Bank of America (the "Designated Accounts") to which the Collateral Agent is authorized to transfer the proceeds of the Revolving Loans requested hereunder. The Borrowers may designate replacement Designated Accounts from time to time by written notice. Such Designated Accounts must be reasonably satisfactory to the Collateral Agent. The Collateral Agent is entitled to rely conclusively on any person’s request for Revolving Loans on behalf of any Borrower, so long as the proceeds thereof are to be transferred to a Designated Account. The Collateral Agent has no duty to verify the identity of any individual representing himself or herself as a person authorized by any Borrower to make such requests on its behalf.

(d)     No Liability. The Collateral Agent shall not incur any liability to any Borrower as a result of acting upon any notice referred to in Sections 1.2(b) and (c), which the Collateral Agent believes in good faith to have been given by an officer or other person duly authorized by any Borrower to request Revolving Loans on its behalf. The crediting of Revolving Loans to a Designated Account conclusively establishes the obligation of the Borrowers to repay such Revolving Loans as provided herein.

(e)     Notice Irrevocable. Any Notice of Borrowing (or telephonic notice in lieu thereof) made pursuant to Section 1.2(b) shall be irrevocable. The Borrowers shall be bound to borrow the funds requested therein in accordance therewith.

(f)     Collateral Agent’s Election. Promptly after receipt of a Notice of Borrowing (or telephonic notice in lieu thereof), the Collateral Agent shall elect to have the terms of Section 1.2(g) or the terms of Section 1.2(h) apply to such requested Borrowing. If CIT declines in its sole discretion to make a Non-Ratable Loan pursuant to Section 1.2(h), the terms of Section 1.2(g) shall apply to the requested Borrowing.

(g)     Making of Revolving Loans. If the Collateral Agent elects to have the terms of this Section 1.2(g) apply to a requested Borrowing, then promptly after receipt of a Notice of Borrowing or telephonic notice in lieu thereof, the Collateral Agent shall notify the Lenders by telecopy, telephone or e-mail of the requested Borrowing. Each Lender shall transfer its Pro Rata Share of the requested Borrowing to the Collateral Agent in immediately available funds, to the account from time to time designated by the Collateral Agent, not later than 1:00 p.m. (Atlanta, Georgia time) on the applicable Funding Date. After the Collateral Agent’s receipt of all proceeds of such Revolving Loans, the Collateral Agent shall make the proceeds of such Revolving Loans available to the Borrowers on the applicable Funding Date by transferring same day funds to the account designated by the applicable Borrower; provided, however, that the amount of Revolving Loans so made on any date shall be permitted in accordance with Section 1.2(a).

(h)     Making of Non-Ratable Loans.

(A)     If the Collateral Agent elects, with the consent of CIT, to have the terms of this Section 1.2(h) apply to a requested Borrowing, CIT shall make a Revolving Loan in the amount of that Borrowing available to the Borrowers on the applicable Funding Date by transferring same day funds to the applicable Designated Account. Each Revolving Loan made solely by CIT pursuant to this Section is herein referred to as a "Non-Ratable Loan", and such Revolving Loans are collectively referred to as the "Non-Ratable Loans." Each Non-Ratable Loan shall be subject to all the terms and conditions applicable to other Revolving Loans except that all payments thereon shall be payable to CIT solely for its own account. The Collateral Agent shall not request CIT to make any Non-Ratable Loan if (1) the Collateral Agent has received written notice from any Lender that one or more of the applicable conditions precedent set forth in Article 8 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (2) the requested Borrowing would exceed the applicable amount permitted under Section 1.2 on that Funding Date.

(B)     The Non-Ratable Loans shall be secured by the Agent’s Liens in and to the Collateral and shall constitute Base Rate Revolving Loans and Obligations hereunder.

(i)     Agent Advances.

(A)     Subject to the limitations set forth below, the Collateral Agent is authorized by the Borrowers and the Lenders, from time to time in the Collateral Agent’s sole discretion, (1) after the occurrence of a Default or an Event of Default, or (2) at any time that any of the other conditions precedent set forth in Article 8 have not been satisfied, to make Base Rate Revolving Loans to the Borrowers on behalf of the Lenders in an aggregate amount outstanding at any time not to exceed $3,000,000, but not in excess of the Maximum Revolver Amount, which the Collateral Agent, in its reasonable business judgment, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations (including through Base Rate Revolving Loans for the purpose of enabling the Borrowers to meet payroll and associated tax obligations), or (3) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 13.7 (any of such advances are herein referred to as "Agent Advances"); provided, that Agent Advances shall not be outstanding for more than sixty (60) consecutive days; provided, further, that the Required Lenders may at any time revoke the Collateral Agent’s authorization to make Agent Advances. Any such revocation must be in writing and shall become effective prospectively upon the Collateral Agent’s receipt thereof.

(B)     The Agent Advances shall be secured by the Agent’s Liens in and to the Collateral and shall constitute Base Rate Revolving Loans and Obligations hereunder.

(j)     Adjustments to Revolver Amounts. The Borrowers’ Agent may from time to time, at its option upon at least five (5) Business Days’ prior written notice to the Collateral Agent, adjust the respective amounts of the Maximum Miller Revolver Amount and the Maximum RoadOne Revolver Amount, so long as (i) no Default or Event of Default then exists or will result therefrom, (ii) any such adjustment shall be in a minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess thereof, and (iii) the aggregate amount of the Maximum Miller Revolver Amount and the Maximum RoadOne Revolver Amount, as adjusted, shall equal the Maximum Revolver Amount. The Collateral Agent shall promptly notify each Lender of receipt by the Collateral Agent of any notice from the Borrowers’ Agent pursuant to this Section 1.2(j).

1.3      Term Loans.

(a)     Amounts of Term Loans. Each Lender severally agrees to make a term loan (any such term loan being referred to as a "Term Loan" and such term loans being referred to collectively as the "Term Loans") to the Borrowers on the Closing Date, upon the satisfaction of the conditions precedent set forth in Article 8, in an amount equal to such Lender’s Pro Rata Share of $8,000,000. The Term Loans shall initially be Base Rate Term Loans.

(b)     Making of Term Loans. Each Lender shall make the amount of such Lender’s Term Loan available to the Collateral Agent in same day funds, to the Collateral Agent’s designated account, not later than 3:00 p.m. (Atlanta, Georgia time) on the Closing Date. After the Collateral Agent’s receipt of the proceeds of such Term Loans, upon satisfaction of the conditions precedent set forth in Article 8, the Collateral Agent shall make the proceeds of such Term Loans available to the Borrowers on such Funding Date by transferring same day funds equal to the proceeds of such Term Loans received by the Collateral Agent to the Designated Account.

(c)     Term Loan Amortization. The Term Loan shall be due and payable in consecutive monthly principal installments of $167,000 each on the first day of each calendar month, commencing on August 1, 2001, with a final principal installment of all unpaid principal due and payable on the Termination Date. Each such installment shall be payable to the Collateral

 Agent for the account of the applicable Lenders. Payments or prepayments of the Term Loans may not be reborrowed.

1.4      Letters of Credit.

(a)     Agreement to Issue or Cause To Issue. Subject to the terms and conditions of this Agreement, the Collateral Agent agrees to cause the Letter of Credit Issuer to issue, and the Letter of Credit Issuer agrees to issue, for the account of the Borrowers, one or more commercial/documentary and standby letters of credit (each a "Letter of Credit").

(b)     Amounts; Outside Expiration Date. The Collateral Agent shall not have any obligation to cause to be issued, and the Letter of Credit Issuer shall not have any obligation to issue, any Letter of Credit at any time if: (i) the maximum face amount of the requested Letter of Credit is greater than the Unused Letter of Credit Subfacility at such time; (ii) the maximum undrawn amount of the requested Letter of Credit and all commissions, fees, and charges due from the Borrowers in connection with the opening thereof (A) would exceed Availability at such time, (B) in the case of any Letter of Credit requested by a Miller Borrower, would exceed the maximum amount of Revolving Loans that could be incurred by the Miller Borrowers at such time in accordance with Section 1.2, or (C) in the case of any Letter of Credit requested by a RoadOne Borrower, would exceed the maximum amount of Revolving Loans that could be incurred by the RoadOne Borrowers at such time in accordance with Section 1.2; or (iii) such Letter of Credit has an expiration date less than thirty (30) days prior to the Stated Termination Date or more than 12 months from the date of issuance for standby letters of credit and one hundred eighty (180) days for documentary letters of credit. With respect to any Letter of Credit which contains any "evergreen" or automatic renewal provision, each Lender shall be deemed to have consented to any such extension or renewal unless any such Lender shall have provided to the Collateral Agent and the Letter of Credit Issuer written notice that it declines to consent to any such extension or renewal at least thirty (30) days prior to the date on which the Letter of Credit Issuer is entitled to decline to extend or renew the Letter of Credit. If all of the requirements of this Section 1.4 are met and no Default or Event of Default has occurred and is continuing, no Lender shall decline to consent to any such extension or renewal.

(c)     Other Conditions. In addition to conditions precedent contained in Article 8, the obligation of the Collateral Agent to cause to be issued, and the Letter of Credit Issuer to issue, any Letter of Credit is subject to the following conditions precedent having been satisfied in a manner reasonably satisfactory to the Collateral Agent and the Letter of Credit Issuer:

(1)     The Borrowers shall have delivered to the Letter of Credit Issuer, at such times and in such manner as such Letter of Credit Issuer may prescribe, an application in form and substance satisfactory to the Letter of Credit Issuer and reasonably satisfactory to the Collateral Agent for the issuance of the Letter of Credit and such other documents as may be required pursuant to the terms thereof, and the form, terms and purpose of the proposed Letter of Credit shall be reasonably satisfactory to the Collateral Agent and the Letter of Credit Issuer; and

(2)     As of the date of issuance, no order of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed Letter of Credit Issuer refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit.

(d)     Issuance of Letters of Credit.

(1)     Request for Issuance. The Borrowers must notify the Collateral Agent and the Letter of Credit Issuer of a requested Letter of Credit at least three (3) Business Days prior to the proposed issuance date. Such notice shall be irrevocable and must specify the original face amount of the Letter of Credit requested, the Business Day of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the Business Day on which the requested Letter of Credit is to expire, the purpose for which such Letter of Credit is to be issued, the beneficiary of the requested Letter of Credit, and whether the requested Letter of Credit is for the account of a Miller Borrower or a RoadOne Borrower. The Borrowers shall attach to such notice the proposed form of the Letter of Credit.

(2)     Responsibilities of the Collateral Agent; Issuance. As of the Business Day immediately preceding the requested issuance date of the Letter of Credit, the Collateral Agent shall determine the amount of the applicable Unused Letter of Credit Subfacility, Availability, and Miller Availability and RoadOne Availability, as the case may be. If (a) the face amount of the requested Letter of Credit is less than the Unused Letter of Credit Subfacility and (b) the amount of such requested Letter of Credit and all commissions, fees, and charges due from the Borrowers in connection with the opening thereof would not cause the Borrowers to exceed Availability (and would also not cause the Miller Borrowers to exceed Miller Availability, in the case of any Letter of Credit requested by a Miller Borrower, or the RoadOne Borrowers to exceed RoadOne Availability, in the case of any Letter of Credit issued for the account of a RoadOne Borrower), the Collateral Agent shall cause the Letter of Credit Issuer to issue, and the Letter of Credit Issuer shall issue, the requested Letter of Credit on the requested issuance date so long as the other conditions hereof are met.

(3)     No Extensions or Amendment. The Collateral Agent shall not be obligated to cause the Letter of Credit Issuer to extend or amend, and the Letter of Credit Issuer shall not be obligated to extent or amend, any Letter of Credit issued pursuant hereto unless the requirements of this Section 1.4 are met as though a new Letter of Credit were being requested and issued.

(e)     Payments Pursuant to Letters of Credit. The Borrowers agree to reimburse immediately the Letter of Credit Issuer for any draw under any Letter of Credit, and to pay the Letter of Credit Issuer the amount of all other charges and fees payable to the Letter of Credit Issuer in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defense or other right which the Borrowers may have at any time against the Letter of Credit Issuer or any other Person. Each drawing under any Letter of Credit shall constitute a request by the Borrowers to the Collateral Agent for a Borrowing of a Base Rate Revolving Loan in the amount of such drawing. The Funding Date with respect to such Borrowing shall be the date of such drawing.

(f)     Indemnification; Exoneration; Power of Attorney.

(1)     Indemnification. In addition to amounts payable as elsewhere provided in this Section 1.4, the Borrowers agree to protect, indemnify, pay and save the Lenders, the Letter of Credit Issuer and the Collateral Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which any Lender, the Letter of Credit Issuer or the Collateral Agent may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, except to the extent of such Person’s gross negligence or willful misconduct. The Borrowers’ obligations under this Section shall survive payment of all other Obligations.

(2)     Assumption of Risk by the Borrowers. As among the Borrowers, the Lenders, the Letter of Credit Issuer and the Collateral Agent, the Borrowers assume all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Lenders, the Letter of Credit Issuer and the Collateral Agent shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (H) any consequences arising from causes beyond the control of the Lenders, the Letter of Credit Issuer or the Collateral Agent, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority; or (I) the Letter of Credit Issuer’s honor of a draw for which the draw or any certificate fails to comply in any respect with the terms of the Letter of Credit. None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of the Collateral Agent, the Letter of Credit Issuer or any Lender under this Section 1.4(f).

(3)     Exoneration. Without limiting the foregoing, no action or omission whatsoever by the Collateral Agent, the Letter of Credit Issuer or any Lender shall result in any liability of the Collateral Agent, the Letter of Credit Issuer or any Lender to any Borrower,

or relieve any Borrower of any of its obligations hereunder to any such Person, except to the extent of such Person’s gross negligence or willful misconduct.

(4)     Rights Against Letter of Credit Issuer. Nothing contained in this Agreement is intended to limit the Borrowers’ rights, if any, with respect to the Letter of Credit Issuer which arise as a result of the letter of credit application and related documents executed by and between any Borrower and the Letter of Credit Issuer.

(5)     Account Party. The Borrowers hereby authorize and direct the Letter of Credit Issuer to name the applicable Borrower as the "Account Party" in any Letter of Credit and to deliver to the Collateral Agent all instruments, documents and other writings and property received by the Letter of Credit Issuer pursuant to the Letter of Credit, and to accept and rely upon the Collateral Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

(g)     Supporting Letter of Credit; Cash Collateral. If, notwithstanding the provisions of Section 1.4(b) and Section 10.1, any Letter of Credit is outstanding upon the termination of this Agreement, then upon such termination the Borrowers shall deposit with the Letter of Credit Issuer, for the benefit of the Collateral Agent, the Letter of Credit Issuer and the Lenders, with respect to each Letter of Credit then outstanding, a standby letter of credit (a "Supporting Letter of Credit") in form and substance satisfactory to the Collateral Agent and the Letter of Credit Issuer, issued by an issuer satisfactory to the Collateral Agent and the Letter of Credit Issuer in an amount equal to 103% of the greatest amount for which such Letter of Credit may be drawn plus any fees and expenses associated with such Letter of Credit, under which Supporting Letter of Credit the Letter of Credit Issuer is entitled to draw amounts necessary to reimburse the Collateral Agent, the Letter of Credit Issuer and the Lenders for payments to be made by the Collateral Agent, the Letter of Credit Issuer and the Lenders under such Letter of Credit and any fees and expenses associated with such Letter of Credit. Such Supporting Letter of Credit shall be held by the Letter of Credit Issuer, for the ratable benefit of the Collateral Agent, the Letter of Credit Issuer and the Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit remaining outstanding.

(h)     Successor Letter of Credit Issuer. The Letter of Credit Issuer may resign as Letter of Credit Issuer upon at least thirty (30) days’ prior notice to the Collateral Agent, the Lenders and the Borrowers’ Agent, such resignation to be effective upon the acceptance of a successor agent to its appointment as the Letter of Credit Issuer. In the event Bank of America sells all of its Commitment and Loans as part of a sale, transfer or other disposition by Bank of America of substantially all of its loan portfolio, Bank of America shall resign as the Letter of Credit Issuer and such purchaser or transferee shall become the successor Letter of Credit Issuer hereunder. Subject to the foregoing, if the Letter of Credit Issuer resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor Letter of Credit Issuer. If no successor Letter of Credit Issuer is appointed prior to the effective date of the resignation of the Letter of Credit Issuer, the Letter of Credit Issuer may appoint, after consulting with the Collateral Agent, the Lenders and the Borrowers’ Agent, a successor Letter of Credit Issuer from among the Lenders. Upon the acceptance of its appointment as successor

Letter of Credit Issuer hereunder, such successor Letter of Credit Issuer shall succeed to all the rights, powers and duties of the retiring Letter of Credit Issuer and the term "Letter of Credit Issuer" shall mean such successor Letter of Credit Issuer and the retiring Letter of Credit Issuer’s appointment, powers and duties as Letter of Credit Issuer shall be terminated. After any retiring Letter of Credit Issuer’s resignation hereunder as Letter of Credit Issuer, the provisions of this Agreement shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Letter of Credit Issuer under this Agreement.

(i)     Existing Letter of Credit. Each of the Borrowers, the Lenders and the Agents agrees that the Existing Letter of Credit shall be deemed a Letter of Credit for all purposes of this Agreement as if the Existing Letter of Credit was issued on the date hereof, and the Letter of Credit Issuer shall be entitled to all the benefits as Letter of Credit Issuer and to all the obligations of the Borrowers under this Agreement with respect to the Existing Letter of Credit.

1.5      Bank Products.     The Borrowers may request and the Agents may, in their sole and absolute discretion, arrange for the Borrowers to obtain from CIT or Bank of America, or their respective Affiliates, Bank Products, although the Borrowers are not required to do so. If Bank Products are provided by an Affiliate of CIT or Bank of America, the Borrowers agree to indemnify and hold the Agents, CIT and Bank of America, and the Lenders harmless from any and all costs and obligations now or hereafter incurred by the Agents, CIT or Bank of America, or any of the Lenders which arise from any indemnity given by any Agent to its Affiliates related to such Bank Products; provided, however, nothing contained herein is intended to limit the Borrowers’ rights, with respect to CIT or Bank of America or their Affiliates, if any, which arise as a result of the execution of documents by and between the Borrowers and CIT or Bank of America which relate to Bank Products. The agreement contained in this Section shall survive termination of this Agreement. The Borrowers acknowledge and agree that the obtaining of Bank Products from CIT and Bank of America, or their respective Affiliates (a) is in the sole and absolute discretion of CIT and Bank of America, or their respective Affiliates, and (b) is subject to all rules and regulations of CIT and Bank of America, or their respective Affiliates.

ARTICLE 2
INTEREST AND FEES

2.1      Interest.

(a)     Interest Rates. All outstanding Obligations shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at a rate determined by reference to the Base Rate or the LIBOR Rate plus the Applicable Margins as set forth below, but not to exceed the Maximum Rate. If at any time Loans are outstanding with respect to which the Borrowers have not delivered to the Collateral Agent a notice specifying the basis for determining the interest rate applicable thereto in accordance herewith, those Loans shall bear interest at a rate determined by reference to the Base Rate until notice to the contrary has been given to the Collateral Agent in accordance with this Agreement and such notice has become effective. Except as otherwise provided herein, the outstanding Obligations shall bear interest as follows:

(i)     For all Base Rate Term Loans at a fluctuating per annum rate equal to the Base Rate plus the Applicable Margin;

(ii)     For all Base Rate Revolving Loans and other Obligations (other than Base Rate Term Loans and LIBOR Rate Loans) at a fluctuating per annum rate equal to the Base Rate plus the Applicable Margin;

(iii)     For all LIBOR Term Loans at a per annum rate equal to the LIBOR Rate plus the Applicable Margin; and

(iv)     For all LIBOR Revolving Loans at a per annum rate equal to the LIBOR Rate plus the Applicable Margin.

Each change in the Base Rate shall be reflected in the interest rate applicable to Base Rate Loans as of the effective date of such change. All interest charges shall be computed on the basis of a year of three hundred sixty (360) days and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). The Borrowers shall pay to the Collateral Agent, for the ratable benefit of Lenders, interest accrued on all Base Rate Loans in arrears on the first day of each month hereafter and on the Termination Date. The Borrowers shall pay to the Collateral Agent, for the ratable benefit of Lenders, interest on all LIBOR Rate Loans in arrears on each LIBOR Interest Payment Date.

(b)     Default Rate. If any Event of Default occurs and is continuing and the Collateral Agent or the Required Lenders in their discretion so elect, then, while any such Event of Default is continuing, all of the Obligations shall bear interest at the Default Rate applicable thereto.

2.2      Continuation and Conversion Elections.

(a)     The Borrowers may:

(i)     elect, as of any Business Day, in the case of Base Rate Loans, to convert any Base Rate Loans (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $500,000 in excess thereof) into LIBOR Rate Loans; or

(ii)     elect, as of the last day of the applicable Interest Period, to continue any LIBOR Rate Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $500,000 in excess thereof);

provided, that if at any time the aggregate amount of LIBOR Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof, to be less than $1,000,000, such LIBOR Rate Loans shall automatically convert into Base Rate Loans; provided further that if the notice shall fail to specify the duration of the Interest Period, such Interest Period shall be one month.

(b)     The Borrowers shall deliver a notice of continuation/conversion ("Notice of Continuation/Conversion") to the Collateral Agent not later than 12:00 noon (Atlanta, Georgia time) at least three (3) Business Days in advance of the Continuation/Conversion Date, if the Loans are to be converted into or continued as LIBOR Rate Loans and specifying:

(i)     the proposed Continuation/Conversion Date;

(ii)     the aggregate amount of Loans to be converted or renewed;

(iii)     the type of Loans resulting from the proposed conversion or continuation; and

(iv)     the duration of the requested Interest Period, provided, however, the Borrowers may not select an Interest Period that ends after the Stated Termination Date.

(c) If upon the expiration of any Interest Period applicable to LIBOR Rate Loans, the Borrowers have failed to select timely a new Interest Period to be applicable to LIBOR Rate Loans or at the election of the Required Lenders if any Default or Event of Default then exists, the Borrowers shall be deemed to have elected to convert such LIBOR Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d) The Collateral Agent will promptly notify each Lender of its receipt of a Notice of Continuation/Conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

(e) There may not be more than five different LIBOR Rate Loans in effect hereunder at any time.

2.3      Maximum Interest Rate. In no event shall any interest rate provided for hereunder exceed the maximum rate legally chargeable by the Lenders under applicable law with respect to loans of the type provided for hereunder (the "Maximum Rate"). To the extent permitted by applicable law, if, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 2.3, have been paid or accrued if the interest rate otherwise set forth in this Agreement had at all times been in effect, then the Borrowers shall, to the extent permitted by applicable law, pay the Collateral Agent, for the account of the Lenders, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rate otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement. If a court of competent jurisdiction determines that the Collateral Agent and/or any Lender has received interest and other charges hereunder in excess of the Maximum Rate, to the extent permitted by applicable law such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, in the inverse order of maturity, and if there are no Obligations outstanding, the Collateral Agent and/or such Lender shall refund to the Borrowers’ Agent such excess.

2.4      Closing and Other  Fees. The Borrowers agree to pay the Agents, on the due dates therefor, such closing and other fees as set forth in the Fee Letter.

2.5      Unused Line Fee. On the first day of each month and on the Termination Date, the Borrowers agree to pay (a) to the Collateral Agent, for the account of the Lenders, in accordance with their respective Pro Rata Shares, an unused line fee (the "Unused Line Fee") equal to one-half of one percent (0.50%) per annum times the amount by which the Maximum Revolver Amount exceeded the sum of the average daily outstanding amount of Revolving Loans and the average daily undrawn face amount of outstanding Letters of Credit during the immediately preceding month (or shorter period if calculated for the first month hereafter or on the Termination Date). The Unused Line Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. All principal payments received by the Collateral Agent shall be deemed to be credited to the Loan Account immediately upon receipt for purposes of calculating the Unused Line Fee pursuant to this Section 2.5.

2.6      Letter of Credit Fee. The Borrowers agree to pay (a) to the Collateral Agent, for the account of the Lenders, in accordance with their respective Pro Rata Shares, for each Letter of Credit, a fee (the "Letter of Credit Fee") equal to the Applicable Margin for LIBOR Revolving Loans per annum multiplied by the undrawn face amount of each Letter of Credit, (b) to the Collateral Agent for the benefit of the Letter of Credit Issuer a fronting fee of one-eighth of one percent (0.125%) per annum of the undrawn face amount of each Letter of Credit, and (c) to the Letter of Credit Issuer, all customary costs, fees and expenses of the Letter of Credit Issuer in connection with the application for, processing of, issuance of, or amendment to any Letter of Credit. The Letter of Credit Fee shall be payable monthly in arrears on the first day of each month following any month in which a Letter of Credit is outstanding and on the Termination Date. The Letter of Credit Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

ARTICLE 3
PAYMENTS AND PREPAYMENTS

3.1      Revolving Loans. The Borrowers shall repay the outstanding principal balance of the Revolving Loans, plus all accrued but unpaid interest thereon, on the Termination Date. The Borrowers may prepay Revolving Loans at any time, and reborrow, subject to the terms of this Agreement. In addition, and without limiting the generality of the foregoing, upon demand the Borrowers shall pay to the Collateral Agent, for account of the Lenders, the amount, without duplication, by which the Aggregate Revolver Outstandings, the Aggregate Miller Revolver

Outstandings or the Aggregate RoadOne Revolver Outstandings exceeds any applicable limit set forth in Section 1.2 or elsewhere in this Agreement.

3.2      Reduction and Termination of Facility.

(a)     Reduction and Termination of RoadOne Revolving Credit Facility.

(i)     The RoadOne Borrowers may from time to time permanently reduce the Maximum RoadOne Revolver Amount in whole or in part (in minimum aggregate amounts of $5,000,000 or in integral multiples of $5,000,000 in excess thereof), upon five (5) Business Days’ prior irrevocable written notice to the Collateral Agent; provided, however, (A) no such reduction shall be made which would cause the Aggregate Revolver Outstandings or Aggregate RoadOne Revolver Outstandings to exceed any applicable limit set forth in this Agreement, unless, concurrently with such reduction, the Revolving Loans are repaid to the extent necessary to eliminate such excess, and (B) no such reduction shall be made which would cause the Maximum Revolver Amount to be less than $60,000,000. The Collateral Agent shall promptly notify each Lender of receipt by the Collateral Agent of any notice from the Borrowers pursuant to this Section 3.2(a)(i) and each Lender’s Commitment shall be reduced on the effective date of any such reduction based on such Lender’s Pro Rata Share. Upon any reduction of the Maximum RoadOne Revolver Amount, the amount of the Maximum Revolver Amount and the Total Facility shall each automatically reduce in a corresponding amount.

(ii)     The RoadOne Revolving Credit Facility and the Lenders’ Commitments to make Revolving Loans thereunder shall terminate upon the Transition Date. The Collateral Agent shall promptly notify each Lender and the Borrowers’ Agent of the termination of the RoadOne Revolving Credit Facility in accordance with this Section 3.2(a)(ii). Upon the termination of the RoadOne Revolving Credit Facility, each Lender’s Commitment shall be reduced based on such Lender’s Pro Rata Share. Upon any termination of the RoadOne Revolving Credit Facility, the amount of the Maximum Revolver Amount and the Total Facility shall each automatically reduce in a corresponding amount.

(b)     Termination of Total Facility. The Borrowers may terminate this Agreement upon at least ten (10) Business Days’ notice to the Collateral Agent and the Lenders, upon (a) the payment in full of all outstanding Revolving Loans, together with accrued interest thereon, and the cancellation and return of all outstanding Letters of Credit (or the delivery to the Letter of Credit Issuer of Supporting Letters of Credit with respect thereto), (b) the prepayment in full of the Term Loans, together with accrued and unpaid interest thereon, (c) the payment of the early termination fee set forth below, (d) the payment in full in cash of all reimbursable expenses and other Obligations, and (e) with respect to any LIBOR Rate Loans prepaid, payment of the amounts due under Section 4.4, if any. If this Agreement is terminated at any time prior to the Stated Termination Date, whether pursuant to this Section or pursuant to Section 9.2, the Borrowers shall pay to the Collateral Agent, for the account of the Lenders, an early termination fee determined in accordance with the following table:

Period during which early termination occurs	Early Termination Fee
On or prior to the first Anniversary Date	4% of the Maximum Revolver Amount (after giving effect to any prior reductions thereof in accordance with Section 3.2(a)) plus the outstanding principal balance of the Term Loan
After the first Anniversary Date but on or prior to the second Anniversary Date	3% of the Maximum Revolver Amount (after giving effect to any prior reductions thereof in accordance with Section 3.2(a)) plus the outstanding principal balance of the Term Loan
After the second Anniversary Date but prior to the Stated Termination Date	1% of the Maximum Revolver Amount (after giving effect to any prior reductions thereof in accordance with Section 3.2(a)) plus the outstanding principal balance of the Term Loan

3.3      Repayment of the Term Loans. The Borrowers agree to repay the principal of the Term Loans to the Collateral Agent, for the account of the Lenders, as set forth in Section 1.3.

3.4      Prepayments of the Loans.

(a)     The Borrowers may prepay the principal of the Term Loans in whole or in part, at any time and from time to time, upon at least five (5) Business Days’ prior written notice to the Collateral Agent. All voluntary prepayments of the principal of the Term Loans shall be accompanied by the payment of all accrued but unpaid interest on the Term Loans to the date of prepayment. Any voluntary prepayment of less than all of the outstanding principal of the Term Loans shall be applied to the installments of principal of the Term Loans in the inverse order of maturity. Amounts prepaid in respect of the Term Loans may not be reborrowed.

(b)     Immediately upon receipt by any Borrower or any of its Subsidiaries of proceeds of any Asset Disposition, the Borrowers shall apply the Net Proceeds therefrom as follows:

(i)     First, all Net Senior Creditor Proceeds arising from Accounts and Fleet Vehicles shall be applied to the Obligations under the RoadOne Revolving Credit Facility in accordance with the terms of Section 3.8;

(ii)     Second, all Net Senior Creditor Proceeds arising from Fixed Assets shall be applied to the Obligations under the Term Loan in accordance with Section 3.4(d);

(iii)     Third, all Required Payments shall be paid in full;

(iv)     Fourth, provided such payment is permitted under Section 7.14(b), all Net Junior Creditors’ Proceeds shall be paid to the Junior Creditors’ Agent to the extent of the outstanding Subordinated Debt in accordance with the provisions of Section 5.4; and

(v)     Fifth, all remaining amounts shall be applied to the Obligations in accordance with Section 3.4(d).

(c)     In the event that, at any time after the Closing Date, Parent or any of its Subsidiaries issues capital stock or other securities pursuant to a public offering (other than an offering of Permitted Refinancing Stock), no later than the second Business Day following the date of receipt of the proceeds from such issuance, the Borrowers shall (i) apply such proceeds, net of underwriting discounts and commissions and other reasonable costs associated therewith, to the prepayment of the Loans, and (ii) deliver to the Collateral Agent a certificate of a Designated Financial Officer demonstrating the net proceeds required to be paid to the Loans.

(d)     All prepayments of the Term Loan required to be made under clauses (b) and (c) above (together with all proceeds from any Fixed Asset disposition permitted under Section 7.9(f) to the extent the Borrowers do not reinvest the proceeds therefrom as set forth in Section 7.9(f)) shall be applied to principal installments of the Term Loan in the inverse order of their maturities, then to accrued interest and other amounts due with respect to the Term Loan, and then to other Obligations as set forth in Section 3.8.

(e)     No provision contained in this Section 3.4 shall constitute a consent to an asset disposition that is otherwise not permitted by the terms of this Agreement.

3.5      LIBOR Rate Loan Prepayments. In connection with any prepayment, if any LIBOR Rate Loans are prepaid prior to the expiration date of the Interest Period applicable thereto, the Borrowers shall pay to the Lenders the amounts described in Section 4.4.

3.6      Payments by the Borrowers.

(a)     All payments to be made by the Borrowers shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrowers shall be made to the Collateral Agent for the account of the Lenders, at the account designated by the Collateral Agent and shall be made in Dollars and in immediately available funds, no later than 12:00 noon (Atlanta, Georgia time) on the date specified herein. Any payment received by the Collateral Agent after such time shall be deemed (for purposes of calculating interest only) to have been received on the following Business Day and any applicable interest shall continue to accrue.

(b)     Subject to the provisions set forth in the definition of "Interest Period", whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

3.7      Payments as Revolving Loans.    At the election of the Collateral Agent, all payments of principal, interest, reimbursement obligations in connection with Letters of Credit, fees, premiums, reimbursable expenses and other sums payable hereunder, may be paid from the proceeds of Revolving Loans made hereunder. The Borrowers hereby irrevocably authorize the Collateral Agent to charge the Loan Account for the purpose of paying all amounts from time to time due hereunder and agrees that all such amounts charged shall constitute Revolving Loans (including Non-Ratable Loans and Agent Advances).

3.8      Apportionment, Application and Reversal of Payments.    Principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender) and payments of the fees shall, as applicable, be apportioned ratably among the Lenders, except for fees payable solely to the Agents and the Letter of Credit Issuer and except as provided in Section 11.1(b). All payments shall be remitted to the Collateral Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Accounts or other Collateral received by the Collateral Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities or expense reimbursements then due to the Agents or the Letter of Credit Issuer from the Borrowers; second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers; third, to pay interest due in respect of all Loans, including Non-Ratable Loans and Agent Advances; fourth, to pay or prepay principal of the Non-Ratable Loans and Agent Advances; fifth, to pay or prepay principal of the Revolving Loans (other than Non-Ratable Loans and Agent Advances) and unpaid reimbursement obligations in respect of Letters of Credit; sixth, to pay or prepay principal of the Term Loans; seventh, to pay an amount to the Letter of Credit Issuer equal to all outstanding Letter of Credit Obligations to be held as cash collateral for such Obligations; and eighth, to the payment of any other Obligation (including any amounts relating to Bank Products) due to the Agents or any Lender by the Borrowers. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrowers, or unless an Event of Default has occurred and is continuing, neither the Collateral Agent nor any Lender shall apply any payments which it receives to any LIBOR Rate Loan, except (a) on the expiration date of the Interest Period applicable to any such LIBOR Rate Loan, or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans and, in any event, the Borrowers shall pay LIBOR breakage losses in accordance with Section 4.4. The Collateral Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

3.9      Indemnity for Returned Payments.      If, after receipt of any payment which is applied to the payment of all or any part of the Obligations, either Agent, any Lender, the Letter of Credit Issuer, CIT or any Affiliate of CIT (each such Person, a "Receiving Party") is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Receiving Party and the Borrowers shall be liable to pay to the Receiving Party, and hereby do indemnify the Receiving Party and hold the Receiving Party harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 3.9 shall be and remain effective notwithstanding any contrary action which may have been taken by the Receiving Party in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Receiving Party’s rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 3.9 shall survive the termination of this Agreement.

3.10      Collateral Agents’ and Lenders’ Books and Records; Monthly Statements.      The Collateral Agent shall record the principal amount of the Loans owing to each Lender, the undrawn face amount of all outstanding Letters of Credit and the aggregate amount of unpaid reimbursement obligations outstanding with respect to the Letters of Credit from time to time on its books. In addition, each Lender may note the date and amount of each payment or prepayment of principal of such Lender’s Loans in its books and records. Failure by the Collateral Agent or any Lender to make such notation shall not affect the obligations of the Borrowers with respect to the Loans or the Letters of Credit. The Borrowers agree that the Collateral Agent’s and each Lender’s books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall, absent manifest error, constitute rebuttably presumptive proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. The Collateral Agent will provide to the Borrowers’ Agent a monthly statement of Loans, payments, and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on the Borrowers and an account stated (except for reversals and reapplications of payments made as provided in Section 3.8 and corrections of errors discovered by the Collateral Agent), unless the Borrowers notify the Collateral Agent in writing to the contrary within forty-five (45) days after such statement is rendered. In the event a timely written notice of objections is given by the Borrowers, only the items to which exception is expressly made will be considered to be disputed by the Borrowers.

3.11     Borrowers’ Agent.      Each of the Borrowers other than Parent hereby appoints Parent, and Parent shall act under this Agreement, as the agent, attorney-in-fact and legal representative of such other Borrowers for all purposes, including requesting Loans and receiving account statements and other notices and communications to the Borrowers (or any of them) from the Collateral Agent or any Lender. The Collateral Agent, the Letter of Credit Issuer and the Lenders may rely, and shall be fully protected in relying, on any Notice of Borrowing, Notice of Conversion or Continuation, request for a Letter of Credit, disbursement instruction, report, information or any other notice or communication made or given by Parent, whether in its own name, as Borrowers’ Agent, on behalf of any other Borrower or on behalf of the "Borrowers", and neither the Collateral Agent nor the Letter of Credit Issuer or any Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such Notice, request, instruction, report, information, other notice or communications, nor shall the joint and several character of the Borrowers’ obligations hereunder be affected, provided, that the provisions of this Section 3.11 shall not be construed so as to preclude any Borrower from taking actions permitted to be taken by a "Borrower" hereunder.

3.12      Joint and Several Liability.

(a)     Joint and Several Liability. All Loans made to the Borrowers and all of the other Obligations of the Borrowers, including all interest, fees and expenses with respect thereto and all indemnity and reimbursement obligations hereunder, shall constitute one joint and several direct and general obligation of all of the Borrowers. Notwithstanding anything to the contrary contained herein, each of the Borrowers shall be jointly and severally, with each other Borrower, directly and unconditionally, liable for all Obligations, it being understood that the advances to each Borrower inure to the benefit of all Borrowers, and that the Collateral Agent, the Letter of Credit Issuer and the Lenders are relying on the joint and several liability of the Borrowers as co-makers in extending the Loans hereunder and issuing Letters of Credit. Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest on, any Obligation, it will forthwith pay the same, without notice or demand, unless such payment is then prohibited by applicable law (provided such Obligation shall not be extinguished by any such prohibition).

(b)     No Reduction in Obligations. No payment or payments made by any of the Borrowers or any other Person or received or collected by the Collateral Agent, the Letter of Credit Issuer or any Lender from any of the Borrowers or any Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of each Borrower under this Agreement, which shall remain liable for the Obligations until the Obligations are paid in full and the Commitment is terminated.

3.13     Obligations Absolute.   Each Borrower agrees that the Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Collateral Agent, the Letter of Credit Issuer or any Lender with respect thereto, unless such payment is then prohibited by applicable law (provided such Obligation shall not be extinguished by any such prohibition.) All Obligations shall be conclusively presumed to have been created in reliance hereon. The liabilities under this Agreement shall be absolute and unconditional irrespective of: (a) any lack of validity of enforceability of any Loan Document or any other agreement or instrument relating thereto; (b) any change in the time, manner or place of payments of, or in any other term of, all or any part of the Obligations, or any other amendment or waiver thereof or any consent to departure therefrom, including any increase in the Obligations resulting from the extension of additional credit to any Borrower or otherwise; (c) any taking, exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations; (d) any change, restructuring or termination of the corporate structure or existence of any Borrower; or (e) any other circumstance which otherwise constitute a defense available to, or a discharge of, any Borrower. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Collateral Agent, the Letter of Credit Issuer or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

3.14     Waiver of Suretyship Defenses.     Each Borrower agrees that the joint and several liability of the Borrowers provided for in Section 3.12 shall not be impaired or affected by any modification, supplement, extension or amendment of any contract of agreement to which the other Borrowers may hereafter agree (other than an agreement signed by the Collateral Agent and the Lenders specifically releasing such liability), nor by any delay, extension of time, renewal, compromise or other indulgence granted by the Collateral Agent or any Lender with respect to any of the Obligations, nor by any other agreements or arrangements whatever with the other Borrowers or with anyone else, each Borrower hereby waiving all notice of such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if it had expressly agreed thereto in advance. The liability of each Borrower is direct and unconditional as to all of the Obligations, and may be enforced without requiring the Collateral Agent or any Lender first to resort to any other right, remedy or security. Each Borrower hereby expressly waives promptness, diligence, notice of acceptance and any other notice (except to the extent expressly provided for herein or in another Loan Document) with respect to any of the Obligations, this Agreement or any other Loan Documents and any requirement that the Collateral Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral, including any rights any Borrower may otherwise have under O.C.G.A. &sec; 10-7-24 or any successor statute or any analogous statute in any jurisdiction under the laws of which any Borrower is incorporated or in which any Borrower conducts business.

3.15     Contribution and Indemnification among the Borrowers.      Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an "Accommodation Payment"), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s "Allocable Amount" (as defined below) and the denominator of which the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the "Allocable Amount" of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower "insolvent" within the meaning of Section 101(31) of Title 11 of the United States Code entitled "Bankruptcy" (the "Bankruptcy Code"), Section 2 of the Uniform

Fraudulent Transfer Act (the "UFTA"), Section 2 of the Uniform Fraudulent Conveyance Act ("UFCA"), or Section 18-2-22 of the Official Code of Georgia Annotated, (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 4 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification and reimbursement under this Section 3.15 shall be subordinate in right of payment to the prior payment in full of the Obligations.

ARTICLE 4
TAXES, YIELD PROTECTION AND ILLEGALITY

4.1      Taxes.

(a)     Any and all payments by the Borrowers to each Lender or the Agents under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Borrowers shall pay all Other Taxes.

(b)     The Borrowers agree to indemnify and hold harmless each Lender and the Agents for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by any Lender or Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within fifteen (15) days after the date such Lender or Agent makes written demand therefor.

(c)     If any Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or Agent, then:

(i)     the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender or Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii)     the Borrowers shall make such deductions and withholdings;

(iii)     the Borrowers shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv) the Borrowers shall also pay to each Lender or Agent for the account of such Lender or Agent, at the time interest is paid, all additional amounts which the respective Lender specifies as necessary to preserve the after-tax yield such Lender or Agent would have received if such Taxes or Other Taxes had not been imposed.

(d)     At the Collateral Agent’s request, within thirty (30) days after the date of any payment by the Borrowers of Taxes or Other Taxes, the Borrowers shall furnish the Collateral Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Collateral Agent.

(e)     If the Borrowers are required to pay additional amounts to any Lender pursuant to subsection (c) of this Section, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by the Borrowers which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

4.2      Illegality.

(a)     If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make LIBOR Rate Loans, then, on notice thereof by that Lender to the Borrowers’ Agent through the Collateral Agent, any obligation of that Lender to make LIBOR Rate Loans shall be suspended until that Lender notifies the Collateral Agent and the Borrowers’ Agent that the circumstances giving rise to such determination no longer exist.

(b)     If a Lender determines that it is unlawful to maintain any LIBOR Rate Loan, the Borrowers shall, upon the Borrowers’ Agent’s receipt of notice of such fact and demand from such Lender (with a copy to the Collateral Agent), prepay in full such LIBOR Rate Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 4.4, either on the last day of the Interest Period thereof, if that Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if that Lender may not lawfully continue to maintain such LIBOR Rate Loans. If the Borrowers are required to so prepay any LIBOR Rate Loans, then concurrently with such prepayment, the Borrowers shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

4.3      Increased Costs and Reduction of Return.

(a)     If any Lender determines that due to either (i) the introduction of or any change in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Rate Loans, then the Borrowers shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Collateral Agent), pay to the Collateral Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs. Payment by the Borrowers under this Section 4.3(a) shall be made within fifteen (15) days after the date such Lender makes written demand therefor.

(b)     If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender or any corporation or other entity controlling such Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation or other entity controlling such Lender and (taking into consideration such Lender’s or such corporation’s or other entity’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Borrowers through the Collateral Agent, the Borrowers shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase. Payment by the Borrowers under this Section 4.3(b) shall be made within fifteen (15) days after the date such Lender makes written demand therefor.

4.4     Funding Losses.     The Borrowers shall reimburse each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a)     the failure of any Borrower to make on a timely basis any payment of principal of any LIBOR Rate Loan;

(b)     the failure of any Borrower to borrow, continue or convert a LIBOR Rate Loan after any Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Continuation/Conversion; or

(c)     the prepayment or other payment (including after acceleration thereof) of any LIBOR Rate Loans on a day that is not the last day of the relevant Interest Period;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by any Lender in connection with the foregoing.

4.5      Inability to Determine Rates.      If the Collateral Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or that the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Collateral Agent will promptly so notify the Borrowers’ Agent and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until the Collateral

Agent revokes such notice in writing. Upon receipt of such notice, the Borrowers may revoke any Notice of Borrowing or Notice of Continuation/Conversion then submitted by them. If the Borrowers do not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrowers, in the amount specified in the applicable notice submitted by the Borrowers, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBOR Rate Loans.

4.6      Certificates of the Collateral Agent.     If any Lender claims reimbursement or compensation under this Article 4, the affected Lender shall determine the amount thereof and shall deliver to the Borrowers’ Agent (with a copy to the Collateral Agent) a certificate setting forth in reasonable detail the amount payable to the affected Lender, and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.

4.7      Survival.      The agreements and obligations of the Borrowers in this Article 4 shall survive the payment of all other Obligations.

ARTICLE 5
BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES

5.1      Books and Records.     The Borrowers shall maintain, at all times, correct and complete books, records and accounts in which complete, correct and timely entries are made of their transactions in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a). The Borrowers shall, by means of appropriate entries, reflect in such accounts and in all Financial Statements proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of property and bad debts, all in accordance with GAAP. The Borrowers shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as the Collateral Agent shall reasonably require, including, but not limited to, records of (a) all payments received and all credits and extensions granted with respect to the Accounts, and (b) the return, rejection, repossession, stoppage in transit, loss, damage, or destruction of any Inventory.

5.2      Financial Information.     The Borrowers shall promptly furnish to each Lender all such financial information as the Collateral Agent or any Lender shall reasonably request. Without limiting the foregoing, the Borrowers will furnish to each Lender, in such detail as the Collateral Agent or the Lenders shall request, the following:

(a)     As soon as available, but in any event not later than ninety (90) days after the close of each Fiscal Year, consolidated audited balance sheets, income statements, cash flow statements and changes in stockholders’ equity, and consolidating unaudited balance sheets, income statements and cash flow statements (such cash flow statements to be consolidated by business segment) for the Consolidated Parties for such Fiscal Year, and the accompanying notes thereto, setting forth in each case in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of the Consolidated Parties as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP. Such statements shall be examined in accordance with generally accepted auditing standards by and, in the case of such statements performed on a consolidated basis, accompanied by a report thereon unqualified in any respect of independent certified public accountants selected by the Borrowers and reasonably satisfactory to the Collateral Agent. The Borrowers, simultaneously with retaining such independent public accountants to conduct such annual audit, shall send a letter to such accountants, with a copy to the Collateral Agent, notifying such accountants that one of the primary purposes for retaining such accountants’ services and having audited financial statements prepared by them is for use by the Collateral Agent and the Lenders. The Borrowers hereby authorize the Collateral Agent to communicate directly with its certified public accountants and, by this provision, authorizes those accountants to disclose to the Collateral Agent any and all financial statements and other supporting financial documents and schedules relating to the Borrowers and to discuss directly with the Collateral Agent the finances and affairs of the Borrowers.

(b)     As soon as available, but in any event not later than thirty (30) days after the end of each month, unaudited balance sheets of the Consolidated Parties (by business segment) as at the end of such fiscal month, and statements of profits and losses and cash flows for the Consolidated Parties (by business segment) for such fiscal month and for the period from the beginning of the Fiscal Year to the end of such fiscal month, all in reasonable detail, fairly presenting the financial position and results of operations of the Consolidated Parties as at the date thereof and for such periods, and, in each case, in comparable form, figures for the corresponding period in the prior Fiscal Year and in the Borrowers’ budget, and prepared in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a), but subject to the absence of footnotes, the fact that such financial statements are not consolidated, and normal year-end adjustments. The Borrowers shall certify by a certificate signed by a Designated Financial Officer that all such statements have been prepared in accordance with GAAP and present fairly the Consolidated Parties’ financial position as at the dates thereof and its results of operations for the periods then ended, subject to the absence of footnotes, the fact that such financial statements are not consolidated, and normal year-end adjustments.

(c)     With each of the audited Financial Statements delivered pursuant to Section 5.2(a), a certificate of the independent certified public accountants that examined such statement to the effect that they have reviewed and are familiar with this Agreement and that, in examining such Financial Statements, they did not become aware of any fact or condition which then constituted a Default or Event of Default with respect to a financial covenant, except for those, if any, described in reasonable detail in such certificate.

(d)     As soon as available, but in any event not later than forty-five (45) days after the end of each fiscal quarter, consolidated and consolidating unaudited balance sheets of the Consolidated Parties as at the end of such fiscal quarter, and consolidated and consolidating unaudited income statements and cash flow statements for the Consolidated Parties (by business segment in the case of consolidating cash flow statements) for such fiscal quarter and for the period from the beginning of the Fiscal Year to the end of such fiscal quarter, all in reasonable detail, fairly presenting the financial position and results of operations of the Consolidated Parties as at the date thereof and for such periods, and, in each case, in comparable form, figures for the corresponding period in the prior Fiscal Year and in the Borrowers’ budget, and prepared in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a), but subject to the absence of footnotes and normal year-end adjustments. The Borrowers shall certify by a certificate signed by a Designated Financial Officer that all such statements have been prepared in accordance with GAAP and present fairly the Consolidated Parties’ financial position as at the dates thereof and its results of operations for the periods then ended, subject to normal year-end adjustments.

(e)     With each of the annual audited Financial Statements delivered pursuant to Section 5.2(a) and each of the Financial Statements delivered pursuant to Section 5.2(d), a certificate of a Designated Financial Officer, substantially in the form of Exhibit F, setting forth in reasonable detail the calculations required to establish that the Borrowers were in compliance with the covenants set forth in Sections 7.22 through 7.25 during the period covered in such Financial Statements and as at the end thereof. With each of the Financial Statements delivered pursuant to Sections 5.2(b) and (d), a certificate of a Designated Financial Officer, substantially in the form of Exhibit F, stating that, except as explained in reasonable detail in such certificate, (i) all of the representations and warranties of the Borrowers contained in this Agreement and the other Loan Documents are correct and complete in all material respects as at the date of such certificate as if made at such time, except for those that speak as of a particular date, (ii) the Borrowers are, at the date of such certificate, in compliance in all material respects with all of their respective covenants and agreements in this Agreement and the other Loan Documents, (iii) no Default or Event of Default then exists or existed during the period covered by the Financial Statements for such fiscal month, and (iv) in the case of each certificate delivered pursuant to Section 5.2(d), describing and analyzing in reasonable detail all material trends, changes, and developments in each and all Financial Statements (or certifying that such description and analysis is set forth in Parent’s 10-Q filing for such fiscal quarter then ending). If such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that a Default or Event of Default existed or exists, such certificate shall set forth what action the Borrowers have taken or propose to take with respect thereto.

(f)     No sooner than sixty (60) days and not less than thirty (30) days prior to the beginning of each Fiscal Year, annual forecasts by business segment (to include forecasted consolidated and consolidating balance sheets, income statements and cash flow statements, and forecasts of borrowing base availability) for the Consolidated Parties as at the end of and for each month of such Fiscal Year.

(g)     Promptly after the Collateral Agent’s request, a copy of each annual report or other filing filed with respect to each Plan of any Borrower.

(h)     Promptly upon the filing thereof, copies of all reports, if any, to or other documents filed by Parent or any of its Subsidiaries with the Securities and Exchange Commission under the Exchange Act (other than regularly scheduled reports such as 10-Qs and 10-Ks), and all reports, notices, or statements sent or received by Parent or any of its Subsidiaries to or from the holders of any equity interests of Parent (other than routine non-material correspondence sent by shareholders of Parent to Parent) or any such Subsidiary or of any Debt of Parent or any of its Subsidiaries registered under the Securities Act of 1933 or to or from the trustee under any indenture under which the same is issued.

(i)     As soon as available, but in any event not later than fifteen (15) days after Parent’s receipt thereof, a copy of all management reports and management letters prepared for any Borrower by any independent certified public accountants of the Borrowers.

(j)     Promptly after their preparation, copies of any and all proxy statements which Parent makes available to its shareholders.

(k)     If requested by the Collateral Agent, promptly after filing with the IRS, a copy of each tax return filed by Parent or by any of its Subsidiaries.

(l)     As soon as available, but in any event (i) within four (4) Business Days after the last Business Day of each calendar week, a Borrowing Base Certificate as of the last Business Day of such calendar week, and (ii) within thirty (30) days after the end of each month, a Borrowing Base Certificate as of the last day of such month, in each case together with all supporting information with respect thereto in accordance with Section 9 of the Security Agreement.

(m)     Such additional information as the Collateral Agent and/or any Lender may from time to time reasonably request regarding the financial and business affairs of Parent or any Subsidiary.

5.3     Notices to the Lenders.     The Borrowers shall notify the Collateral Agent and the Lenders in writing of the following matters at the following times:

(a)     Immediately after becoming aware of any Default or Event of Default;

(b)     Immediately after becoming aware of the assertion by the holder of any capital stock of Parent or of any Subsidiary, or the holder or holders of any Debt of Parent or any Subsidiary in a face amount in excess of $250,000 individually or $500,000 in the aggregate for Parent and the Subsidiaries, that a default exists with respect thereto or that Parent or such Subsidiary is not in compliance with the terms thereof, or the threat or commencement by such holder of any enforcement action because of such asserted default or non-compliance;

(c)     Immediately after becoming aware of any event or circumstance which could reasonably be expected to have a Material Adverse Effect;

(d)     Immediately after becoming aware of any pending or threatened action, suit, or proceeding, by any Person, or any pending or threatened investigation by a Governmental Authority, which could reasonably be expected to have a Material Adverse Effect;

(e)     Immediately after becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting Parent or any of its Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect;

(f)     Immediately after becoming aware of any violation of any law, statute, regulation, or ordinance of a Governmental Authority affecting Parent or any Subsidiary which could reasonably be expected to have a Material Adverse Effect;

(g)     Promptly after receipt of any notice of any violation by Parent or any of its Subsidiaries of any Environmental Law which could reasonably be expected to have a Material Adverse Effect or that any Governmental Authority has asserted in writing that Parent or any Subsidiary is not in compliance with any Environmental Law or is investigating Parent’s or such Subsidiary’s compliance therewith which could reasonably be expected to give rise to liability in excess of $100,000 or have a Material Adverse Effect;

(h)     Promptly after receipt of notice of any Environmental Claim or of any written notice that Parent or any of its Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant or that Parent or any Subsidiary is subject to investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to the Release or threatened Release of any Contaminant which, in either case, is reasonably likely to give rise to liability in excess of $100,000;

(i)     Promptly after receipt of any written notice of the imposition of any Environmental Lien against any property of Parent or any of its Subsidiaries;

(j)     Any change in any Borrower’s name, state of organization or state organization number, locations of Collateral, form of organization, trade names under which any Borrower will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, in each case at least thirty (30) days prior thereto;

(k)     Within ten (10) Business Days after any Borrower or any ERISA Affiliate knows or has reason to know, that an ERISA Event, or a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) which is reasonably likely to give rise to liability in excess of $250,000, has occurred, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto;

(l)     Upon request, or, in the event that such filing reflects a significant adverse change with respect to the matters covered thereby, within three (3) Business Days after the filing thereof with the PBGC, the DOL or the IRS, as applicable, copies of the following: (i) each annual report (form 5500 series), including Schedule B thereto, filed with the PBGC, the DOL or the IRS with respect to each Plan, (ii) a copy of each funding waiver request filed with the PBGC, the DOL or the IRS with respect to any Plan and all communications received by any Borrower or any ERISA Affiliate from the PBGC, the DOL or the IRS with respect to such request, and (iii) a copy of each other filing or notice filed with the PBGC, the DOL or the IRS, with respect to each Plan by either any Borrower or any ERISA Affiliate;

(m)     Upon request, copies of each actuarial report for any Plan or Multi-employer Plan and annual report for any Multi-employer Plan; and within three (3) Business Days after receipt thereof by any Borrower or any ERISA Affiliate, copies of the following: (i) any notices of the PBGC’s intention to terminate a Plan or to have a trustee appointed to administer such Plan; (ii) any favorable or unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code; or (iii) any notice from a Multi-employer Plan regarding the imposition of withdrawal liability;

(n)     Within three (3) Business Days after the occurrence thereof: (i) any changes in the benefits of any existing Plan which increase any Borrower’s annual costs with respect thereto by an amount in excess of $250,000, or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any ERISA Affiliate was not previously contributing; or (ii) any failure by any Borrower or any ERISA Affiliate to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; or

(o)     Within three (3) Business Days after any Borrower or any ERISA Affiliate knows or has reason to know that any of the following events has or will occur: (i) a Multi-employer Plan has been or will be terminated; (ii) the administrator or plan sponsor of a Multi-employer Plan intends to terminate a Multi-employer Plan; or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multi-employer Plan.

Each notice given under this Section shall describe the subject matter thereof in reasonable detail, and shall set forth the action that the Borrowers or the applicable Subsidiary, or any ERISA Affiliate, as applicable, has taken or proposes to take with respect thereto.

5.4 Subordinated Debt Certificate.      Not less than five (5) Business Days prior to any payment of any principal of, or interest or other amounts on, any Subordinated Debt, and as a condition precedent to making such payment, the Borrowers’ Agent shall deliver to the Collateral Agent a certificate of a Designated Financial Officer (a) stating that no Event of Default is in existence as of the date of the certificate or will be in existence as of the date of such payment, both with and without giving effect to the making of such proposed payment, (b) setting forth the amount of principal, interest and other amount proposed to be paid, (c) setting forth the Excess Availability as of the date of the certificate and as expected as of the date of such proposed payment, both with and without giving effect to the making of such proposed payment, (d) certifying that the proposed payment is permitted under Section 7.14(b) of this Agreement, and (e) in the case of any Permitted Payment of principal to be made in accordance with the terms of the Subordination Agreement pursuant to Section 7.14(b) of this Agreement, a detailed calculation of the amount of the proposed principal payment, including, (i) in the case of any payment to be made from the proceeds of RoadOne Dispositions in accordance with Section 3.4(b), a detailed calculation of the Net Junior Creditors’ Proceeds, and (ii) in the case of any regularly scheduled principal payment, a detailed calculation of the Fixed Charge Coverage Ratio for the twelve (12) fiscal month period most recently ended (or, in the case of the initial regularly scheduled principal payment, for the Stub Period (as defined in the definition of "Permitted Payments") and for the twelve (12) fiscal month period ending as of the last day of the Stub Period), both with and without giving effect to the making of the proposed payment (and the Borrowers shall provide with such certificate all such supporting information as the Collateral Agent may request in order to confirm and verify the accuracy of such calculations and the amount of the proposed payment).

ARTICLE 6
GENERAL WARRANTIES AND REPRESENTATIONS

The Borrowers warrant and represent to the Agents and the Lenders that, except as hereafter disclosed to and accepted by the Collateral Agent and the Required Lenders in writing:

6.1     Authorization, Validity, and Enforceability of this Agreement and the Loan Documents.      Each Borrower has the power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, to incur the Obligations, and to grant Liens upon and security interests in the Collateral to the Collateral Agent. Each Borrower has taken all necessary action (including obtaining approval of its stockholders, if necessary) to authorize its execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and the other Loan Documents to which it is a party have been duly executed and delivered by each Borrower, and constitute the legal, valid and binding obligations of each Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. Each Borrower’s execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party do not and will not conflict with, or constitute a violation or breach of, or result in the imposition of any Lien upon the property of such Borrower or any of its Subsidiaries, by reason of the terms of (a) any contract, mortgage, lease, agreement, indenture, or instrument to which such Borrower is a party or which is binding upon it, (b) any Requirement of Law applicable to such Borrower or any of its Subsidiaries, or (c) the certificate or articles of incorporation or by-laws or the limited liability company or limited partnership agreement of such Borrower or any of its Subsidiaries.

6.2      Validity and Priority of Security Interest.      The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the ratable benefit of the Collateral Agent, the Letter of Credit

Issuer and the Lenders, and such Liens constitute perfected and continuing Liens on all the Collateral, having priority over all other Liens on the Collateral (except for those Liens identified in clauses (a), (c), (d) and (e) of the definition of Permitted Liens), and are enforceable against each Borrower as security for all of the Obligations.

6.3     Organization and Qualification.      Each Borrower (a) is duly organized or incorporated and validly existing in good standing under the laws of the state of its organization or incorporation, (b) is qualified to do business and is in good standing in the jurisdictions set forth on Schedule 6.3 which are the only jurisdictions in which qualification is necessary in order for it to own or lease its property and conduct its business, except where such failure could not reasonably be expected to have a Material Adverse Effect, and (c) has all requisite power and authority to conduct its business and to own its property.

6.4      Corporate Name; Prior Transactions.      Except as set forth on Schedule 6.4, no Borrower has, during the past five (5) years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property outside of the ordinary course of business.

6.5      Subsidiaries and Affiliates.      Schedule 6.5 is a correct and complete list of the name and relationship to Parent of each and all of Parent’s Subsidiaries and other Affiliates. Each non-Borrower Subsidiary is (a) duly incorporated or organized and validly existing in good standing under the laws of its state of incorporation or organization set forth on Schedule 6.5, (b) qualified to do business and in good standing in each jurisdiction in which the failure to so qualify or be in good standing could reasonably be expected to have a material adverse effect on any such Subsidiary’s business, operations, prospects, property, or condition (financial or otherwise) and (c) has all requisite power and authority to conduct its business and own its property.

6.6      Financial Statements and Projections.

(a)     The Borrowers have delivered to the Agents and the Lenders the drafts of the audited balance sheet and related statements of income, retained earnings, cash flows, and changes in stockholders equity for the Consolidated Parties as of April 30, 2001, and for the Fiscal Year then ended, accompanied by the draft report thereon of the Borrower’s independent certified public accountants, Arthur Andersen LLP. All such financial statements have been prepared in accordance with GAAP, and present accurately and fairly in all material respects the financial position of the Consolidated Parties as at the dates thereof and their results of operations for the periods then ended.

(b)     The Latest Projections (attached hereto as Exhibit C in the case of the Latest Projections on the Closing Date) when submitted to the Lenders as required herein represent the Borrowers’ good faith estimate of the future financial performance of the Consolidated Parties for the periods set forth therein. The Latest Projections have been prepared on the basis of the assumptions set forth therein, which the Borrowers believe are fair and reasonable in light of current and reasonably foreseeable business conditions at the time submitted to the Lenders.

(c)     The pro forma balance sheet of the Consolidated Parties as at April 30, 2001, attached hereto as Exhibit C, presents fairly and accurately the Consolidated Parties’ financial condition as at such date after giving effect to the transactions contemplated by this Agreement, and has been prepared in accordance with GAAP.

6.7     Capitalization.      Schedule 6.7 sets forth, as of the Closing Date, the number of authorized shares of capital stock or similar equity interests of each Borrower and each Subsidiary of any Borrower, the number of such shares or other interests that are outstanding, and the names of the record and beneficial owners of all such shares of all Borrowers (other than Parent) and their Subsidiaries. All such issued and outstanding shares or other interests are validly issued, fully paid and non-assessable.

6.8     Solvency.      Each Borrower is Solvent prior to and after giving effect to the Borrowings to be made on the Closing Date and the issuance of the Letters of Credit to be issued on the Closing Date, and shall remain Solvent during the term of this Agreement.

6.9      Debt.      After giving effect to the making of the Borrowings to be made on the Closing Date and the issuance of the Letters of Credit to be issued on the Closing Date, the Consolidated Parties have no Debt, except (a) the Obligations, (b) Debt described on Schedule 6.9, and (c) other Permitted Debt.

6.10      Distributions.      Since April 30, 2001, no Distribution has been declared, paid, or made upon or in respect of any capital stock or other securities of Parent or any of its Subsidiaries, except for Distributions from Subsidiaries to Parent or other Borrowers.

6.11      Real Estate; Leases.      Schedule 6.11 sets forth, as of the Closing Date, a correct and complete list of all Real Estate owned by any Borrower and any of its Subsidiaries, all leases and subleases of real or personal property held by any Borrower as lessee or sublessee (other than leases of personal property as to which any Borrower is lessee or sublessee for which the value of such personal property in the aggregate is less than $500,000), and all leases and subleases of real or personal property held by any Borrower as lessor or sublessor. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and, to the Borrowers’ best knowledge, no default by any party to any such lease or sublease exists, which default could reasonably be expected to have a Material Adverse Effect. Each Borrower has good and marketable title in fee simple to the Real Estate identified on Schedule 6.11 as owned by such Borrower, or valid leasehold interests in all Real Estate designated therein as "leased" by such Borrower, and each Borrower has good, indefeasible, and merchantable title to all of its other property reflected on the April 30, 2001 Financial Statements delivered to the Agents and the Lenders, except as disposed of in the ordinary course of business or in accordance with the terms of this Agreement since the date thereof, free of all Liens except Permitted Liens.

6.12      Proprietary Rights.      Schedule 6.12 sets forth a correct and complete list of all of each Borrower’s Proprietary Rights. None of the Proprietary Rights is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.12. To the best of any Borrower’s knowledge, none of the Proprietary Rights infringes on or conflicts with any other

Person’s property, and no other Person’s property infringes on or conflicts with the Proprietary Rights, in each case, where such infringement could reasonably be expected to have a Material Adverse Effect. The Proprietary Rights described on Schedule 6.12 constitute all of the property of such type necessary to the current and anticipated future conduct of the Borrowers’ business.

6.13      Trade Names.      All trade names or styles under which any Borrower or any of its Subsidiaries will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, are listed on Schedule 6.13.

6.14      Litigation.      Except as set forth on Schedule 6.14, there is no pending, or to the best of any Borrower’s knowledge, threatened, action, suit, proceeding, or counterclaim by any Person, or to the best of any Borrower’s knowledge, investigation by any Governmental Authority, or any basis for any of the foregoing, which could reasonably be expected to have a Material Adverse Effect.

6.15      Labor Disputes.      Except as set forth on Schedule 6.15, as of the Closing Date (a) there is no collective bargaining agreement or other labor contract covering employees of any Borrower or any of its Subsidiaries, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) except in the case of any Foreign Subsidiary organized under the laws of France, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Borrower or any of its Subsidiaries or for any similar purpose, and (d) there is no pending or (to the best of any Borrower’s knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting any Borrower or its Subsidiaries or their employees.

6.16      Environmental Laws.      Except as otherwise disclosed on Schedule 6.16 and except for such failures, liabilities, violations and investigations (and, in the case of clause (f), for tanks, impoundments, materials and PCBs, and the presence thereof) which could not reasonably be expected to have a Material Adverse Effect:

(a)     Each Borrower and its Subsidiaries have complied in all material respects with all Environmental Laws and neither any Borrower nor any Subsidiary nor any of its presently owned real property or presently conducted operations, nor its previously owned real property or prior operations, is subject to any enforcement order from or liability agreement with any Governmental Authority or private Person respecting (i) compliance with any Environmental Law or (ii) any potential liabilities and costs or remedial action arising from the Release or threatened Release of a Contaminant.

(b)     Each Borrower and its Subsidiaries have obtained all permits necessary for their current operations under Environmental Laws, and all such permits are in good standing and each Borrower and its Subsidiaries are in compliance with all material terms and conditions of such permits.

(c)     Neither any Borrower nor any of its Subsidiaries, nor, to the best of any Borrower’s knowledge, any of its predecessors in interest, has in violation of applicable law stored, treated or disposed of any hazardous waste.

(d)     Neither any Borrower nor any of its Subsidiaries has received any summons, complaint, order or similar written notice indicating that it is not currently in compliance with, or that any Governmental Authority is investigating its compliance with, any Environmental Laws or that it is or may be liable to any other Person as a result of a Release or threatened Release of a Contaminant.

(e)     To the best of each Borrower’s knowledge, none of the present or past operations of any Borrower or its Subsidiaries is the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of a Contaminant.

(f)     There is not now, nor to the best of each Borrower’s knowledge has there ever been, on or in the Real Estate:

(1) any underground storage tanks or surface impoundments,

(2) any asbestos-containing material, or

(3) any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers or other equipment.

(g)     Neither any Borrower nor any of its Subsidiaries has filed any notice under any requirement of Environmental Law reporting a spill or accidental and unpermitted Release or discharge of a Contaminant into the environment.

(h)     Neither any Borrower nor any of its Subsidiaries has entered into any negotiations or settlement agreements with any Person (including the prior owner of its property) imposing material obligations or liabilities on any Borrower or any of its Subsidiaries with respect to any remedial action in response to the Release of a Contaminant or environmentally related claim.

(i) None of the products presently manufactured, distributed or sold by any Borrower or any of its Subsidiaries contain asbestos      containing material.

(j)     No Environmental Lien has attached to the Real Estate.

6.17      No Violation of Law.     Neither any Borrower nor any of its Subsidiaries is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it which violation could reasonably be expected to have a Material Adverse Effect.

6.18     No Default.      Neither any Borrower nor any of its Subsidiaries is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which any Borrower or such Subsidiary is a party or by which it is bound, which default could reasonably be expected to have a Material Adverse Effect.

6.19      ERISA Compliance.

(a)     Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of each Borrower, nothing has occurred which would cause the loss of such qualification. Each Borrower and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)     There are no pending or, to the best knowledge of any Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)     (i)     No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan; and (v) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6.20     Taxes.      Each Borrower and its Subsidiaries have filed all federal and other material tax returns and reports required to be filed, and have paid all federal and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable unless such unpaid taxes and assessments would constitute a Permitted Lien.

6.21     Regulated Entities.      None of the Borrowers, any Person "controlling" (as such term is defined in the Investment Company Act of 1940) any Borrower, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. No Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or law, or any other federal or state statute or regulation limiting its ability to incur indebtedness.

6.22      Use of Proceeds; Margin Regulations.      The proceeds of the Loans are to be used solely for working capital purposes and to repay Debt on the Closing Date. Neither any

Borrower nor any Subsidiary is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.23      Copyrights, Patents, Trademarks and Licenses, etc.     Each Borrower owns or is licensed or otherwise has the right to use all material patents, trademarks, service marks, trade names, copyrights, contractual franchises, licenses, rights of way, authorizations and other rights that are reasonably necessary for the operation of its businesses, without conflict with the rights of any other Person. To the best knowledge of each Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Borrower or any Subsidiary infringes upon any rights held by any other Person, where such infringement could reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of any Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.24      No Material Adverse Effect.     No Material Adverse Effect has occurred since April 30, 2001.

6.25      Full Disclosure.      None of the representations or warranties made by any Borrower or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Borrower or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Borrowers to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

6.26      Material Agreements.      Schedule 6.26 hereto sets forth as of the Closing Date all Chassis Floorplan Agreements and Repurchase Agreements to which any Borrower or any of its Subsidiaries is a party or is bound as of the date hereof.

6.27      Bank Accounts.      Schedule 6.27 contains a complete and accurate list of all bank accounts maintained by any Borrower with any bank or other financial institution.

6.28     Governmental Authorization.      No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Borrower or any of its Subsidiaries of this Agreement or any other Loan Document.

ARTICLE 7
AFFIRMATIVE AND NEGATIVE COVENANTS

Each Borrower covenants to the Agents and each Lender that so long as any of the Obligations remain outstanding or this Agreement is in effect:

7.1      Taxes and Other Obligations.      Each Borrower shall, and shall cause each of its Subsidiaries to, (a) file when due all tax returns and other reports which it is required to file; (b) pay, or provide for the payment, when due, of all taxes, fees, assessments and other governmental charges against it or upon its property, income and franchises, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and provide to the Collateral Agent and the Lenders, upon request, satisfactory evidence of its timely compliance with the foregoing; and (c) pay when due all Debt owed by it and all claims of materialmen, mechanics, carriers, warehousemen, landlords, processors and other like Persons, and all other indebtedness owed by it and perform and discharge in a timely manner all other obligations undertaken by it; provided, however, so long as the Borrowers have notified the Collateral Agent in writing, neither any Borrower nor any of its Subsidiaries need pay any tax, fee, assessment, or governmental charge (i) it is contesting in good faith by appropriate proceedings diligently pursued, (ii) as to which such Borrower or its Subsidiary, as the case may be, has established proper reserves as required under GAAP, and (iii) the nonpayment of which does not result in the imposition of a Lien (other than a Permitted Lien).

7.2      Legal Existence and Good Standing.      Except as permitted under Section 7.9(e), (f) and (g), each Borrower shall, and shall cause each of its Subsidiaries to, maintain its legal existence and its qualification and good standing in its jurisdiction of organization and in all other jurisdictions in which the failure to maintain such qualification or good standing could reasonably be expected to have a Material Adverse Effect.

7.3      Compliance with Law and Agreements; Maintenance of Licenses.      Each Borrower shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act and all Environmental Laws). Each Borrower shall, and shall cause each of its Subsidiaries to, obtain and maintain all licenses, permits, franchises, and governmental authorizations necessary to own its property and to conduct its business as conducted on the Closing Date, except where such failure to obtain or maintain could not reasonably be expected to have a Material Adverse Effect. No Borrower shall modify, amend or alter its certificate or articles of incorporation, or its limited liability company operating agreement or limited partnership agreement, as applicable, other than in a manner which does not adversely affect the rights of the Lenders or the Collateral Agent.

7.4      Maintenance of Property; Inspection of Property.

(a)     Each Borrower shall, and shall cause each of its Subsidiaries to, maintain all of its property necessary and useful in the conduct of its business, in good operating condition and repair, ordinary wear and tear excepted.

(b)     The Borrowers shall permit representatives and independent contractors of the Collateral Agent (accompanied by any Lender that elects to participate) to visit and inspect any of their properties, to examine their corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss their affairs, finances and accounts with their directors, officers and independent public accountants, at such reasonable times during normal business hours and as soon as may be reasonably desired, upon reasonable advance notice to the Borrowers’ Agent. The Borrowers shall be responsible for the expenses of the Collateral Agent and its representatives and independent contractors in connection with such visits and inspections, as set forth in Section 13.7(f); provided, however, (i) if no Event of Default exists, the Borrowers shall not be responsible for the expense of (A) more than four such inspections and audits per year conducted at the chief executive offices of the Borrowers or any other location where books and records relating to Accounts are located, (B) more than two such inspections and audits per year conducted at each manufacturing location of the Borrowers, and (C) more than one such inspection and audit per year conducted at each other office or location where Collateral is located, and (ii) when an Event of Default exists, the Collateral Agent or any Lender may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

(c)     The Borrowers shall cooperate with the Collateral Agent and its representatives and independent contractors (such cooperation to include the Borrowers making their books and records, Collateral and personnel available to the Collateral Agent and its representatives and independent contractors) in order to enable the Collateral Agent to obtain updated appraisals of the Fixed Assets (such appraisals to be prepared on a basis satisfactory to the Collateral Agent) whenever an Event of Default exists, and at such other times not more frequently than once a year as the Collateral Agent requests. The Collateral Agent shall select any and all appraisers in its sole discretion. The Borrowers will reimburse the Collateral Agent for all of its reasonable out-of-pocket costs and expenses actually incurred in connection with each such appraisal.

(d)     The Borrowers shall cooperate with the Collateral Agent and its representatives and independent contractors (such cooperation to include the Borrowers making their books and records, Collateral and personnel available to the Collateral Agent and its representatives and independent contractors) in order to enable the Collateral Agent to obtain an Appraisal of the Borrowers’ finished goods Inventory and Fleet Vehicles (a) on or before the Closing Date, and (b) at least every three months thereafter (or more often, if requested by the Collateral Agent, in its sole discretion during the existence of an Event of Default). The Collateral Agent shall select any and all appraisers in its sole discretion. The Borrowers will reimburse the Collateral Agent for all of its reasonable out-of-pocket costs and expenses actually incurred in connection with each such Appraisal.

7.5      Insurance.

(a)     Parent shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers having a rating of at least A+ or better by Best Rating Guide, insurance against loss or damage by fire with extended coverage; theft, burglary, pilferage and loss in transit; public liability and third party property damage; larceny, embezzlement or other criminal liability; business interruption; public liability and third party property damage; and such other hazards or of such other types as is customary for Persons engaged in the same or similar business, and in amounts consistent with past practices, and under policies, customary for Persons engaged in the same or similar business. Without limiting the foregoing, in the event that any improved Real Estate covered by the Mortgages is determined to be located within an area that has been identified by the Director of the Federal Emergency Management Agency as a Special Flood Hazard Area ("SFHA"), the applicable Borrower shall purchase and maintain flood insurance on the improved Real Estate and any Equipment and Inventory located on such Real Estate. The amount of said flood insurance will be reasonably determined by the Collateral Agent, and shall, at a minimum, comply with applicable federal regulations as required by the Flood Disaster Protection Act of 1973, as amended. The Borrowers shall also maintain flood insurance for their Inventory and Equipment which is, at any time, located in a SFHA.

(b)     Each Borrower shall cause the Collateral Agent, for the ratable benefit of the Collateral Agent, the Letter of Credit Issuer and the Lenders, to be named as secured party or mortgagee and sole loss payee or additional insured, in a manner acceptable to the Collateral Agent. Each policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty (30) days’ prior written notice to the Collateral Agent in the event of cancellation of the policy for any reason whatsoever and a clause or endorsement stating that the interest of the Collateral Agent shall not be impaired or invalidated by any act or neglect of any Borrower or any of its Subsidiaries or the owner of any Real Estate for purposes more hazardous than are permitted by such policy. All premiums for such insurance shall be paid by the Borrowers when due, and certificates of insurance and, if requested by the Collateral Agent or any Lender, photocopies of the policies, shall be delivered to the Collateral Agent. If any Borrower fails to procure such insurance or to pay the premiums therefor when due, the Collateral Agent may, and at the direction of the Required Lenders shall, do so from the proceeds of Revolving Loans.

7.6      Insurance and Condemnation Proceeds.      The Borrowers shall promptly notify the Collateral Agent and the Lenders of any loss, damage, or destruction to the Collateral, whether or not covered by insurance, in excess of $100,000. The Collateral Agent is hereby authorized to collect all insurance and condemnation proceeds in respect of Collateral (other than Collateral subject to a prior Permitted Lien permitted under clauses (i), (j), (k), (l) or (m) of the definition of "Permitted Liens") directly and to apply or remit them as follows:

(a)     With respect to insurance and condemnation proceeds relating to such Collateral other than Fixed Assets, after deducting from such proceeds the reasonable expenses, if any, incurred by the Collateral Agent in the collection or handling thereof, the Collateral Agent shall apply such proceeds, ratably, to the reduction of the Obligations in the order provided for in Section 3.8.

(b)     With respect to insurance and condemnation proceeds relating to such Collateral consisting of Fixed Assets, the Collateral Agent shall permit or require the Borrowers to use such proceeds, or any part thereof, to replace, repair, restore or rebuild the relevant Fixed Assets in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction so long as (i) no

Default or Event of Default has occurred and is continuing, (ii) the aggregate proceeds do not exceed $250,000 and (iii) the Borrowers first (A) provide the Collateral Agent and the Required Lenders with plans and specifications for any such repair or restoration which shall be reasonably satisfactory to the Collateral Agent and the Required Lenders and (B) demonstrate to the reasonable satisfaction of the Collateral Agent and the Required Lenders that the funds available to them will be sufficient to complete such project in the manner provided therein. In all other circumstances, the Collateral Agent shall apply such insurance and condemnation proceeds, ratably, to the reduction of the Obligations in the order provided for in Section 3.4(d).

7.7      Environmental Laws.

(a)     Each Borrower shall, and shall cause each of its Subsidiaries to, conduct its business in compliance with all Environmental Laws applicable to it, including those relating to the generation, handling, use, storage, and disposal of any Contaminant, except where such failure could not reasonably be expected to have a Material Adverse Effect. Each Borrower shall, and shall cause each of its Subsidiaries to, take prompt and appropriate action, in accordance with any applicable Environmental Law, to respond to any non-compliance or alleged non-compliance with Environmental Laws and shall promptly report to the Collateral Agent on such response.

(b)     Without limiting the generality of the foregoing, the Borrowers shall submit to the Collateral Agent and the Lenders annually, commencing on the first Anniversary Date, and on each Anniversary Date thereafter, an update of the status of each environmental compliance or liability issue that could be reasonably be expected to result in liabilities or costs in excess of $100,000 in the aggregate. The Collateral Agent or any Lender shall be provided, upon request, copies of any studies, audits, assessments or other reports prepared by any Borrower or Person and any communications by or between any Borrower or any Governmental Authority related to such environmental issue to determine whether each Borrower or any of its Subsidiaries is proceeding reasonably to correct, cure or contest in good faith any alleged non-compliance or environmental liability. Each Borrower shall, at the Collateral Agent’s or the Required Lenders’ request and at the Borrowers’ expense, (i) retain an independent environmental engineer acceptable to the Collateral Agent to evaluate the site, including tests if appropriate, where the non-compliance or alleged non-compliance with Environmental Laws which could reasonably be expected to result in liabilities or costs in excess of $10,000 with respect to any Real Estate owned by a RoadOne Borrower, or $100,000 with respect to any Real Estate owned by a Miller Borrower, has occurred and prepare and deliver to the Collateral Agent, in sufficient quantity for distribution by the Collateral Agent to the Lenders, a report setting forth the results of such evaluation, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof, and (ii) provide to the Collateral Agent and the Lenders a supplemental report of such engineer whenever the scope of any environmental problems which could reasonably be expected to result in liabilities or costs in excess of $10,000 with respect to any Real Estate owned by a RoadOne Borrower, or $100,000 with respect to any Real Estate owned by a Miller Borrower, or the response thereto or the estimated costs thereof, shall increase in any material respect.

(c)     The Collateral Agent and its representatives shall have the right at any reasonable time to enter and visit the Real Estate and any other place where any property of any Borrower is located for the purposes of observing or investigating the Real Estate and activities thereon, taking and removing soil or groundwater samples, and conducting tests on any part of the Real Estate, provided that the Borrowers shall not be responsible for the costs and expenses incurred in connection with such activities in the absence of an Event of Default. The Collateral Agent is under no duty, however, to visit or observe the Real Estate or to conduct tests, and any such acts by the Collateral Agent will be solely for the purposes of protecting the Collateral Agent’s Liens and preserving the Collateral Agent and the Lenders’ rights under the Loan Documents. No site visit, observation or testing by the Collateral Agent and the Lenders will result in a waiver of any default of any Borrower or impose any liability on the Collateral Agent or the Lenders. In no event will any site visit, observation or testing by the Collateral Agent be a representation that Contaminants are or are not present in, on or under the Real Estate, or that there has been or will be compliance or non-compliance with any Environmental Law. Neither any Borrower nor any other party is entitled to rely on any site visit, observation or testing by the Collateral Agent. The Collateral Agent and the Lenders owe no duty of care to protect any Borrower or any other party against, or, unless otherwise required by any applicable Environmental Law, to inform any Borrower or any other party of the presence of any Contaminants or any other adverse condition affecting the Real Estate. The Collateral Agent may in its discretion disclose to any Borrower or to any other party if so required by law any report or findings made as a result of, or in connection with, any site visit, observation or testing by the Collateral Agent. Each Borrower understands and agrees that the Collateral Agent makes no warranty or representation to any Borrower or any other party regarding the truth, accuracy or completeness of any such report or findings that may be disclosed. Each Borrower also understands that depending on the results of any site visit, observation or testing by the Collateral Agent and disclosed to any Borrower, such Borrower may have a legal obligation to notify one or more Governmental Authorities of the results, that such reporting requirements are site-specific, and are to be evaluated by such Borrower without advice or assistance from the Collateral Agent. In each instance, the Collateral Agent will give the Borrowers’ Agent reasonable notice before entering the Real Estate or any other place the Collateral Agent is permitted to enter under this Section 7.7(c). The Collateral Agent will make reasonable efforts to avoid interfering with the applicable Borrower’s use of the Real Estate or any other property in exercising any rights provided hereunder.

7.8      Compliance with ERISA.      Each Borrower shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) make all required contributions to any Plan subject to Section 412 of the Code, except to the extent the failure to make any such contribution could not reasonably be expected to result in liabilities to the Borrowers in excess of $250,000; (d) not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which could reasonably be expected to result in liabilities to the Borrowers in excess of $250,000; and (e) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

7.9      Mergers, Consolidations or Sales.      Neither any Borrower nor any of its Subsidiaries shall enter into any transaction of merger, reorganization, or consolidation, or transfer, sell, assign, lease, or otherwise dispose of all or any part of its property, or wind up, liquidate or dissolve, or agree to do any of the foregoing, except (a) for sales of Inventory to non-Affiliates in the ordinary course of its business, and for sales of Inventory in the ordinary course of business to Miller Borrowers that are distributors, (b) for sales of Inventory by the Miller Borrowers in the ordinary course of business to the Foreign Subsidiaries and the RoadOne Borrowers, provided that (i) the purchase price for such Inventory shall at least equal the Miller Borrowers’ cost with respect thereto and shall be due and payable within thirty (30) days after the date of such sale, and (ii) all such Inventory purchased by the Designated Subsidiaries shall be subject to the perfected first priority Lien of the Miller Borrowers in accordance with the terms of the Intercompany Security Documents, (c) for transfers of other assets in the ordinary course of business among the Miller Borrowers, provided that at all times the Agent’s Liens in such assets remain perfected, (d) for transfers of other assets in the ordinary course of business among the RoadOne Borrowers, provided that at all times the Agent’s Liens in such assets remain perfected, (e) for mergers of any Miller Borrower with and into another Miller Borrower, and mergers of any RoadOne Borrower with and into another RoadOne Borrower, (f) for sales or other dispositions of Fixed Assets in the ordinary course of business that are obsolete or no longer useable by the Borrowers or their Subsidiaries in their business with an orderly liquidation value not to exceed $100,000 in the aggregate in any Fiscal Year; provided, that (i) within one hundred twenty (120) days following each such Fixed Assets sale or disposition, the Borrowers shall either (A) reinvest the proceeds of that sale or disposition in other Fixed Assets or (B) apply such proceeds to the Loans in accordance with Sections 3.4(b) and (d), and (ii) Fixed Assets purchased with such proceeds shall be free and clear of all Liens, except the Agent’s Liens, (g) that RoadOne Borrowers (but not any Miller Borrower, except in the case of the sale of the capital stock of any RoadOne Borrower) may effect one or more Asset Dispositions, so long as (i) no Default or Event of Default exists or will result therefrom, (ii) all proceeds of such Asset Disposition are payable in cash at the time of the consummation of such Asset Disposition, (iii) all Net Proceeds therefrom are applied in accordance with Section 3.4(b), (iv) the Borrowers shall, after giving effect to such Asset Disposition, be in pro forma compliance with the minimum EBITDA covenant set forth in Section 7.24 (for purposes of this clause (iv), such EBITDA test shall be measured as of the most recently ended fiscal month for the twelve fiscal month period then ended and shall be calculated as if such Asset Disposition had been consummated on the first day of such twelve fiscal month period), (v) the Net Proceeds from any such Asset Disposition are not less than the Net Senior Creditor Proceeds plus the amount of the Required Payments; provided, that, with respect to any single Asset Disposition involving more than one category of Collateral described in the definition of "Net Senior Creditor Proceeds", this clause (v) shall be satisfied if the total Net Proceeds from such Asset Disposition equals or exceeds the sum of the amounts otherwise required under the definition of "Net Senior Creditor Proceeds" plus the amount of the Required Payments, and (vi) a Responsible Officer shall have delivered a certificate to the Collateral Agent containing the information and calculations necessary (in such detail as the Collateral Agent may reasonably request) to establish that such Asset Disposition is permitted hereunder, and (h) for sales or other dispositions of Fleet Vehicles in the ordinary course of business that are obsolete or no longer used or useful by the RoadOne Borrowers in their business, provided that the Collateral Agent may, in its discretion, make adjustments to the RoadOne Borrowing Base to reflect any such sale or disposition.

7.10      Distributions; Capital Change; Restricted Investments.      Neither any Borrower nor any of its Subsidiaries shall (a) directly or indirectly declare or make, or incur any liability to make, any Distribution, except (i) Distributions by any Subsidiary to its parent corporation, and (ii) so long as no Event of Default exists, Distributions in an aggregate amount not to exceed $100,000 by Parent to its shareholders constituting repurchases of fractional shares of stock by Parent in connection with the consummation of any reverse stock split, (b) make any change in its capital structure which could reasonably be expected to have a Material Adverse Effect, or (c) make any Restricted Investment.

7.11      Transactions Affecting Collateral or Obligations.      Neither any Borrower nor any of its Subsidiaries shall enter into any transaction which could be reasonably expected to have a Material Adverse Effect.

7.12      Guaranties.      Neither any Borrower nor any of its Subsidiaries shall make, issue, or become liable on any Guaranty, except (a) Guaranties of the Obligations, (b) Guaranties of Debt under the Junior Credit Agreement as long as such Debt is permitted under Section 7.13(d) and such Guaranties are subject to the terms of the Subordination Agreement, and (c) for the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

7.13      Debt.      Neither any Borrower nor any of its Subsidiaries shall incur or maintain any Debt, other than the following ("Permitted Debt"): (a) the Obligations; (b) Debt described on Schedule 6.9; (c) Capital Leases of Equipment and purchase money secured Debt incurred to purchase Equipment provided that (i) Liens securing the same attach only to the Equipment acquired by the incurrence of such Debt, and (ii) the aggregate amount of such Debt (including Capital Leases) outstanding does not exceed $5,000,000 at any time; (d) Subordinated Debt under the Junior Credit Agreement as long as the outstanding principal amount thereof does not exceed $14,000,000; (e) Debt evidencing a refunding, renewal or extension of the Debt described on Schedule 6.9; provided that (i) the principal amount thereof is not increased, (ii) the Liens, if any, securing such refunded, renewed or extended Debt do not attach to any assets in addition to those assets, if any, securing the Debt to be refunded, renewed or extended, (iii) no Person that is not an obligor or guarantor of such Debt as of the Closing Date shall become an obligor or guarantor thereof, and (iv) the terms of such refunding, renewal or extension are no less favorable to any Borrower, the Agents or the Lenders than the original Debt; (f) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (g) obligations of Parent incurred in the ordinary course of business consistent with past practices directly or indirectly guaranteeing any trade payables of Subsidiaries in an aggregate amount not to exceed $1,000,000 outstanding at any time; (h) to the extent approved by the Required Lenders in writing in their sole discretion, guarantee obligations of Parent incurred in the ordinary course of business directly or indirectly guaranteeing Debt of any purchaser of the assets or stock of a RoadOne Borrower in accordance with Section 7.9(g); (i) contingent inventory repurchase obligations incurred pursuant to a Repurchase Agreement with respect to floorplan financing for Independent Distributors, provided that the amount of such contingent obligations shall not exceed $30,000,000 in the aggregate at any time and any such Repurchase Agreement entered into after the date hereof has been approved by the Collateral Agent in accordance with Section 7.19; (j) contingent partial recourse obligations of Parent incurred pursuant to the Repurchase Agreement with NationsCredit Commercial Corporation with respect to floorplan financing for Independent Distributors, provided that the amount of such contingent obligations shall not exceed $1,000,000 in the aggregate at any time; (k) intercompany Debt permitted under clauses (e), (f), (g), and (h) of the definition of "Restricted Investment"; and (l) Permitted Refinancing Debt.

7.14      Prepayment; Amendments.

(a)     Neither any Borrower nor any of its Subsidiaries shall voluntarily prepay any Debt, except (i) that the Borrowers may prepay the Obligations in accordance with the terms of this Agreement, and (ii) for prepayments of intercompany Debt described in clauses (e), (f), (g) and (h) of the definition of "Restricted Investment".

(b)     No Borrower shall (i) make any payment of any amount owing under or with respect to the Junior Credit Agreement (including any payment of principal or interest), except in accordance with the terms of the Subordination Agreement pursuant to a Permitted Payment or a Permitted Refinancing, or (ii) enter into any amendment or modification of the Junior Credit Agreement except as permitted under Section 7.2 of the Subordination Agreement.

7.15      Transactions with Affiliates.      Except as set forth below, neither any Borrower nor any Subsidiary shall sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any Affiliate, or lend or advance money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any property, of any Affiliate, or become liable on any Guaranty of the indebtedness, dividends, or other obligations of any Affiliate. Notwithstanding the foregoing, the following shall be permitted: (a) transactions with Affiliates expressly permitted hereunder with respect to Affiliates, (b) transactions set forth on Schedule 7.15, (c) compensation and indemnity arrangements with officers, directors and employees in the ordinary course of business, and (d) the Borrowers and their Subsidiaries may engage in transactions with Affiliates in the ordinary course of business on terms no less favorable to the Borrowers and their Subsidiaries than would be obtained in a comparable arm’s-length transaction with a third party who is not an Affiliate. The terms of all such transactions shall be made available to the Collateral Agent upon request.

7.16      Investment Banking and Finder’s Fees.      Neither any Borrower nor any of its Subsidiaries shall pay or agree to pay, or reimburse any other party with respect to, any investment banking or similar or related fee, underwriter’s fee, finder’s fee, or broker’s fee to any Person in connection with this Agreement. Each Borrower shall defend and indemnify the Agents and the Lenders against and hold them harmless from all claims of any Person that any Borrower is obligated to pay for any such fees, and all costs and expenses (including attorneys’ fees) incurred by the Agents and/or any Lender in connection therewith.

7.17      Business Conducted.      The Borrowers shall not and shall not permit any of their Subsidiaries to, engage directly or indirectly, in any line of business other than the businesses in which the Borrowers are engaged on the Closing Date.

7.18      Liens.      Neither any Borrower nor any of its Subsidiaries shall create, incur, assume, or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except Permitted Liens.

7.19      Sale and Leaseback Transactions.      Neither any Borrower nor any of its Subsidiaries shall, directly or indirectly, enter into any arrangement with any Person providing for such Borrower or Subsidiary to lease or rent property that such Borrower or Subsidiary has sold or will sell or otherwise transfer to such Person.

7.20      New Subsidiaries.      No Borrower shall, directly or indirectly, organize, create, acquire or permit to exist any Subsidiary other than those listed on Schedule 6.5.

7.21      Fiscal Year.      The Borrowers shall not change their Fiscal Year from a fiscal year ending on April 30; provided, that, the Borrowers may elect to change their Fiscal Year to a fiscal year ending on December 31 or January 31 as long as the Borrowers provide the Collateral Agent at least thirty (30) days’ prior written notice thereof and, prior to the effectiveness of any such change, the Borrowers and the Required Lenders will agree in good faith to amend the financial covenants described in Sections 7.22 and 7.24 so as to equitably reflect any such change in the fiscal year end.

7.22      Capital Expenditures.      Neither any Borrower nor any of its Subsidiaries shall make or incur any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by the Borrowers and their Subsidiaries on a consolidated basis would exceed (a) $5,600,000 for the Fiscal Year ending on April 30, 2002, (b) $6,250,000 for the Fiscal Year ending on April 30, 2003, and (c) $6,750,000 for any Fiscal Year thereafter.

7.23      Fixed Charge Coverage Ratio.      The Consolidated Parties will maintain a Fixed Charge Coverage Ratio for each period of four consecutive fiscal quarters ended on the last day of each fiscal quarter of not less than (a) 1.0 to 1, in the case of the four fiscal quarter period ending on July 31, 2001, and (b) 1.1 to 1, in the case of each four fiscal quarter period ending thereafter.

7.24      EBITDA.      On a consolidated basis, the Consolidated Parties shall have EBITDA for each four fiscal quarter period ending during the periods set forth below of not less than the Applicable EBITDA Requirement:

Fiscal Quarters Ending	Initial EBITDA Requirement	Subsequent EBITDA Requirement

From the Closing Date through April 29, 2002	$18,500,000	$14,850,000
From April 30, 2002 through April 29, 2003	$21,000,000	$14,850,000

Fiscal Quarters Ending	Initial EBITDA Requirement	Subsequent EBITDA Requirement

From April 30, 2003 through April 29, 2004	$26,600,000	$17,100,000
From April 30, 2004 through April 29, 2005	$28,000,000	$17,650,000
Each fiscal quarter end thereafter	$30,000,000	$18,250,000

As used in this Section 7.24, "Applicable EBITDA Requirement" means (a) until the Transition Date, the Initial EBITDA Requirement set forth above, and (b) thereafter, the Subsequent EBITDA Requirement set forth above.

In addition, the Consolidated Parties shall have EBITDA (i) for the four consecutive fiscal quarter period ending on April 30, 2001 of at least $18,500,000, and (ii) for the fiscal quarter ending on April 30, 2001 of at least $5,000,000.

7.25      Minimum Excess Availability.

The Borrowers shall maintain (a) Excess Availability of not less than $5,000,000 at all times, (b) Miller Excess Availability of not less than $4,000,000 at all times, and (c) RoadOne Excess Availability of not less than $1,000,000 at all times.

7.26      Use of Proceeds.      The Borrowers shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (a) to purchase or carry Margin Stock, (b) to repay or otherwise refinance indebtedness of the Borrowers or others incurred to purchase or carry Margin Stock, (c) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (d) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

7.27     Hedge Agreements.      Within ninety (90) days after the Closing Date and continuing thereafter until the Obligations are paid in full and all Commitments are terminated, the Borrowers will put into place and maintain one or more Hedge Agreements, on terms acceptable to the Agents, with Bank of America or another financial institution reasonably acceptable to the Agents, the effect of which will be to place a limit upon the interest rate payable by the Borrowers with respect to at least $30,000,000 of Loans and loans constituting Subordinated Debt.

7.28     Banking Relationships.      In order to facilitate the administration of the Loans and this Agreement, the Borrowers shall maintain Bank of America as the Borrowers’ principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of the Borrowers’ business; provided, that, if Bank of America in its sole discretion elects not to provide such accounts and services for the Borrowers, the Borrowers shall arrange for and maintain such accounts and services with another bank acceptable to the Agents in their discretion.

7.29     Repurchase and Chassis Floorplan Agreements.      The Borrowers shall not (a) enter into any Repurchase Agreement or Chassis Floorplan Agreement after the date hereof, or (b) amend, modify or supplement any Repurchase Agreement or Chassis Floorplan Agreement that is in effect as of the date hereof, unless, in either case, (i) the Borrowers have delivered copies of any such Repurchase Agreement or Chassis Floorplan Agreement, or amendment, modification or supplement thereof, together with all other agreements, documents and instruments relating thereto, to the Collateral Agent at least five (5) Business Days prior to the proposed effective date of such Repurchase Agreement or Chassis Floorplan Agreement, or amendment, modification or supplement thereof, and (ii) the Collateral Agent shall have provided its written consent to the Borrowers’ Agent with respect thereto (such consent not to be unreasonably withheld or delayed).

7.30     Billing and Collections.      The Borrowers shall at all times maintain the Contract for Services dated as of December 10, 1999 by and among Road One, Inc. and the Profiles Company in full force and effect, or will make other arrangements with respect to the collection of the Accounts of the RoadOne Borrowers as may be reasonably acceptable to the Collateral Agent. In addition, so long as the Contract for Services is in effect, the Borrowers shall cause the Profiles Company Agreement to remain in full force and effect at all times.

7.31      Further Assurances.      The Borrowers shall execute and deliver, or cause to be executed and delivered, to the Collateral Agent and/or the Lenders such documents and agreements, and shall take or cause to be taken such actions, as the Collateral Agent or any Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

ARTICLE 8
CONDITIONS OF LENDING

8.1      Conditions Precedent to Making of Loans on the Closing Date.      The obligation of the Lenders to make the initial Revolving Loans and the Term Loans on the Closing Date, and the obligation of the Collateral Agent to cause the Letter of Credit Issuer to issue, and the Letter of Credit Issuer to issue, any Letter of Credit on the Closing Date, are subject to the following conditions precedent having been satisfied or waived in writing in a manner satisfactory to the Agents and each Lender:

(a)     This Agreement and the other Loan Documents shall have been executed by each party thereto and the Borrowers shall have performed and complied with all covenants, agreements and conditions contained herein and the other Loan Documents which are required to be performed or complied with by the Borrowers before or on such Closing Date.

(b)     Upon making the Loans on the Closing Date (including such Loans made to finance all fees due on the Closing Date or otherwise as reimbursement for fees, costs and expenses then payable under this Agreement) and with all its obligations current (and after deducting from the applicable Borrowing Bases all other fees and expenses incurred by the Borrowers in connection with the closing of this Agreement that are not paid at closing), the Borrowers shall have Excess Availability of at least $12,000,000, Miller Excess Availability of at least $6,000,000, and RoadOne Excess Availability of at least $6,000,000.

(c)     All representations and warranties made hereunder and in the other Loan Documents shall be true and correct as if made on such date.

(d)     No Default or Event of Default shall have occurred and be continuing after giving effect to the Loans to be made and the Letters of Credit to be issued on the Closing Date.

(e)     The Agents and the Lenders shall have received such opinions of counsel for the Borrowers and their Subsidiaries as the Agents or any Lender shall request, each such opinion to be in a form, scope, and substance reasonably satisfactory to the Agents, the Lenders, and their respective counsel.

(f)     The Collateral Agent shall have received title policies, in form and substance acceptable to the Collateral Agent, with respect to the Mortgages, or, in the Collateral Agent’s discretion, commitments for the issuance of such title policies containing only such exceptions as may be acceptable to the Collateral Agent and the Lenders, and such other items with respect to the Mortgages as the Collateral Agent deems appropriate, including such surveys as the Collateral Agent may require, provided that no title policies, title commitments or surveys will be required with respect to any owned Real Estate with an appraised fair market value of less than $150,000.

(g)     The applicable Borrowers shall have entered into the Junior Credit Agreement, in form and substance acceptable to the Agents and the Lenders, with the other parties thereto.

(h)     The Collateral Agent shall have received:

(i)     acknowledgment copies of proper financing statements, duly filed on or before the Closing Date under the UCC of all jurisdictions that the Collateral Agent may deem necessary or desirable in order to perfect the Agent’s Liens (or, in the Collateral Agent’s sole discretion, proper financing statements in appropriate form for filing under the UCC of all jurisdictions that the Collateral Agent may deem necessary or desirable in order to perfect the Agent’s Liens);

(ii)      duly executed UCC-3 Termination Statements and such other instruments, in form and substance satisfactory to the Collateral Agent, as shall be necessary to terminate and satisfy all Liens on the Property of the Borrowers and their Subsidiaries except Permitted Liens;

(iii)     the duly executed and delivered Custodial Administration Agreement, together with confirmation satisfactory to the Collateral Agent, in accordance with the terms thereof, that the Custodial Administrator holds in its possession all of the Existing Certificates of Title and that each such Existing Certificate of Title notes the Lien of the Existing Titled Collateral Agent as the only Lien thereon;

(iv)     landlord’s waiver and consent agreements, in form and substance satisfactory to the Collateral Agent, duly executed on behalf of each landlord of real property on which any books and records or computer hardware or software relating to Accounts is located;

(v)     such Blocked Account Agreements as shall be required by the Collateral Agent duly executed by the Borrowers and Clearing Bank with respect to each of the bank accounts identified on Schedule 6.27 as being subject to a Blocked Account Agreement; and

(vi)     the Subordination Agreement, duly executed by the parties thereto, in form and substance satisfactory to the Agents and the Lenders.

(i)     The Borrowers shall have paid all fees and expenses of the Agents and the Attorney Costs incurred in connection with any of the Loan Documents and the transactions contemplated thereby to the extent invoiced.

(j)     The Agents shall have received evidence, in form, scope, and substance, reasonably satisfactory to the Agents, of all insurance coverage as required by this Agreement.

(k)     All proceedings taken in connection with the execution of this Agreement, all other Loan Documents and all documents and papers relating thereto shall be satisfactory in form, scope, and substance to the Agents and the Lenders.

(l)     The Collateral Agent shall have received the duly executed and delivered Profiles Company Agreement.

(m)     The Agents’ receipt of (i) draft financial statements for the fiscal year ended April 30, 2001, as prepared by the Borrowers’ certified public accountants, in form and substance satisfactory to the Agents, which financial statements shall evidence EBITDA of at least $18,500,000 for the fiscal year ended April 30, 2001, and (ii) internally prepared financial statements for the fiscal quarter ended April 30, 2001, in form and substance satisfactory to the

Agents, which financial statements shall evidence EBITDA of at least $5,000,000 for the fiscal quarter ended April 30, 2001.

(n)     The Collateral Agent shall have received (i) a duly executed original of the Intercompany Security Documents Assignment, and (ii) a certified copy of all Intercompany Security Documents.

(o)     Without limiting the generality of the items described above, the Borrowers and each Person guarantying or securing payment of the Obligations shall have delivered or caused to be delivered to the Agents (in form and substance reasonably satisfactory to the Agents), the financial statements, instruments, resolutions, documents, agreements, certificates, opinions and other items set forth on the "Closing Checklist" delivered by the Administrative Agent (or its counsel) to the Borrowers’ Agent (or its counsel) prior to the Closing Date.

The acceptance by the Borrowers of any Loans made or Letters of Credit issued on the Closing Date shall be deemed to be a representation and warranty made by the Borrowers to the effect that all of the conditions precedent to the making of such Loans or the issuance of such Letters of Credit have been satisfied (unless waived in writing by the Lenders), with the same effect as delivery to the Agents and the Lenders of a certificate signed by a Responsible Officer of Parent, dated the Closing Date, to such effect.

Execution and delivery to the Administrative Agent by a Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender that (i) all conditions precedent in this Section 8.1 have been fulfilled to the satisfaction of such Lender, (ii) the decision of such Lender to execute and deliver to the Administrative Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on the Agents or any other Lender as to the satisfaction of any condition precedent set forth in this Section 8.1, and (iii) all documents sent to such Lender for approval consent, or satisfaction were acceptable to such Lender.

8.2      Conditions Precedent to Each Loan.      The obligation of the Lenders to make each Loan, including the initial Revolving Loans on the Closing Date and the Term Loans, and the obligation of the Collateral Agent to cause the Letter of Credit Issuer to issue, and the obligation of the Letter of Credit Issuer to issue, any Letter of Credit shall be subject to the further conditions precedent that on and as of the date of any such extension of credit:

(a)     The following statements shall be true, and the acceptance by any Borrower of any extension of credit shall be deemed to be a statement to the effect set forth in clauses (i), (ii) and (iii) with the same effect as the delivery to the Collateral Agent and the Lenders of a certificate signed by a Responsible Officer, dated the date of such extension of credit, stating that:

(i) The representations and warranties contained in this Agreement and the other Loan Documents are correct in all material respects on and as of the date of such extension of credit as though made on and as of such date, other than any such representation or warranty which relates to a specified prior date and except to the extent the Collateral Agent and the Lenders have been notified in writing by the Borrowers that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty; and

(ii)     No event has occurred and is continuing, or would result from such extension of credit, which constitutes a Default or an Event of Default; and

(iii)     No event has occurred and is continuing, or would result from such extension of credit, which has had or would have a Material Adverse Effect.

(b)     No such Borrowing or Letter of Credit shall cause the Borrowers to exceed Availability, the Miller Borrowers to exceed the Miller Availability, or the RoadOne Borrowers to exceed the RoadOne Availability, provided, however, that the foregoing conditions precedent are not conditions to each Lender participating in or reimbursing CIT or the Collateral Agent for such Lenders’ Pro Rata Share of any Non-Ratable Loan or Agent Advance made in accordance with the provisions of Sections 1.2(h) and (i).

ARTICLE 9
DEFAULT; REMEDIES

9.1      Events of Default.      It shall constitute an event of default ("Event of Default") if any one or more of the following shall occur for any reason:

(a)     any failure by the Borrowers to pay the principal of or interest or premium on any of the Obligations or any fee or other amount owing hereunder when due, whether upon demand or otherwise;

(b)     any representation or warranty made or deemed made by any Borrower in this Agreement or by any Borrower or any of its Subsidiaries in any of the other Loan Documents, any Financial Statement, or any certificate furnished by any Borrower or any of its Subsidiaries at any time to either Agent or any Lender shall prove to be untrue in any material respect as of the date on which made, deemed made, or furnished;

(c)     (i)     any default shall occur in the observance or performance of any of the covenants and agreements contained in Sections 5.2(l), 7.2, 7.4(b), (c) or (d), 7.5, 7.9 through 7.29, or Section 9 or 11 of the Security Agreement; (ii) any default shall occur in the observance or performance of any of the covenants and agreements contained in Section 5.2 (other than Sections 5.2(l)), 5.3 or 7.4(a) and such default shall continue for five (5) Business Days or more; (iii) any default shall occur in the observance or performance of any of the covenants or agreements contained in Section 7.30 and such default shall continue for sixty (60)

days or more after the earlier of knowledge thereof by a Responsible Officer of any Borrower or notice from any Agent or any Lender; or (iv) any default shall occur in the observance or performance of any of the other covenants or agreements contained in any other Section of this Agreement, any other Loan Document or any other agreement entered into at any time to which any Borrower or any Subsidiary and any Agent or any Lender are party (including in respect of any Bank Products), and such default shall continue for thirty (30) days or more after the earlier of knowledge thereof by a Responsible Officer of any Borrower or notice from any Agent or any Lender;

(d)     any default shall occur with respect to (i) the Debt under the Junior Credit Agreement (other than any defaults which result from operation of the payment blockage provisions in the Subordination Agreement), (ii) any other Debt (other than the Obligations) of any Borrower or any of its Subsidiaries in an outstanding principal amount which exceeds $250,000 individually or $500,000 in the aggregate, or (iii) any agreement or instrument under or pursuant to which any such Debt may have been issued, created, assumed, or guaranteed by any Borrower or any of its Subsidiaries, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holders of any such Debt to accelerate, the maturity of any such Debt; or any such Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

(e)     any Borrower or any of its Subsidiaries shall (i) file a voluntary petition in bankruptcy or file a voluntary petition or an answer or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for it or for all or any part of its property; (iii) make an assignment for the benefit of creditors; or (iv) be unable generally to pay its debts as they become due;

(f)     an involuntary petition shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement, consolidation or readjustment of the debts of any Borrower or any of its Subsidiaries or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and such petition or proceeding shall not be dismissed within sixty (60) days after the filing or commencement thereof or an order of relief shall be entered with respect thereto;

(g)     a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for any Borrower or any of its Subsidiaries or for all or any material part of its property shall be appointed or a warrant of attachment, execution or similar process shall be issued against any material part of the property of any Borrower or any of its Subsidiaries;

(h)     except as permitted in accordance with Section 7.9(e), (f) or (g), any Borrower or any of its Subsidiaries shall file a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any corporate action in furtherance thereof;

(i)     all or any material part of the property of the Borrowers and their Subsidiaries, taken as a whole, shall be nationalized, expropriated or condemned, seized or otherwise appropriated, or custody or control of such property or of any Borrower or such Subsidiary shall be assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect;

(j)     any Loan Document shall be terminated, revoked or declared void or invalid or unenforceable or challenged by any Borrower or any other Subsidiary;

(k)     one or more judgments, orders, decrees or arbitration awards is entered against one or more of the Borrowers or their Subsidiaries involving in the aggregate liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related or unrelated series of transactions, incidents or conditions, of $250,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;

(l)     any loss, theft, damage or destruction of any item or items of Collateral or other property of any Borrower or any Subsidiary occurs which could reasonably be expected to cause a Material Adverse Effect and is not adequately covered by insurance;

(m)     there is filed against any Borrower or any of its Subsidiaries any action, suit or proceeding under any federal or state racketeering statute (including the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (i) is not dismissed within one hundred twenty (120) days, and (ii) could reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral;

(n)     for any reason other than the failure of the Collateral Agent to take any action available to it to maintain perfection of the Agent’s Liens pursuant to the Loan Documents, any Loan Document ceases to be in full force and effect or any Agent’s Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected and prior to all other Liens (other than Permitted Liens set forth in clauses (a), (c), (d) and (e) of the definition thereof) or is terminated, revoked or declared void;

(o)     an ERISA Event shall occur with respect to a Pension Plan or Multi-employer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multi-employer Plan or the PBGC in an aggregate amount in excess of $250,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $250,000; or (iii) any Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multi-employer Plan in an aggregate amount in excess of $250,000; or

(p)     there occurs a Change of Control.

9.2      Remedies.

(a)     If a Default or an Event of Default exists, the Collateral Agent may, in its discretion, and shall, at the direction of the Required Lenders, do one or more of the following at any time or times and in any order, without notice to or demand on any Borrower: (i) reduce the Maximum Revolver Amount, or the advance rates against any Collateral used in computing the Borrowing Base, or reduce one or more of the other elements used in computing the Borrowing Base; (ii) restrict the amount of or refuse to make Revolving Loans; and (iii) restrict or refuse to provide Letters of Credit. If an Event of Default exists, the Collateral Agent shall, at the direction of the Required Lenders, do one or more of the following, in addition to the actions described in the preceding sentence, at any time or times and in any order, without notice to or demand on any Borrower: (A) terminate the Commitments and this Agreement; (B) declare any or all Obligations to be immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in Sections 9.1(e) or 9.1(f), the Commitments shall automatically and immediately expire and all Obligations shall automatically become immediately due and payable without notice or demand of any kind; (C) require the Borrowers to cash collateralize all outstanding Letter of Credit Obligations; and (D) pursue its other rights and remedies under the Loan Documents and applicable law.

(b)     If an Event of Default has occurred and is continuing: (i) the Collateral Agent shall have for the benefit of the Lenders, in addition to all other rights of the Collateral Agent and the Lenders, the rights and remedies of a secured party under the Loan Documents, the UCC and all other applicable laws; (ii) the Collateral Agent may, at any time, take possession of the Collateral and keep it on any Borrower’s premises, at no cost to the Collateral Agent or any Lender, or remove any part of it to such other place or places as the Collateral Agent may desire, or the Borrowers shall, upon the Collateral Agent’s demand, at the Borrowers’ cost, assemble the Collateral and make it available to the Collateral Agent at a place reasonably convenient to the Collateral Agent; and (iii) the Collateral Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Collateral Agent deems advisable, in its sole discretion, and may, if the Collateral Agent deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, the Borrowers agree that any notice by the Collateral Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to the Borrowers if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least five (5) Business Days prior to such action to the Borrowers’ Agent’s address specified in or pursuant to Section 13.8. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Collateral Agent or the Lenders receive payment, and if the buyer defaults in payment, the Collateral Agent may resell the Collateral without further notice to any Borrower. In the event the Collateral Agent seeks to take possession of all or any portion of the Collateral by judicial process, each Borrower irrevocably waives: (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Collateral Agent retain possession and not dispose of any Collateral until after trial or final judgment. Each Borrower agrees that the Collateral Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The proceeds of sale shall be applied first to all expenses of sale, including attorneys’ fees, and then to the Obligations. The Collateral Agent will return any excess to the Borrowers’ Agent and the Borrowers shall remain liable for any deficiency.

(c)     If an Event of Default occurs, each Borrower hereby waives all rights to notice and hearing prior to the exercise by the Collateral Agent of the Collateral Agent’s rights to repossess the Collateral without judicial process or to reply, attach or levy upon the Collateral without notice or hearing.

ARTICLE 10
TERM AND TERMINATION

10.1     Term and Termination.      The term of this Agreement shall end on the Stated Termination Date unless sooner terminated in accordance with the terms hereof. The Collateral Agent upon direction from the Required Lenders may terminate this Agreement without notice upon the occurrence and during the continuance of an Event of Default. Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations (including all unpaid principal, accrued and unpaid interest and any early termination or prepayment fees or penalties) shall become immediately due and payable and the Borrowers shall immediately arrange for the cancellation and return of Letters of Credit then outstanding (or, with the consent of the Collateral Agent and the Letter of Credit Issuer, the delivery to the Letter of Credit Issuer of Supporting Letters of Credit in accordance with Section 1.4(g)). Notwithstanding the termination of this Agreement, until all Obligations are indefeasibly paid and performed in full in cash, the Borrowers shall remain bound by the terms of this Agreement and shall not be relieved of any of its Obligations hereunder or under any other Loan Document, and the Agents, the Letter of Credit

Issuer and the Lenders shall retain all their rights and remedies hereunder (including the Agent’s Liens in and all rights and remedies with respect to all then existing and after-arising Collateral).

ARTICLE 11
AMENDMENTS; WAIVERs; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS

11.1      Amendments and Waivers.

(a)     No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Collateral Agent at the written request of the Required Lenders) and the Borrowers’ Agent and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders affected thereby and the Borrowers’ Agent and acknowledged by the Collateral Agent, do any of the following:

(i)     increase or extend the Commitment of any Lender;

(ii)     postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(iii)     reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;

(iv)     change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;

(v)     increase any of the percentages set forth in the definitions of the Miller Borrowing Base or RoadOne Borrowing Base;

(vi)     amend this Section or any provision of this Agreement providing for consent or other action by all Lenders;

(vii)     release Collateral other than as permitted by Section 12.11;

(viii)     change the definition of "Required Lenders"; or

(ix)     increase the Maximum Revolver Amount or Letter of Credit Subfacility;

provided, however, the Collateral Agent may, in its sole discretion and notwithstanding the limitations contained in clauses (v) and (ix) above and any other terms of this Agreement, make Agent Advances in accordance with Section 1.2(i); provided further, that no amendment, waiver or consent shall, unless in writing and signed by (A) the Collateral Agent, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document, (B) the Administrative Agent or Syndication Agent, affect the rights or duties of the Administrative Agent or Syndication Agent under this Agreement or any other Loan Document, or (C) the Letter of Credit Issuer, affect the rights or duties of the Letter of Credit Issuer under this Agreement or any other Loan Document; and, provided further, that Schedule 1.1 hereto (Commitments) may be amended from time to time by the Collateral Agent alone to reflect assignments of Commitments in accordance herewith.

(b)     If any fees are paid to the Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at the Agents’ election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.

(c)     If, in connection with any proposed amendment, waiver or consent (a "Proposed Change") requiring the consent of all Lenders, the consent of Required Lenders is obtained, but the consent of other Lenders is not obtained (any such Lender whose consent is not obtained being referred to as a "Non-Consenting Lender"), then, so long as the Agents are not Non-Consenting Lenders, at the Borrowers’ request, the Agents or an Eligible Assignee shall have the right (but not the obligation) with the Agents’ approval, to purchase from the Non-Consenting Lenders, and the Non-Consenting Lenders agree that they shall sell, all the Non-Consenting Lenders’ Commitments for an amount equal to the principal balances thereof and all accrued interest and fees with respect thereto through the date of sale pursuant to Assignment and Acceptance Agreement(s), without premium or discount.

11.2      Assignments; Participations.

(a)     Any Lender may, with the written consent of the Collateral Agent and, unless an Event of Default exists, Parent, in each case which consent shall not be unreasonably withheld, assign and delegate to one or more Eligible Assignees (provided that no consent of the Collateral Agent shall be required in connection with any assignment and delegation by a Lender to an Affiliate of such Lender) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of $5,000,000 (provided that, unless an assignor Lender has assigned and delegated all of its Loans and Commitments, no such assignment and/or delegation shall be permitted unless, after giving effect thereto, such assignor Lender retains a Commitment in a minimum amount of $5,000,000); provided, however, that the Borrowers and the Collateral Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrowers’ Agent and the Collateral Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrowers’ Agent and the Collateral Agent an Assignment and Acceptance in the form of Exhibit E ("Assignment and Acceptance"), and (iii) the assignor Lender or Assignee has paid to the Collateral Agent a processing fee in the amount of $3,500.

(b)     From and after the date that the Collateral Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations, including, but not limited to, the obligation to participate in Letters of Credit have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)     By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto or the attachment, perfection, or priority of any Lien granted by any Borrower to the Collateral Agent or any Lender in the Collateral; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Collateral Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Collateral Agent by the terms hereof, together with such powers, including the discretionary rights and incidental power, as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)     Immediately upon satisfaction of the requirements of Section 11.2(a), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)     Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of Parent (a "Participant") participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the

"originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrowers and the Collateral Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document except the matters set forth in Section 11.1(a)(i), (ii) and (iii), and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

(f)     Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR &sec;203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

ARTICLE 12
THE AGENTS

12.1      Appointment and Authorization.      Each Lender hereby designates and appoints CIT as its Collateral Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The Collateral Agent agrees to act as such on the express conditions contained in this Article 12. The provisions of this Article 12 are solely for the benefit of the Collateral Agent and the Lenders, and the Borrowers shall have no rights as a third party beneficiary of any of the provisions contained herein. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, the

Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Collateral Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including (a) the determination of the applicability of ineligibility criteria with respect to the calculation of the Borrowing Base, the Miller Borrowing Base and the RoadOne Borrowing Base, (b) the making of Agent Advances pursuant to Section 1.2(i), and (c) the exercise of remedies pursuant to Section 9.2, and any action so taken or not taken shall be deemed consented to by the Lenders.

12.2     Delegation of Duties.      The Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

12.3      Liability of the Collateral Agent.      None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Borrower or any Subsidiary or Affiliate of any Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower or any of any Borrower’s Subsidiaries or Affiliates.

12.4      Reliance by the Collateral Agent.      The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required

Lenders (or all Lenders if so required by Section 11.1) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

12.5      Notice of Default.      The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Collateral Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Collateral Agent will notify the Lenders of its receipt of any such notice. The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until the Collateral Agent has received any such request, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

12.6      Credit Decision.      Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Collateral Agent hereinafter taken, including any review of the affairs of any Borrower and its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Collateral Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and their Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for field examinations, asset appraisals and notices, reports and other documents expressly herein required to be furnished to the Lenders by the Collateral Agent, the Collateral Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower which may come into the possession of any of the Agent-Related Persons.

12.7      Indemnification.      Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), in accordance with their Pro Rata Shares, from and against any and all Indemnified Liabilities as such term is defined in Section 13.11; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Collateral Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Collateral Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Collateral Agent.

12.8      Agent in Individual Capacity.      CIT and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower and its Subsidiaries and Affiliates as though CIT were not the Collateral Agent hereunder and without notice to or consent of the Lenders. CIT or its Affiliates may receive information regarding any Borrower, its Affiliates and Account Debtors (including information that may be subject to confidentiality obligations in favor of a Borrower or such Subsidiary) and acknowledge that the Collateral Agent and CIT shall be under no obligation to provide such information to them. With respect to its Loans, CIT shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Collateral Agent, and the terms "Lender" and "Lenders" include CIT in its individual capacity.

12.9      Successor Collateral Agent.      The Collateral Agent may resign as Agent upon at least thirty (30) days’ prior notice to the Lenders and the Borrowers’ Agent, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. In the event CIT sells all of its Commitment and Loans as part of a sale, transfer or other disposition by CIT of substantially all of its loan portfolio, CIT shall resign as the Collateral Agent and such purchaser or transferee shall become the successor Collateral Agent hereunder. Subject to the foregoing, if the Collateral Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor collateral agent for the Lenders. If no successor collateral agent is appointed prior to the effective date of the resignation of the Collateral Agent, the Collateral Agent may appoint, after consulting with the Lenders and the Borrowers’ Agent, a successor collateral agent from among the Lenders. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the term "Collateral Agent" shall mean such successor collateral agent and the retiring Collateral Agent’s appointment, powers and duties as Collateral Agent shall be terminated. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Article 12 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

12.10      Withholding Tax.

(a)     If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S.

withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Collateral Agent, to deliver to the Collateral Agent:

(i)     if such Lender claims an exemption from, or a reduction of, withholding tax under a United States of America tax treaty, properly completed IRS Forms W-8BEN and W-8ECI before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

(ii)     if such Lender claims that interest paid under this Agreement is exempt from United States of America withholding tax because it is effectively connected with a United States of America trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

(iii)     such other form or forms as may be required under the Code or other laws of the United States of America as a condition to exemption from, or reduction of, United States of America withholding tax.

Such Lender agrees to promptly notify the Collateral Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b)     If any Lender claims exemption from, or reduction of, withholding tax under a United States of America tax treaty by providing IRS Form FW-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Lender, such Lender agrees to notify the Collateral Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrowers to such Lender. To the extent of such percentage amount, the Collateral Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.

(c)     If any Lender claiming exemption from United States of America withholding tax by filing IRS Form W-8ECI with the Collateral Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(d)      If any Lender is entitled to a reduction in the applicable withholding tax, the Collateral Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to the Collateral Agent, then the Collateral Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(e)     If the IRS or any other Governmental Authority of the United States of America or other jurisdiction asserts a claim that the Collateral Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Collateral Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Collateral Agent fully for all amounts paid, directly or indirectly, by the Collateral Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Collateral Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Collateral Agent.

12.11      Collateral Matters.

(a)     The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its sole discretion, to release any Agent’s Liens upon any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Borrowers of all Loans and reimbursement obligations in respect of Letters of Credit, and the termination of all outstanding Letters of Credit (whether or not any of such obligations are due) and all other Obligations (other than contingent indemnification Obligations under this Agreement for which no liability then exists); (ii) constituting property being sold or disposed of if the Borrowers certify to the Collateral Agent that the sale or disposition is made in compliance with Section 7.9 (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which the Borrowers owned no interest at the time the Lien was granted or at any time thereafter; or (iv) constituting property leased to a Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement. Except as provided above, the Collateral Agent will not release any of the Collateral Agent’s Liens without the prior written authorization of the Lenders; provided that the Collateral Agent may, in its discretion, release the Agent’s Liens on Collateral valued in the aggregate not in excess of $500,000 during each Fiscal Year. Upon request by the Collateral Agent or the Borrowers’ Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release any Agent’s Liens upon particular types or items of Collateral pursuant to this Section 12.11.

(b)     Upon receipt by the Collateral Agent of any authorization required pursuant to Section 12.11(a) from the Lenders of the Collateral Agent’s authority to release Agent’s Liens upon particular types or items of Collateral, and upon at least five (5) Business Days prior written request by the Borrowers’ Agent, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Collateral Agent’s Liens upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrowers in respect of)

all interests retained by the Borrowers, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(c)     The Collateral Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Borrowers or is cared for, protected or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given the Collateral Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Collateral Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

12.12      Restrictions on Actions by Lenders; Sharing of Payments.

(a)     Each of the Lenders agrees that it shall not, without the express consent of all other Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of all Lenders, set off against the Obligations, any amounts owing by such Lender to any Borrower or any accounts of any Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by the Collateral Agent, take or cause to be taken any action to enforce its rights under this Agreement or against any Borrower, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)     If at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of any Borrower to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Collateral Agent pursuant to the terms of this Agreement, or (ii) payments from the Collateral Agent in excess of such Lender’s ratable portion of all such distributions by the Collateral Agent, such Lender shall promptly (1) turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

12.13     Agency for Perfection.      Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions.

12.14      Payments by the Collateral Agent to Lenders.      All payments to be made by the Collateral Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds to each Lender pursuant to wire transfer instructions delivered in writing to the Collateral Agent on or prior to the Closing Date (or if such Lender is an Assignee, on the applicable Assignment and Acceptance), or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to the Collateral Agent. Concurrently with each such payment, the Collateral Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on the Revolving Loans, Term Loans or otherwise. Unless the Collateral Agent receives notice from the Borrowers’ Agent prior to the date on which any payment is due to the Lenders that the Borrowers will not make such payment in full as and when required, the Collateral Agent may assume that the Borrowers have made such payment in full to the Collateral Agent on such date in immediately available funds and the Collateral Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers have not made such payment in full to the Collateral Agent, each Lender shall repay to the Collateral Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

12.15      Settlement.

(a)     (i)     Each Lender’s funded portion of the Revolving Loans is intended by the Lenders to be equal at all times to such Lender’s Pro Rata Share of the outstanding Revolving Loans. Notwithstanding such agreement, the Collateral Agent, CIT, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by the Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Loans, the Non-Ratable Loans and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(ii)     The Collateral Agent shall request settlement ("Settlement") with the Lenders on at least a weekly basis, or on a more frequent basis at Agent’s election, (A) on behalf of CIT, with respect to each outstanding Non-Ratable Loan, (B) for itself, with respect to each Agent Advance, and (C) with respect to collections received, in each case, by notifying the Lenders of such requested Settlement by telecopy, telephone or other similar form of transmission, of such requested Settlement, no later than 12:00 noon (Atlanta, Georgia time) on the date of such requested Settlement (the "Settlement Date"). Each Lender (other than CIT, in the case of Non-Ratable Loans and the Collateral Agent in the case of Agent Advances) shall transfer the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the Non-Ratable Loans and Agent Advances with respect to each Settlement to the Collateral Agent, to the Collateral Agent’s account, not later than 2:00 p.m. (Atlanta, Georgia time), on the Settlement Date applicable thereto. Settlements may occur during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article 8 have then been satisfied. Such amounts made available to the Collateral Agent shall be applied against the amounts of the applicable Non-Ratable Loan or Agent Advance and, together with the portion of such Non-Ratable Loan or Agent Advance representing the Bank’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not transferred to the Collateral Agent by any Lender on the Settlement Date applicable thereto, the Collateral Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after the Settlement Date and thereafter at the Interest Rate then applicable to the Revolving Loans (A) on behalf of CIT, with respect to each outstanding Non-Ratable Loan, and (B) for itself, with respect to each Agent Advance.

(iii)     Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Collateral Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Collateral Agent has requested a Settlement with respect to a Non-Ratable Loan or Agent Advance), each other Lender (A) shall irrevocably and unconditionally purchase and receive from CIT or the Collateral Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Non-Ratable Loan or Agent Advance equal to such Lender’s Pro Rata Share of such Non-Ratable Loan or Agent Advance and (B) if Settlement has not previously occurred with respect to such Non-Ratable Loans or Agent Advances, upon demand by CIT or the Collateral Agent, as applicable, shall pay to CIT or the Collateral Agent, as applicable, as the purchase price of such participation an amount equal to one-hundred percent (100%) of such Lender’s Pro Rata Share of such Non-Ratable Loans or Agent Advances. If such amount is not in fact made available to the Collateral Agent by any Lender, the Collateral Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to Base Rate Revolving Loans.

(iv)     From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Non-Ratable Loan or Agent Advance pursuant to clause (iii) above, the Collateral Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Collateral Agent in respect of such Non-Ratable Loan or Agent Advance.

(v)     Between Settlement Dates, the Collateral Agent, to the extent no Agent Advances are outstanding, may pay over to CIT any payments received by the Collateral Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to CIT’s Revolving Loans including Non-Ratable Loans. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to CIT’s Revolving Loans (other than to Non-Ratable Loans or Agent Advances in which such Lender has not yet funded its purchase of a participation pursuant to clause (iii) above), as provided for in the previous sentence, CIT shall pay to the Collateral Agent for the accounts of the Lenders, to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, CIT with respect to Non-Ratable Loans, the Collateral Agent with respect to Agent Advances, and each Lender with respect to the Revolving Loans other than Non-Ratable Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by CIT, the Collateral Agent and the other Lenders.

(vi)     Unless the Collateral Agent has received written notice from a Lender to the contrary, the Collateral Agent may assume that the applicable conditions precedent set forth in Article 8 have been satisfied and the requested Borrowing will not cause the Borrowers to exceed Availability, Miller Availability or RoadOne Availability, as the case may be, on any Funding Date for a Revolving Loan or Non-Ratable Loan.

(b)     Lenders’ Failure to Perform. All Revolving Loans (other than Non-Ratable Loans and Agent Advances) shall be made by the Lenders simultaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loans hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Revolving Loans hereunder, (ii) no failure by any Lender to perform its obligation to make any Revolving Loans hereunder shall excuse any other Lender from its obligation to make any Revolving Loans hereunder, and (iii) the obligations of each Lender hereunder shall be several, not joint and several.

(c)     Defaulting Lenders. Unless the Collateral Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Collateral Agent that Lender’s Pro Rata Share of a Borrowing, the Collateral Agent may assume that each Lender has made such amount available to the Collateral Agent in immediately available funds on the Funding Date. Furthermore, the Collateral Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If any Lender has not transferred its full Pro Rata Share to the Collateral Agent in immediately available funds, and the Collateral Agent has transferred the corresponding amount to the Borrowers, on the Business Day following such Funding Date that Lender shall make such amount available to the Collateral Agent, together with interest at the Federal Funds Rate for that day. A notice by the Collateral Agent submitted to any Lender with respect to amounts owing shall be conclusive, absent manifest error. If each Lender’s full Pro Rata Share is transferred to the Collateral Agent as required, the amount transferred to the Collateral Agent shall constitute that Lender’s Revolving Loan for all purposes of this Agreement. If that amount is not transferred to the Collateral Agent on the Business Day following the Funding Date, the Collateral Agent will notify the Borrowers’ Agent of such failure to fund and, upon demand by the Collateral Agent, the Borrowers shall pay such amount to the Collateral Agent for the Collateral Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the Interest Rate applicable at the time to the Revolving Loans comprising that particular Borrowing. The failure of any Lender to make any Revolving Loan on any Funding Date (any such Lender, prior to the cure of such failure, being hereinafter referred to as a "Defaulting Lender") shall not relieve any other Lender of its obligation hereunder to make a Revolving Loan on that Funding Date. No Lender shall be responsible for any other Lender’s failure to advance such other Lenders’ Pro Rata Share of any Borrowing.

(d)     Retention of Defaulting Lender’s Payments. The Collateral Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Borrower to the Collateral Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Collateral Agent. In its discretion, the Collateral Agent may loan the Borrowers the amount of all such payments received or retained by it for the account of such Defaulting Lender. Any amounts so loaned to the Borrowers shall bear interest at the rate applicable to Base Rate Revolving Loans and for all other purposes of this Agreement shall be treated as if they were Revolving Loans, provided, however, that for purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a "Lender". Until a Defaulting Lender cures its failure to fund its Pro Rata Share of any Borrowing (A) such Defaulting Lender shall not be entitled to any portion of the Unused Line Fee and (B) the Unused Line Fee shall accrue in favor of the Lenders which have funded their respective Pro Rata Shares of such requested Borrowing and shall be allocated among such performing Lenders ratably based upon their relative Commitments. This Section shall remain effective with respect to such Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement. The terms of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by the Borrowers of their duties and obligations hereunder.

(e)     Removal of Defaulting Lender. At the Borrowers’ Agent’s request, the Collateral Agent or an Eligible Assignee reasonably acceptable to the Collateral Agent and the Borrowers shall have the right (but not the obligation) to purchase from any Defaulting Lender, and each Defaulting Lender shall, upon such request, sell and assign to the Collateral Agent or such Eligible Assignee, all of the Defaulting Lender’s outstanding Commitments hereunder. Such sale shall be consummated promptly after the Collateral Agent has arranged for a purchase by the Collateral Agent or an Eligible Assignee pursuant to an Assignment and Acceptance, and at a price equal to the outstanding principal balance of the Defaulting Lender’s Loans, plus accrued interest and fees, without premium or discount.

12.16      Letters of Credit; Intra-Lender Issues.

(a)     Notice of Letter of Credit Balance. On each Settlement Date the Collateral Agent shall notify each Lender of the issuance of all Letters of Credit since the prior Settlement Date.

(b)     Participations in Letters of Credit.

(i)     Purchase of Participations.      Immediately upon issuance of any Letter of Credit in accordance with Section 1.4(d), each Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation equal to such Lender’s Pro Rata Share of the face amount of such Letter of Credit (including all obligations of the Borrowers with respect thereto, and any security therefor or guaranty pertaining thereto).

(ii)     Sharing of Reimbursement Obligation Payments.     When- ever the Collateral Agent receives a payment from the Borrowers on account of reimbursement obligations in respect of a Letter of Credit as to which the Collateral Agent has previously received for the account of the Letter of Credit Issuer thereof payment from a Lender, the Collateral Agent shall promptly pay to such Lender such Lender’s Pro Rata Share of such payment from the Borrowers. Each such payment shall be made by the Collateral Agent on the next Settlement Date.

(iii)      Documentation.      Upon the request of any Lender, the Collateral Agent shall furnish to such Lender copies of any Letter of Credit, reimbursement agreements executed in connection therewith, applications for any Letter of Credit, and such other documentation as may reasonably be requested by such Lender.

(iv)      Obligations Irrevocable.      The obligations of each Lender to make payments to the Collateral Agent with respect to any Letter of Credit or with respect to their participation therein or with respect to the Revolving Loans made as a result of a drawing under a Letter of Credit and the obligations of the Borrower for whose account the Letter of Credit was issued to make payments to the Collateral Agent, for the account of the Lenders, shall be irrevocable and shall not be subject to any qualification or exception whatsoever, including any of the following circumstances:

(1)      any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(2)      the existence of any claim, setoff, defense or other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, the Agent, the Letter of Credit Issuer, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Borrower or any other Person and the beneficiary named in any Letter of Credit);

(3)      any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(4)      the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(5)     the occurrence of any Default or Event of Default; or

(6)     the failure of any Borrower to satisfy the applicable conditions precedent set forth in Article 8.

(c)     Recovery or Avoidance of Payments; Refund of Payments In Error. In the event any payment by or on behalf of any Borrower received by the Collateral Agent with respect to any Letter of Credit and distributed by the Collateral Agent to the Lenders on account of their respective participations therein is thereafter set aside, avoided or recovered from the Collateral Agent in connection with any receivership, liquidation or bankruptcy proceeding, the Lenders shall, upon demand by the Collateral Agent, pay to the Collateral Agent their respective Pro Rata Shares of such amount set aside, avoided or recovered, together with interest at the rate required to be paid by the Collateral Agent upon the amount required to be repaid by it. Unless the Collateral Agent receives notice from the Borrowers’ Agent prior to the date on which any payment is due to the Lenders that the Borrowers will not make such payment in full as and when required, the Collateral Agent may assume that the Borrowers have made such payment in full to the Collateral Agent on such date in immediately available funds and the Collateral Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers have not made such payment in full to the Collateral Agent, each Lender shall repay to the Collateral Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(d)     Indemnification by Lenders. To the extent not reimbursed by the Borrowers and without limiting the obligations of the Borrowers hereunder, the Lenders agree to indemnify the Letter of Credit Issuer ratably in accordance with their respective Pro Rata Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Letter of Credit Issuer in any way relating to or arising out of any Letter of Credit or the transactions contemplated thereby or any action taken or omitted by the Letter of Credit Issuer under any Letter of Credit or any Loan Document in connection therewith; provided that no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Letter of Credit Issuer. Without limitation of the foregoing, each Lender agrees to reimburse the Letter of Credit Issuer promptly upon demand for its Pro Rata Share of any costs or expenses payable by the Borrowers to the Letter of Credit Issuer, to the extent that the Letter of Credit Issuer is not promptly reimbursed for such costs and expenses by the Borrowers. The agreement contained in this Section shall survive payment in full of all other Obligations.

12.17      Concerning the Collateral and the Related Loan Documents.      Each Lender authorizes and directs the Collateral Agent to enter into the other Loan Documents, for the ratable benefit and obligation of the Collateral Agent and the Lenders. Each Lender agrees that any action taken by the Collateral Agent or Required Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Collateral

Agent or the Required Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders. The Lenders acknowledge that the Revolving Loans, Term Loans, Agent Advances, Non-Ratable Loans, Hedge Agreements, Bank Products and all interest, fees and expenses hereunder constitute one Debt, secured pari passu by all of the Collateral.

12.18      Field Audit and Examination Reports; Disclaimer by Lenders.     By signing this Agreement, each Lender:

(a)     is deemed to have requested that the Collateral Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a "Report" and collectively, "Reports") prepared by or on behalf of the Collateral Agent;

(b)     expressly agrees and acknowledges that neither CIT nor the Collateral Agent (i) makes any representation or warranty as to the accuracy of any Report, or (ii) shall be liable for any information contained in any Report;

(c)     expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Collateral Agent or CIT or other party performing any audit or examination will inspect only specific information regarding the Borrowers and will rely significantly upon the Borrowers’ books and records, as well as on representations of the Borrowers’ personnel;

(d)     agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and

(e)     without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Collateral Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend and hold the Collateral Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including Attorney Costs) incurred by the Collateral Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

12.19      Relation Among Lenders.      The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Collateral Agent) authorized to act for, any other Lender.

12.20      Co-Agents.

(a)     Existing Titled Collateral Agent. Pursuant to the Security Agreement, the Borrowers have granted a Lien in the Existing Titled Collateral to Bank of America, as Existing Titled Collateral Agent to secure the Obligations. Each Lender hereby designates and appoints Bank of America as its Existing Titled Collateral Agent and each Lender hereby irrevocably authorizes the Existing Titled Collateral Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers as are expressly delegated to it by the terms of this Agreement and any other Loan Document, together with such powers are reasonably incidental thereto.

(b)     Attorney-in-Fact. Bank of America hereby irrevocably authorizes and appoints the Collateral Agent as its attorney-in-fact to take all actions, and execute and deliver all agreements, title applications and amendments, UCC financing statements and amendments, and other documents and instruments, on behalf of Bank of America, as Existing Titled Collateral Agent, with respect to the Existing Titled Collateral and the Existing Certificates of Title, including (i) to deal exclusively with the Custodial Administrator on all matters relating to the Existing Titled Collateral and the Existing Certificates of Title pursuant to the Custodial Administration Agreement, (ii) to execute and file all title applications and amendments and all UCC financing statements and amendments on behalf and in the name of Bank of America, as Existing Titled Collateral Agent, as the Collateral Agent may reasonably deem necessary or appropriate in accordance with the terms of this Agreement in order to note or release the Lien of the Existing Titled Collateral Agent in the Existing Titled Collateral and the Existing Certificates of Title and to perfect, continue or release the Lien of the Existing Titled Collateral Agent in the Existing Titled Collateral and the Existing Certificates of Title, and (iii) to exercise all of the Existing Titled Collateral Agent’s rights and remedies with respect to the Existing Titled Collateral and the Existing Certificates of Title. In exercising its rights under this power of attorney, the Collateral Agent shall in all respects be entitled to the benefit of all of the other provisions of this Article 12, including all Lender indemnities set forth herein. The Borrowers agree that all rights and remedies of the Collateral Agent set forth in this Agreement and the Security Agreement with respect to "Collateral" shall include the Collateral Agent’s rights and remedies with respect to the Existing Titled Collateral and Existing Certificates of Title in accordance with this Section 12.20.

(c)     Limited Duties of Co-Agents. Without in any manner limiting the Lien of the Existing Titled Collateral Agent in the Existing Titled Collateral and the Existing Certificates and its rights and remedies with respect thereto, the parties hereto agree that Bank of America shall have no obligations, liabilities, responsibilities or duties under this Agreement, in its capacity as Existing Titled Collateral Agent, Administrative Agent or Syndication Agent. Bank of America shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on Bank of America in deciding to enter into this Agreement or in taking or not taking action hereunder.

(d)     Resignation as Existing Titled Collateral Agent. The Existing Titled Collateral Agent may resign as Existing Titled Collateral Agent upon at least thirty (30)

days’ prior notice to the Lenders, the Collateral Agent and the Borrowers’ Agent, such resignation to be effective upon the date set forth in such resignation notice. In the event Bank of America sells all of its Commitment and Loans as part of a sale, transfer or other disposition by Bank of America of substantially all of its loan portfolio, Bank of America shall resign as the Existing Titled Collateral Agent. Immediately upon the effectiveness of any such resignation, the Collateral Agent shall succeed to all the rights of the resigning Existing Titled Collateral Agent and the term "Existing Titled Collateral Agent" shall mean the Collateral Agent and the resigning Existing Titled Collateral Agent’s appointment as Existing Titled Collateral Agent shall be terminated. The Borrowers shall take all actions at their sole cost and expense as the Collateral Agent, as successor Existing Titled Collateral Agent, may deem necessary or appropriate in order to continue the perfection of the Existing Titled Collateral Agent’s Lien in the Existing Titled Collateral and the Existing Certificates of Title, including the execution and filing of all title applications and amendments and all UCC financing statements and amendments as the Collateral Agent may deem necessary or appropriate. After any resigning Existing Titled Collateral Agent’s resignation hereunder as Existing Titled Collateral Agent, the applicable provisions of this Article 12 shall continue to inure to its benefit as to all matters arising prior to its resignation as Existing Titled Collateral Agent under this Agreement.

(e)     New Titled Collateral. Each of the parties hereby acknowledges that, pursuant to the Security Agreement, the Collateral Agent has been granted a Lien in all hereafter arising Titled Collateral as security for the Obligations and that the Collateral Agent shall be noted as first lienholder on all certificates of title and other comparable documents relating to such hereafter arising Titled Collateral.

ARTICLE 13
MISCELLANEOUS

13.1      No Waivers; Cumulative Remedies.      No failure by the Collateral Agent or any Lender to exercise any right, remedy, or option under this Agreement or any present or future supplement thereto, or in any other agreement between or among any Borrower and the Collateral Agent and/or any Lender, or delay by the Collateral Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by the Collateral Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Collateral Agent or the Lenders on any occasion shall affect or diminish the Collateral Agent’s and each Lender’s rights thereafter to require strict performance by the Borrowers of any provision of this Agreement. The Collateral Agent and the Lenders may proceed directly to collect the Obligations without any prior recourse to the Collateral. The Collateral Agent’s and each Lender’s rights under this Agreement will be cumulative and not exclusive of any other right or remedy which the Collateral Agent or any Lender may have.

13.2      Severability.    The illegality or unenforceability of any provision of this Agreement or any Loan Document or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

13.3      Governing Law; Choice of Forum; Service of Process.

(a)     THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS, PROVIDED THAT PERFECTION ISSUES WITH RESPECT TO ARTICLE 9 OF THE UCC MAY GIVE EFFECT TO APPLICABLE CHOICE OR CONFLICT OF LAW RULES SET FORTH IN ARTICLE 9 OF THE UCC) OF THE STATE OF GEORGIA; PROVIDED THAT THE Collateral AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)     ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF GEORGIA OR OF THE UNITED STATES OF AMERICA LOCATED IN THE FULTON COUNTY, GEORGIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS, THE Collateral AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWERS, THE Collateral AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. NOTWITHSTANDING THE FOREGOING: (1) THE Collateral AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE Collateral AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS AND (2) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

(c) EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO THE BORROWERS’ AGENT AT ITS ADDRESS SET FORTH IN SECTION 13.8 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) BUSINESS DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS POSTAGE PREPAID. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE Collateral AGENT OR THE LENDERS TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.

13.4      WAIVER OF JURY TRIAL.    TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE BORROWERS, THE LENDERS AND THE COLLATERAL

AGENT EACH IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE BORROWERS, THE LENDERS AND THE Collateral AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

13.5      Survival of Representations and Warranties.      All of the Borrowers’ representations and warranties contained in this Agreement shall survive the execution, delivery, and acceptance thereof by the parties, notwithstanding any investigation by the Collateral Agent or the Lenders or their respective agents.

13.6      Other Security and Guaranties.      The Collateral Agent, may, without notice or demand and without affecting any Borrower’s obligations hereunder, from time to time: (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release or substitute any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

13.7      Fees and Expenses.      The Borrowers agree to pay to each Agent, for its benefit, on demand, all reasonable costs and expenses that such Agent pays or incurs in connection with the negotiation, preparation, syndication, consummation, administration, enforcement, and termination of this Agreement or any of the other Loan Documents, including: (a) Attorney Costs; (b) all reasonable costs and expenses (including reasonable and actual attorneys’ and paralegals’ fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and expenses of lien and title searches and title insurance; (d) taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, noting the Agent’s Liens on certificates of title, and other actions to perfect, protect, and continue the Agent’s Liens (including costs and expenses paid or incurred by each

 Agent in connection with the consummation of this Agreement); (e) sums paid or incurred to pay any amount or take any action required of the Borrowers under the Loan Documents that the Borrowers fail to pay or take; (f) costs of appraisals, inspections, and verifications of the Collateral, including travel, lodging, and meals for inspections of the Collateral and the Borrowers’ operations by the Collateral Agent plus the Collateral Agent’s charge of $750 per day (or portion thereof) for each Person retained or employed by the Collateral Agent for field examinations and audits and the preparation of reports thereof; and (g) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining Payment Accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral. In addition, the Borrowers agree to pay (i) on demand to the Collateral Agent, for its benefit, all costs and expenses incurred by the Collateral Agent (including Attorneys’ Costs), and (ii) to the Lenders (other than CIT), on demand, all reasonable and actual fees, expenses and disbursements incurred by such Lenders for one law firm retained by such Lenders, in each case, paid or incurred to obtain payment of the Obligations, enforce the Agent’s Liens, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Collateral Agent or any Lender arising out of the transactions contemplated hereby (including preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrowers. All of the foregoing costs and expenses shall be charged to the Loan Account as Revolving Loans as described in Section 3.7.

13.8      Notices.      Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (b) four (4) Business Days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (c) in the case of notice by such a telecommunications device, when properly transmitted, in each case addressed to the party to be notified as follows:

If to the Collateral Agent:

The CIT Group/Business Credit, Inc.
1200 Ashwood Parkway, Suite 150
Atlanta, Georgia 30338
Attention: Regional Credit Manager
Telecopy No.: 770-522-7673

with copies to:

The CIT Group/Commercial Services, Inc.
1211 Avenue of the Americas
New York, New York 10036
Attention: James Heed
Telecopy No.: 212-536-1328

If to the Administrative Agent or Syndication Agent:

Bank of America, N.A.
600 Peachtree Street, 5th Floor
Atlanta, GA 30308
Attention: Business Credit-Account Executive
Telecopy No.: 404-607-6437

with copies to:

Troutman Sanders LLP
600 Peachtree Street, 52nd Floor
Atlanta, GA 30308
Attention: Michael Leveille
Telecopy No.: 404-962-6615

If to the Borrowers or the Borrowers’ Agent:

Miller Industries, Inc.
8503 Hilltop Drive
Ooltewah, TN 37363
Attention: Chief Financial Officer
Telecopy No.: 423-238-6874

with copies to:

c/o Kilpatrick Stockton LLP
1100 Peachtree Street
Atlanta, GA 30309
Attention: General Counsel
Telecopy No.: 404-815-6555

If to a Lender:

To the address of such Lender set forth on the signature page hereto or on the Assignment and Acceptance for such Lender, as applicable or to such other address as each party may designate for itself by like notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

13.9      Waiver of Notices.      Unless otherwise expressly provided herein, each Borrower waives presentment, and notice of demand or dishonor and protest as to any instrument, notice of intent to accelerate the Obligations and notice of acceleration of the Obligations, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on any Borrower which the Collateral Agent or any Lender may elect to give shall entitle any Borrower to any or further notice or demand in the same, similar or other circumstances.

13.10      Binding Effect.      The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and assigns of the parties hereto; provided, however, that no interest herein may be assigned by any Borrower without prior written consent of the Collateral Agent and each Lender. The rights and benefits of the Collateral Agent and the Lenders hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the Obligations or any part thereof.

13.11      Indemnity of the Agents and the Lenders by the Borrowers.

(a)     To the fullest extent permitted by law, the Borrowers agree to defend, indemnify and hold the Agent-Related Persons, and each Lender, their parents, Affiliates and Subsidiaries and all of their respective officers, directors, employees, counsel, representatives, successors, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Collateral Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Indemnified Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement, any other Loan Document, or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Borrowers shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

(b)     To the fullest extent permitted by law, the Borrowers agree to indemnify, defend and hold harmless each Indemnified Person from any claim, demand, damages, penalties, fines, costs (including without limitation reasonable and actual attorneys’ fees and expenses), loss or other liability, of any type whatsoever (collectively, "Damages") imposed on, incurred by or asserted against any Indemnified Person, directly or indirectly, arising out of (i) the use, generation, manufacture, production, storage, Release, threatened Release, discharge, disposal or presence of any Contaminant relating to any Borrower’s operations, business or property, or (ii) any Damages arising from or related to any non-compliance or alleged non-compliance with any Environmental Laws with respect to any Borrower or Borrower’s operations, business or Property; provided, however, that such indemnity shall not apply to any Damages to the extent resulting from the willful misconduct of any Indemnified Person. This indemnity shall apply whether the Contaminant is on, under or about, or migrated from or originated at any Borrower’s property or operations or property leased to any Borrower, provided, that the Borrowers shall have no obligation hereunder to any indemnify any Person with respect to any loss or liability to the extent resulting from the gross negligence or willful misconduct of such Person.

13.12      Limitation of Liability.      NO CLAIM MAY BE MADE BY ANY BORROWER, ANY LENDER OR OTHER PERSON AGAINST ANY AGENT, ANY LENDER, OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, REPRESENTATIVES, AGENTS OR ATTORNEYS-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH BORROWER AND EACH LENDER HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

13.13      Final Agreement.      This Agreement and the other Loan Documents are intended by the Borrowers, the Agents and the Lenders to be the final, complete, and exclusive expression of the agreement between them. This Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof, except for the Fee Letter. No modification, rescission, waiver, release, or amendment of any provision of this Agreement or any other Loan Document shall be made, except by a written agreement signed by the Borrowers and a duly authorized officer of each of the Collateral Agent and the requisite Lenders.

13.14       Counterparts.      This Agreement may be executed in any number of counterparts, and by the Agents, each Lender and the Borrowers in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

13.15      Captions.      The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

13.16      Right of Setoff.      In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to any Borrower, any such notice being waived by the Borrowers to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or any Affiliate of such Lender to or for the credit or the account of any Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Collateral Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrowers’ Agent and the Collateral Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE ANY RIGHT OF SET-OFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY BORROWER HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE PRIOR WRITTEN UNANIMOUS CONSENT OF THE LENDERS.

13.17      Confidentiality.

(a)     The Borrowers hereby agree that the Agents and each Lender may prepare and disseminate "tombstone" and other similar advertising and promotional materials describing the credit accommodation entered into pursuant to this Agreement, including the names and addresses of the Borrowers, the amount of the credit facilities hereunder, and a general description of the Borrowers’ business.

(b)     Each Lender severally agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Borrowers and provided to the Collateral Agent or such Lender by or on behalf of the Borrowers, under this Agreement or any other Loan Document, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by the Collateral Agent or such Lender, or (ii) was or becomes available on a nonconfidential basis from a source other than the Borrowers, provided that such source is not bound by a confidentiality agreement with the Borrowers known to the Collateral Agent or such Lender; provided, however, that the Collateral Agent and any Lender may disclose such information (1) at the request or pursuant to any requirement of any Governmental Authority to which the Collateral Agent or such Lender is subject or in connection with an examination of the Collateral Agent or such Lender by any such Governmental Authority; (2) upon prior notice to the Borrowers’ Agent (unless otherwise prohibited by any such subpoena or court process), pursuant to subpoena or other court process; (3) when required to do so in accordance with the provisions of any applicable Requirement of Law; (4) to the extent reasonably required in connection with any litigation or proceeding (including, but not limited to, any bankruptcy proceeding) to which the Collateral Agent, any Lender or their respective Affiliates may be party; (5) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (6) to the extent necessary in such Lender’s judgment, to the Collateral Agent’s or such Lender’s independent auditors, accountants, attorneys and other professional advisors, provided that such independent auditors, accountants, attorneys and other professional advisors agree to keep such information confidential to the same extent required of the Collateral Agent and the Lenders hereunder; (7) to any prospective Participant or Assignee under any Assignment and Acceptance, actual or potential, provided that such prospective Participant or Assignee agrees to keep such information confidential to the same extent required of the Collateral Agent and the Lenders hereunder; (8) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which any Borrower is party or is deemed party with the Collateral Agent or such Lender, and (9) to its Affiliates, provided that such Lender shall cause any such Affiliate to keep such information confidential to the same extent required of such Lender hereunder.

13.18      Conflicts with Other Loan Documents.      Unless otherwise expressly provided in this Agreement (or in another Loan Document by specific reference to the applicable provision contained in this Agreement), if any provision contained in this Agreement conflicts with any provision of any other Loan Document, the provision contained in this Agreement shall govern and control.

(Signatures Begin On Next Page)

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

"PARENT" Miller Industries, Inc. By: /s/ Frank Madonia Frank Madonia Executive Vice President

"SUBSIDIARY MILLER BORROWERS"

APACO, INC.
B&B ASSOCIATED INDUSTRIES, INC.
CHEVRON, INC.
CENTURY HOLDINGS, INC.
CHAMPION CARRIER CORPORATION COMPETITION WHEELIFT, INC.
GOLDEN WEST TOWING EQUIPMENT INC.
KING AUTOMOTIVE & INDUSTRIAL EQUIPMENT, INC.
MID AMERICA WRECKER & EQUIPMENT SALES, INC. OF
     COLORADO
MILLER FINANCIAL SERVICES GROUP, INC.
MILLER/GREENEVILLE, INC.
MILLER INDUSTRIES DISTRIBUTING, INC.
MILLER INDUSTRIES INTERNATIONAL, INC.
MILLER INDUSTRIES TOWING EQUIPMENT INC.
PURPOSE, INC.
SONOMA CIRCUITS, INC.
SOUTHERN WRECKER CENTER, INC.
SOUTHERN WRECKER SALES, INC.

By:   /s/ Frank Madonia

        Frank Madonia
      Attorney-in-Fact of each entity listed above

"SUBSIDIARY ROADONE BORROWERS"

ACKERMAN WRECKER SERVICE, INC.
A-EXCELLENCE TOWING CO.
ALL AMERICAN TOWING SERVICES, INC.
ALLIED GARDENS TOWING, INC.
ALLIED TOWING AND RECOVERY, INC.
ALTAMONTE TOWING, INC.
ANDERSON TOWING SERVICE, INC.
ARROW WRECKER SERVICE, INC.
A TO Z ENTERPRISES, INC.
B-G TOWING, INC.
BEAR TRANSPORTATION, INC.
BEATY TOWING & RECOVERY, INC.
BERT'S TOWING RECOVERY CORPORATION
BOB BOLIN SERVICES, INC.
BOB'S AUTO SERVICE, INC.
BOB VINCENT AND SONS WRECKER SERVICE, INC.
BOULEVARD & TRUMBULL TOWING, INC.
BREWER'S, INC.
BRYRICH CORPORATION
C&L TOWING SERVICES, INC.
CAL WEST TOWING, INC.
CARDINAL CENTRE ENTERPRISES, INC.
CEDAR BLUFF 24 HOUR TOWING, INC.
CENTRAL VALLEY TOWING, INC.
CHAD'S, INC.
CHICAGO METRO SERVICES, INC.
CLARENCE CORNISH AUTOMOTIVE SERVICE, INC.
CLEVELAND VEHICLE DETENTION CENTER, INC.
COFFEY’S TOWING, INC.
COLEMAN’S TOWING & RECOVERY, INC.
D.A. HANELINE, INC.
DVREX, INC.
DICK'S TOWING & ROAD SERVICE, INC.
DOLLAR ENTERPRISES, INC.
DON'S TOWING, INC.

DUGGER’S SERVICES, INC.
DUN-RITE TOWING INC.
DURU, INC.
E.B.T., INC.
EXPORT ENTERPRISES, INC.
GARY’S TOWING & SALVAGE POOL, INC.
GOOD MECHANIC AUTO CO. OF RICHFIELD, INC.
GREAT AMERICA TOWING, INC.
GREG'S TOWING, INC.
H&H TOWING ENTERPRISES, INC.
HALL'S TOWING SERVICE, INC.
HENDRICKSON TOWING, INC.
H.M.R. ENTERPRISES, INC.
INTERSTATE TOWING & RECOVERY, INC.
KAUFF'S, INC.
KAUFF’S OF FT. PIERCE, INC.
KAUFF’S OF MIAMI, INC.
KAUFFS OF PALM BEACH, INC.
KEN'S TOWING, INC.
LAZER TOW SERVICES, INC.
LEVESQUE'S AUTO SERVICE, INC.
LWKR, INC.
LINCOLN TOWING ENTERPRISES, INC.
M&M TOWING AND RECOVERY, INC.
MAEJO, INC.
MEL'S ACQUISITION CORP.
MERL'S TOWING SERVICE, INC.
MIKE'S WRECKER SERVICE, INC.
MOORE'S SERVICE & TOWING, INC.
MOORE'S TOWING SERVICE, INC.
MOSTELLER’S GARAGE, INC.
MURPHY'S TOWING, INC.
OFFICIAL TOWING, INC.
O'HARE TRUCK SERVICE, INC.
P.A.T., INC.
PIPES ENTERPRISES, INC.
PRO-TOW, INC.
PULLEN'S TRUCK CENTER, INC.
RAR ENTERPRISES, INC.
RANDY'S HIGH COUNTRY TOWING, INC.
RAY HARRIS, INC.

RMA ACQUISITION CORP.
RRIC ACQUISITION CORP.
RAY’S TOWING, INC.
RECOVERY SERVICES, INC.
RTIEX, INC.
RBEX INC.
ROAD ONE, INC.
ROADONE EMPLOYEE SERVICES, INC.
ROAD ONE INSURANCE SERVICES, INC.
ROAD ONE SERVICE, INC.
ROADONE SPECIALIZED TRANSPORTATION, INC.
ROADONE TRANSPORTATION AND LOGISTICS, INC.
R.M.W.S., INC.
SANDY'S AUTO & TRUCK SERVICE, INC.
SAKSTRUP TOWING, INC.
SOUTHWEST TRANSPORT, INC.
SPEED'S AUTOMOTIVE, INC.
SPEED'S RENTALS, INC.
SROGA'S AUTOMOTIVE SERVICES, INC.
SUBURBAN WRECKER SERVICE, INC.
TEAM TOWING AND RECOVERY, INC.
TED'S OF FAYVILLE, INC.
TEXAS TOWING CORPORATION
THOMPSON'S WRECKER SERVICE, INC.
TOW PRO CUSTOM TOWING & HAULING, INC.
TREASURE COAST TOWING, INC.
TREASURE COAST TOWING OF MARTIN COUNTY,
     INC.
TRUCK SALES & SALVAGE CO., INC.
WALKER TOWING, INC.
WES'S SERVICE INCORPORATED
WESTERN TOWING; MCCLURE/EARLEY
      ENTERPRISES, INC.
WHITEY’S TOWING, INC.
WILTSE TOWING, INC.

ZEBRA TOWING, INC. ZEHNER TOWING & RECOVERY, INC. By: /s/ Frank Madonia Frank Madonia Attorney-in-Fact of each entity listed above

"ADMINISTRATIVE AGENT,
SYNDICATION AGENT AND EXISTING
TITLED COLLATERAL AGENT"

BANK OF AMERICA, N.A., as the
Administrative Agent, Syndication Agent and
Existing Titled Collateral Agent

By:       /s/ Kevin M. Moore
Name:        Kevin M. Moore
Title:          Senior V.P.

"LETTER OF CREDIT ISSUER" BANK OF AMERICA, N.A., as the Letter of Credit Issuer By: /s/ Kevin M. Moore Name: Kevin M. Moore Title: Senior V.P.

"COLLATERAL AGENT" THE CIT GROUP/BUSINESS CREDIT, INC., as the Collateral Agent By: /s/ Arthur R. Cordwell, Jr. Name: Arthur R. Cordwell, Jr. Title: V.P.

Address: 600 Peachtree Street, 5th Floor Atlanta, GA 30308 Attn: Business Credit - Account Executive Telecopy No: 404-607-6437	"LENDERS" BANK OF AMERICA, N.A., as a Lender By: /s/ Kevin M. Moore Name: Kevin M. Moore Title: Senior V.P.

Address: 1200 Ashwood Parkway, Suite 150 Atlanta, GA 30338 Attn: Regional Credit Manager Telecopy No: 770-522-7673	THE CIT GROUP/BUSINESS CREDIT, INC., as a Lender By: /s/ Arthur R. Cordwell, Jr. Name: Arthur R. Cordwell, Jr. Title: V.P.

Address: 300 Galleria Parkway, Suite 800 Atlanta, GA 30339 Attn: Wesley Manus Telecopy No: 770-857-2947	FLEET CAPITAL CORPORATION, as a Lender By: /s/ Wes Manus Name: Wes Manus Title: Vice President

ANNEX A
to
Credit Agreement

Definitions

Capitalized terms used in the Loan Documents shall have the following respective meanings (unless otherwise defined therein), and all section references in the following definitions shall refer to sections of the Agreement:

"Accounts" means, as to any Borrower or Designated Subsidiary, all of such Borrower’s (or Designated Subsidiary’s) now owned or hereafter acquired or arising accounts, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

"Account Debtor" means each Person obligated in any way on or in connection with an Account.

"ACH Transactions" means any cash management or related services including the automatic clearing house transfer of funds by Bank of America for the account of the Borrowers pursuant to agreement or overdrafts.

"Adjusted Net Earnings from Operations" means, with respect to any fiscal period of the Consolidated Parties, the Consolidated Parties’ net income after provision for income taxes for such fiscal period, as determined in accordance with GAAP and reported on the Financial Statements for such period, excluding any and all of the following included in such net income: (a) gain or loss arising from the sale of any capital assets (provided, that, up to $891,000 in the aggregate of gain from capital asset sales that occurred during the Fiscal Year ended April 30, 2001 shall be included in net income for the fiscal periods ending on April 30, 2001, July 31, 2001, October 31, 2001 and January 31, 2002 to the extent such asset sales occurred during such fiscal periods); (b) gain arising from any write-up in the book value of any asset; (c) earnings of any Person, substantially all the assets of which have been acquired by a Consolidated Party in any manner, to the extent realized by such other Person prior to the date of acquisition; (d) earnings of any Person (other than a Consolidated Party) in which a Consolidated Party has an ownership interest unless (and only to the extent) such earnings shall actually have been received by such Consolidated Party in the form of cash distributions; (e) earnings of any Person to which assets of a Consolidated Party shall have been sold, transferred or disposed of, or into which a Consolidated Party shall have been merged, or which has been a party with a Consolidated Party to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain arising from the acquisition of debt or equity securities of a Consolidated Party or from cancellation or forgiveness of Debt; and (g) gain and non-cash losses arising from extraordinary items, as determined in accordance with GAAP, or from any other non-recurring transaction.

"Administrative Agent" means Bank of America, solely in its capacity as administrative agent.

"Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or which owns, directly or indirectly, ten percent (10%) or more of the outstanding equity interest of such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

"Agent Advances" has the meaning specified in Section 1.2(i).

"Agent’s Liens" means the Liens in the Collateral granted to the Collateral Agent (and the existing Titled Collateral Agent), for the benefit of the Agents, the Letter of Credit Issuer and the Lenders pursuant to this Agreement and the other Loan Documents.

"Agent-Related Persons" means the Agents, together with their Affiliates, and the officers, directors, employees, counsel, representatives, agents and attorneys-in-fact of the Agents and such Affiliates.

"Agents" means the Administrative Agent, the Existing Titled Collateral Agent, the Collateral Agent and the Syndication Agent, collectively, and "Agent" means any such party, individually.

"Aggregate Miller Revolver Outstandings" means, at any date of determination without duplication: the sum of (a) the unpaid balance of Revolving Loans made to the Miller Borrowers, (b) the aggregate amount of Pending Revolving Loans requested by the Miller Borrowers, (c) one hundred percent (100%) of the aggregate undrawn face amount of all outstanding Letters of Credit requested by the Miller Borrowers, and (d) the aggregate amount of any unpaid reimbursement obligations in respect of drawn Letters of Credit issued at the request of the Miller Borrowers.

"Aggregate Revolver Outstandings" means, at any date of determination, without duplication: the sum of (a) the unpaid balance of Revolving Loans, (b) the aggregate amount of Pending Revolving Loans, (c) one hundred percent (100%) of the aggregate undrawn face amount of all outstanding Letters of Credit, and (d) the aggregate amount of any unpaid reimbursement obligations in respect of drawn Letters of Credit.

"Aggregate RoadOne Revolver Outstandings" means, at any date of determination, without duplication: the sum of (a) the unpaid balance of Revolving Loans made to the RoadOne Borrowers, (b) the aggregate amount of Pending Revolving Loans requested by the RoadOne Borrowers, (c) one hundred percent (100%) of the aggregate undrawn face amount of all outstanding Letters of Credit requested by the RoadOne Borrowers, and (d) the aggregate amount of any unpaid reimbursement obligations in respect of drawn Letters of Credit issued at the request of the RoadOne Borrowers.

"Agreement" means the Credit Agreement to which this Annex A is attached, as from time to time amended, modified or restated.

"Anniversary Date" means each anniversary of the Closing Date.

"Applicable Margin" means:

  with respect to Base Rate Revolving Loans and all other Obligations (other than Base Rate Term Loans and LIBOR Rate Loans), 0.75%;

  with respect to Base Rate Term Loans, 1.00%;

  with respect to LIBOR Revolving Loans, 2.75%; and

  with respect to LIBOR Term Loans, 3.00%.

"Appraisal" means an appraisal, prepared on a basis satisfactory to the Collateral Agent, setting forth the Net Orderly Liquidation Value (and the orderly liquidation value) of all of each Borrower’s finished goods Inventory and Fleet Vehicles, which appraisal shall be prepared in accordance with Section 7.4(d).

"Asset Disposition" means any sale or other disposition of (a) less than all of the assets of any RoadOne Borrower, so long as (i) the Net Proceeds therefrom are at least equal to $100,000 or (ii) the assets sold or disposed of constitute all or substantially all of the assets of any location operated by such RoadOne Borrower, or (b) all of the assets, stock or property of any RoadOne Borrower (in either case, provided such assets, stock or property involve the RoadOne business), including through asset sales, stock sales, and mergers whereby the applicable RoadOne Borrower is not the surviving corporation.

"Asset Disposition Expenses" means, in connection with any Asset Disposition, (a) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such Asset Disposition and payable by the Borrowers in connection therewith (in each case, paid to non-Affiliates), (b) transfer taxes applicable to such Asset Disposition, (c) amounts payable to holders of Liens senior to the Agent’s Liens (to the extent such Liens constitute Permitted Liens hereunder), if any, and (d) an appropriate reserve for income taxes in accordance with GAAP in connection therewith.

"Assignee" has the meaning specified in Section 11.2(a).

"Assignment and Acceptance" has the meaning specified in Section 11.2(a).

"Attorney Costs" means and includes all actual and reasonable fees, expenses and disbursements of one or more law firms or other counsel engaged by the Agents, including the reasonably allocated costs and expenses of internal legal services of the Agents.

"Availability" means, at any time (a) the lesser of (i) the Maximum Revolver Amount or (ii) the Borrowing Base, minus (b) Reserves other than Reserves deducted in the calculation of the Borrowing Base.

"Availability Requirement" means (a) $10,000,000 at any time prior to one or more sales of assets of the RoadOne Borrowers (other than sales or dispositions of Fleet Vehicles in the ordinary course of business that are obsolete or no longer used or useful in the RoadOne

Borrowers’ business, provided such Fleet Vehicles are replaced with replacement Fleet Vehicles within 90 days after any such sale or disposition) on or after the Closing Date with a Net Senior Creditors Proceeds value, in the aggregate, greater than or equal to $35,976,338 and (b) $9,000,000 at any time thereafter.

"Bank of America" means Bank of America, N.A., a national banking association, or any successor entity thereto.

"Bank Products" means any one or more of the following types of services or facilities extended to a Borrower by Bank of America or CIT, or any Affiliate of Bank of America or CIT, in reliance on the agreement of Bank of America or CIT, as applicable, to indemnify such Affiliate: (i) credit cards; (ii) ACH Transactions; (iii) cash management, including controlled disbursement services; and (iv) Hedge Agreements. "Bank Products" do not include floorplanning arrangements and vehicle repurchase obligations.

"Bank Product Reserves" means all reserves which the Collateral Agent from time to time establishes in its reasonable discretion for the Bank Products consisting of Hedge Agreements and credit cards then provided or outstanding.

"Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C. &sec; 101 et seq.).

"Base Rate" means the rate of interest per annum announced by The Chase Manhattan Bank from time to time as its prime rate in effect at its principal office in New York City. (The prime rate is not intended to be the lowest rate of interest charged by The Chase Manhattan Bank to its borrowers).

"Base Rate Loans" means, collectively, the Base Rate Revolving Loans and the Base Rate Term Loans.

"Base Rate Revolving Loan" means a Revolving Loan during any period in which it bears interest based on the Base Rate.

"Base Rate Term Loan" means any portion of a Term Loan during any period in which such portion bears interest based on the Base Rate.

"Blocked Account Agreement" means an agreement among one or more of the Borrowers, the Collateral Agent and a Clearing Bank, in form and substance reasonably satisfactory to the Collateral Agent, concerning the collection of payments which represent the proceeds of Accounts or of any other Collateral.

"Borrowers’ Agent" means Parent, in its capacity as agent for itself and the other Borrowers pursuant to Section 3.11.

"Borrowing" means a borrowing hereunder consisting of Revolving Loans or Term Loans made on the same day by the Lenders to the Borrowers or by CIT in the case of a

Borrowing funded by Non-Ratable Loans or by the Collateral Agent in the case of a Borrowing consisting of an Agent Advance, or the issuance of Letters of Credit hereunder.

"Borrowing Base" means, collectively, the Miller Borrowing Base and the RoadOne Borrowing Base.

"Borrowing Base Certificate" means a certificate by a Responsible Officer of the Borrowers’ Agent, substantially in the form of Exhibit A (or another form acceptable to the Collateral Agent) setting forth separately the calculation of the Borrowing Base, the Miller Borrowing Base and the RoadOne Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to the Collateral Agent. All calculations of the Borrowing Base, the Miller Borrowing Base and the RoadOne Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Borrowers’ Agent and certified to the Collateral Agent; provided, that the Collateral Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation (a) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (b) to the extent that such calculation is not in accordance with this Agreement.

"Business Day" means (a) any day that is not a Saturday, Sunday, or a day on which banks in Atlanta, Georgia are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate or LIBOR Rate Loans, any day that is a Business Day pursuant to clause (a) above and that is also a day on which trading in Dollars is carried on by and between banks in the London interbank market.

"Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

"Capital Expenditures" means all payments due (whether or not paid during any fiscal period) in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, which has a useful life of more than one year, including, without limitation, those costs arising in connection with the direct or indirect acquisition of such asset by way of increased product or service charges or in connection with a Capital Lease.

"Capital Lease" means any lease of property by a Consolidated Party which, in accordance with GAAP, should be reflected as a capital lease on the balance sheet of the Consolidated Parties.

"Change of Control" means the occurrence of any of the following: (a) a Person or "group" of Persons (within the meaning of Section 13(d) of the Exchange Act), shall acquire, beneficially or of record, 25% or more of the outstanding voting stock (stock entitled to vote for election of directors) of Parent; (b) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors whose election by the Board of Directors of Parent or whose nomination for election by the shareholders of Parent, as the case may be, was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of Parent, as the case may be, then in office; or (c) Parent shall cease to own 100% of the equity interests of any other Borrower or such ownership shall cease to vest in Parent voting control with respect to any other Borrower, except as a result of a transaction permitted under this Agreement.

"Chassis Floorplan Agreement" means any agreement (other than a purchase order) pursuant to which (a) any Borrower purchases, acquires or receives chassis (whether through a purchase, bailment, consignment or other arrangement), (b) the applicable Borrower incurs any obligation to pay any Person for or with respect to any portion of the invoice price for such chassis, and (c) the applicable Borrower grants such Person a Lien in, or such Person retains any ownership interest in, such chassis.

"Chattel Paper" means, as to any Borrower, all of such Borrower’s now owned or hereafter acquired chattel paper, as defined in the UCC, including electronic chattel paper.

"CIT" means The CIT Group/Business Credit, Inc., or any successor entity thereto.

"Clearing Bank" means Bank of America or any other banking institution with whom a Payment Account has been established pursuant to a Blocked Account Agreement.

"Closing Date" means the date of this Agreement.

"Closing Fee" has the meaning specified in Section 2.4.

"Code" means the Internal Revenue Code of 1986.

"Collateral" means (a) all of the Borrowers’ real and personal property, except to the extent excluded pursuant to the terms of the Security Agreement, and (b) all other assets of any Person from time to time subject to Agent’s Liens securing payment or performance of the Obligations.

"Collateral Agent" means CIT, solely in its capacity as collateral agent for the Lenders, and any successor collateral agent.

"Commitment" means, at any time with respect to a Lender, the principal amount set forth beside such Lender’s name under the heading "Commitment" on Schedule 1.1 attached to the Agreement or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 11.2, as such Commitment may be adjusted from time to time in accordance with the provisions of Sections 3.2(a) and 11.2, and "Commitments" means, collectively, the aggregate amount of the commitments of all of the Lenders.

"Consolidated Parties" means Parent and each of its Subsidiaries whose financial statements are consolidated with Parent’s financial statements in accordance with GAAP.

"Contaminant" means any material, substance, constituent or waste, whether solid, liquid or gaseous, which is listed, defined or regulated as a "hazardous substance", "hazardous waste" or "solid waste", or otherwise classified as hazardous or toxic, under or pursuant to any Environmental Law, or regulated in any way under any Environmental Law; including, without limitation, asbestos and asbestos containing materials, petroleum and petroleum products, radon, polychlorinated biphenyls, urea formaldehyde foam insulation, explosives or radioactive materials.

"Continuation/Conversion Date" means the date on which a Loan is converted into or continued as a LIBOR Rate Loan.

"Custodial Administration Agreement" means the Custodial Administration Agreement entered into on or about the Closing Date among the Borrowers, the Custodial Administrator, the Collateral Agent, the Existing Titled Collateral Agent and the Junior Creditors’ Agent, together with any successor agreement with respect to the subject matter thereof.

"Custodial Administrator" means VINtek, Inc., a Pennsylvania corporation, together with any successor custodial administrator under any successor Custodial Administration Agreement.

"Debt" means, without duplication, all liabilities, obligations and indebtedness of any Borrower or any of their Subsidiaries to any Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, in each case to the extent such liabilities, obligations and indebtedness consist of (a) indebtedness for borrowed money or the deferred purchase price of property, excluding trade payables, (b) Obligations; (c) obligations and liabilities of any Person secured by any Lien on any Borrower’s or Subsidiary’s property, even though such Borrower or Subsidiary shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of such Borrower or Subsidiary prepared in accordance with GAAP; (d) the principal amount of all obligations or liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to property used or acquired by any Borrower or Subsidiary, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of such Borrower or Subsidiary prepared in accordance with GAAP; (e) obligations and liabilities under Guaranties of Debt; and (f) the present value (discounted at the Base Rate) of lease payments due under synthetic leases.

"Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured, waived, or otherwise remedied during such time) constitute an Event of Default.

"Default Rate" means a fluctuating per annum interest rate at all times equal to the sum of (a) the otherwise applicable Interest Rate plus (b) two percent (2%) per annum. Each Default Rate shall be adjusted simultaneously with any change in the applicable Interest Rate. In addition, the Default Rate shall result in an increase in the Letter of Credit Fee by two percentage points per annum.

"Defaulting Lender" has the meaning specified in Section 12.15(c).

"Designated Account" has the meaning specified in Section 1.2(c).

"Designated Financial Officer" means each of the chief financial officer, the treasurer, and any other financial officer of Parent reasonably acceptable to the Collateral Agent.

"Designated Subsidiaries" means F. G. Russell Truck Equipment Ltd. and Canadian Towing Equipment, Inc.

"Distribution" means, in respect of any corporation: (a) the payment or making of any dividend or other distribution of property in respect of capital stock (or any options or warrants for, or other rights with respect to, such stock) of such corporation, other than distributions in capital stock (or any options or warrants for such stock) of the same class; or (b) the redemption or other acquisition by such corporation of any capital stock (or any options or warrants for such stock) of such corporation.

"Documents" means all documents as such term is defined in the UCC, including bills of lading, warehouse receipts or other documents of title, now owned or hereafter acquired by any Borrower.

"DOL" means the United States Department of Labor or any successor department or agency.

"Dollar" and "$" means dollars in the lawful currency of the United States. Unless otherwise specified, all payments under the Agreements shall be made in Dollars.

"EBITDA" means, with respect to any fiscal period of the Consolidated Parties, Adjusted Net Earnings from Operations, plus, to the extent deducted in the determination of Adjusted Net Earnings from Operations for that fiscal period, Interest Expense, Federal, state, local and foreign income taxes, depreciation and amortization. In calculating EBITDA, at a time when the Subsequent EBITDA Requirement is applicable under Section 7.24, for any fiscal period, EBITDA will be calculated as if the Asset Disposition of the assets and/or stock of the RoadOne Borrowers had occurred prior to such fiscal period.

"Eligible Accounts" means the Accounts arising in the ordinary course of business from the sale of goods or the delivery of services by any Borrower which the Collateral Agent in good faith determines to be Eligible Accounts. Without limiting the discretion of the Collateral Agent to establish other criteria of ineligibility, Eligible Accounts shall not include any Account:

(a)     with respect to which more than ninety (90) days have elapsed since the date of the original invoice therefor or which is more than sixty (60) days past due;

(b)     with respect to which any of the representations, warranties, covenants, and agreements contained in the Security Agreement are incorrect or have been breached;

(c)     with respect to which Account (or any other Account due from such Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

(d)     which represents a progress billing (as hereinafter defined) or as to which any Borrower has extended the time for payment without the consent of the Collateral Agent; for the purposes hereof, "progress billing" means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon a Borrower’s completion of any further performance under the contract or agreement;

(e)     with respect to which any one or more of the following events has occurred to the Account Debtor on such Account: death or judicial declaration of incompetency of an Account Debtor who is an individual; the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a "custodian," as defined in the Federal Bankruptcy Code; the institution by or against the Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; the sale, assignment or transfer of all or any material part of the assets of the Account Debtor; the nonpayment generally by the Account Debtor of its debts as they become due; or the cessation of the business of the Account Debtor as a going concern;

(f)     if fifty percent (50%) or more of the aggregate Dollar amount of outstanding Accounts owed at such time by the Account Debtor thereon is classified as ineligible under clause (a) above;

(g)     owed by an Account Debtor which: (i) does not maintain its chief executive office in the United States of America or Canada (other than the Province of Newfoundland); or (ii) is not organized under the laws of the United States of America or Canada or any state or province thereof; or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Account is secured or payable by a letter of credit satisfactory to the Collateral Agent in its discretion;

provided, that, this clause (g) shall not exclude up to $500,000 of Accounts outstanding not more than thirty (30) days after the date of the original invoice that are owing at any time by Western Corporation, a subsidiary of Yanase-Co., Ltd.;

(h)     owed by an Account Debtor which is an Affiliate or employee of any Borrower;

(i)     except as provided in clause (k) below, with respect to which either the perfection, enforceability, or validity of the Agent’s Liens in such Account, or the Collateral Agent’s right or ability to obtain direct payment to the Collateral Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC;

(j)     owed by an Account Debtor to which a Borrower or any of its Subsidiaries is indebted in any way, or which is subject to any right of setoff or recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the Collateral Agent to waive setoff rights; or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor; but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;

(k)     owed by the government of the United States of America, or any department, agency, public corporation, or other instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. &sec; 3727 et seq.), and any other steps necessary to perfect the Agent’s Liens therein, have been complied with to the Collateral Agent’s satisfaction with respect to such Account, provided that this requirement shall not apply to up to $100,000 in the aggregate of Accounts;

(l)     owed by any state, municipality, or other political subdivision of the United States of America, or any department, agency, public corporation, or other instrumentality thereof and as to which the Collateral Agent determines that its Lien therein is not or cannot be perfected, provided that this requirement shall not apply to up to $100,000 in the aggregate of Accounts;

(m)     which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;

(n)     which is evidenced by a promissory note or other instrument or by chattel paper;

(o)     if the Collateral Agent believes, in the exercise of its reasonable judgment, that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the Account Debtor’s financial inability to pay;

(p)     with respect to which the Account Debtor is located in any jurisdiction requiring the filing of a Notice of Business Activities Report or similar report in order to permit the applicable Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has qualified to do business in such jurisdiction or has filed a Notice of Business Activities Report or equivalent report for the then current year;

(q)     which arises out of a sale not made in the ordinary course of the applicable Borrower’s business;

(r)     with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Borrower, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services;

(s)     owed by an Account Debtor which is obligated to the Borrower or the Designated Subsidiaries respecting Accounts the aggregate unpaid balance of which exceeds fifteen percent (15%) of the aggregate unpaid balance of all Accounts owed to the Borrowers and the Designated Subsidiaries at such time by all of the Account Debtors, but only to the extent of such excess;

(t)     which is not subject to a first priority and perfected security interest in favor of the Collateral Agent for the benefit of the Lenders;

(u)     which arises out of financing, insurance and other similar charges; or

(v)     which arises out of the sale of chassis that are not attached to wrecker bodies unless the applicable Borrower has paid for the chassis in full.

If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of Eligible Accounts.

"Eligible Assignee" means (a) a commercial bank, commercial finance company or other asset based lender, having total assets in excess of $1,000,000,000; (b) any Lender listed on the signature page of this Agreement; (c) any Affiliate of any Lender; and (d) if an Event of Default has occurred and is continuing, any Person reasonably acceptable to the Collateral Agent.

"Eligible Designated Subsidiary Inventory" means Inventory, valued at the lower of cost (on a first-in, first-out basis) or market, which the Collateral Agent in good faith determines to be Eligible Inventory. Without limiting the discretion of the Collateral Agent to establish other criteria of ineligibility, Eligible Inventory shall not include any Inventory:

(a)     that is not owned by a Designated Subsidiary;

(b)     that is not subject to a first priority and perfected security interest in favor of Miller Towing pursuant to the Intercompany Security Documents that has been collaterally assigned on a first priority basis to the Collateral Agent pursuant to the Intercompany Security Documents Assignment, all in form and substance satisfactory to the Collateral Agent, which collateral assignment shall not be subject to any other Lien whatsoever (other than the Liens described in clauses (d), (f) and (g) of the definition of Permitted Liens, provided that such Permitted Liens (i) are junior in priority to the Agent’s Liens or subject to Reserves and (ii) do not impair directly or indirectly the ability of the Collateral Agent to realize on or obtain the full benefit of the Collateral);

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(c)     that does not consist of finished goods or raw materials;

(d)     that consists of work-in-process, chemicals, samples, prototypes, supplies, or packing and shipping materials;

(e)     that is not in good condition, is unmerchantable, or does not meet all standards imposed by any Governmental Authority having regulatory authority over such goods, their use or sale;

(f)     that is not currently either usable or salable, at prices approximating at least cost, in the normal course of the Designated Subsidiaries’ business, or that is slow moving or stale;

(g)     that is obsolete or returned or repossessed or used goods taken in trade;

(h)     that is located outside the United States of America or Canada (or that is in-transit from vendors or suppliers);

(i)     that is located in a public warehouse or in possession of a bailee or in a facility leased by a Designated Subsidiary, if the warehouseman, the bailee, or the lessor has not delivered to the Collateral Agent, if requested by the Collateral Agent, a subordination agreement in form and substance satisfactory to the Collateral Agent or if a Reserve for rents or storage charges has not been established for Inventory at that location;

(j)     that contains or bears any Proprietary Rights licensed to a Designated Subsidiary by any Person, if the Collateral Agent is not satisfied that it may sell or otherwise dispose of such Inventory in accordance with the terms of the Security Agreement and Section 9.2 without infringing the rights of the licensor of such Proprietary Rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement), and, as to which the applicable Designated Subsidiary has not delivered to the Collateral Agent a consent or sublicense agreement from such licensor in form and substance acceptable to the Collateral Agent if requested;

(k)     that consists of chassis that are not attached to wrecker bodies, unless the Designated Subsidiaries have paid for the chassis in full;

(l)     that is not reflected in the details of a current inventory report; or

(m)     that is Inventory placed on consignment.

If any Inventory at any time ceases to be Eligible Designated Subsidiary Inventory, such Inventory shall promptly be excluded from the calculation of Eligible Designated Subsidiary Inventory.

"Eligible Fleet Vehicles" means Fleet Vehicles used by the RoadOne Borrowers that are subject to the Agent’s Liens (which shall be a first priority Lien) and that are determined by the

Collateral Agent in good faith to be eligible. Without limiting the discretion of the Collateral Agent to establish other criteria of ineligibility, Eligible Fleet Vehicles shall not include any Fleet Vehicle:

(a)     that is not owned by a RoadOne Borrower;

(b)     that is not subject to the Agent’s Liens, which are perfected as to such Fleet Vehicle, or that are subject to any other Lien whatsoever (other than the Liens described in clauses (d), (f) and (g) of the definition of Permitted Liens, provided that such Permitted Liens (i) are junior in priority to the Agent’s Liens or subject to Reserves and (ii) do not impair directly or indirectly the ability of the Collateral Agent to realize on or obtain the full benefit of the Collateral);

(c)     for which the Collateral Agent (or the Custodial Administrator in accordance with the terms of the Custodial Administration Agreement) has not received the original certificate of title with respect thereto, properly noting the Agent’s Lien thereon;

(d)     that is not in good condition, is unmerchantable, or does not meet all standards imposed by any Governmental Authority having regulatory authority over such goods, their use or sale; or

(e)     that is located outside the United States of America or Canada.

"Eligible Independent Distributor Inventory" means new wreckers, carriers and chassis that have been sold by the Borrowers to Independent Distributors that are determined by the Collateral Agent in good faith to be eligible and with respect to which (a) the Borrowers have a first priority perfected security interest in such inventory as security for the payment of the purchase price therefor, pursuant to security agreements, UCC financing statements and other legal documentation acceptable to the Collateral Agent, subject to no other Liens, (b) the Collateral Agent shall have received the originals of all Instruments, Chattel Paper and other agreements relating to such inventory and payment obligation, duly endorsed or assigned to the Collateral Agent, together with such UCC assignments as the Collateral Agent may request, (c) the Collateral Agent has received such satisfactory lien searches and other documents as it may request, and (d) all other matters are satisfactory to the Collateral Agent in good faith.

"Eligible Intercompany Accounts" means the Accounts arising in the ordinary course of business from the sale of goods or the delivery of services by any Designated Subsidiary which the Collateral Agent in good faith determines to be Eligible Intercompany Accounts. Without limiting the discretion of the Collateral Agent to establish other criteria of ineligibility, Eligible Intercompany Accounts shall not include any Account:

(a)     with respect to which more than ninety (90) days have elapsed since the date of the original invoice therefor or which is more than sixty (60) days past due;

(b)     with respect to which any of the representations, warranties, covenants, and agreements contained in the Security Agreement are incorrect or have been breached;

(c)     with respect to which Account (or any other Account due from such Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

(d)     which represents a progress billing (as hereinafter defined) or as to which any Designated Subsidiary has extended the time for payment without the consent of the Collateral Agent; for the purposes hereof, "progress billing" means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon a Designated Subsidiary’s completion of any further performance under the contract or agreement;

(e)     with respect to which any one or more of the following events has occurred to the Account Debtor on such Account: death or judicial declaration of incompetency of an Account Debtor who is an individual; the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a "custodian," as defined in the Federal Bankruptcy Code; the institution by or against the Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; the sale, assignment or transfer of all or any material part of the assets of the Account Debtor; the nonpayment generally by the Account Debtor of its debts as they become due; or the cessation of the business of the Account Debtor as a going concern;

(f)     if fifty percent (50%) or more of the aggregate Dollar amount of outstanding Accounts owed at such time by the Account Debtor thereon is classified as ineligible under clause (a) above;

(g)     owed by an Account Debtor which: (i) does not maintain its chief executive office in the United States of America or Canada (other than the Province of Newfoundland); or (ii) is not organized under the laws of the United States of America or Canada or any state or province thereof; or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Account is secured or payable by a letter of credit satisfactory to the Collateral Agent in its discretion;

(h)     owed by an Account Debtor which is an Affiliate or employee of any Designated Subsidiary;

(i)     except as provided in clause (k) below, with respect to which either the perfection, enforceability, or validity of the Agent’s Liens in such Account, or the Collateral

Agent’s right or ability to obtain direct payment to the Collateral Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the Personal Property Security Act of British Columbia or Ontario;

(j)     owed by an Account Debtor to which a Designated Subsidiary or any of its Subsidiaries is indebted in any way, or which is subject to any right of setoff or recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the Collateral Agent to waive setoff rights; or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor; but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;

(k)     owed by any federal, state, municipality, or other political subdivision of the United States of America or Canada, or any department, agency, public corporation, or other instrumentality thereof and as to which the Collateral Agent determines that its Lien therein is not or cannot be perfected;

(l)     which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;

(m)     which is evidenced by a promissory note or other instrument or by chattel paper;

(n)     if the Collateral Agent believes, in the exercise of its reasonable judgment, that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the Account Debtor’s financial inability to pay;

(o)     with respect to which the Account Debtor is located in any jurisdiction requiring the filing of a Notice of Business Activities Report or similar report in order to permit the applicable Designated Subsidiary to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Designated Subsidiary has qualified to do business in such jurisdiction or has filed a Notice of Business Activities Report or equivalent report for the then current year;

(p)     which arises out of a sale not made in the ordinary course of the applicable Designated Subsidiary’s business;

(q)     with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Designated Subsidiary, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services;

(r)     owed by an Account Debtor which is obligated to the Designated Subsidiary or the Borrowers respecting Accounts the aggregate unpaid balance of which exceeds fifteen percent (15%) of the aggregate unpaid balance of all Accounts owed to the Designated Subsidiaries and the Borrowers at such time by all of the Account Debtors, but only to the extent of such excess;

(s)     which is not subject to a first priority and perfected security interest in favor of Miller Towing pursuant to the Intercompany Security Documents that has been collaterally assigned on a first priority basis to the Collateral Agent pursuant to the Intercompany Security Documents Assignment, all in form and substance satisfactory to the Collateral Agent;

(t)     which arises out of financing, insurance and other similar charges; or

(u)     which arises out of the sale of chassis that are not attached to wrecker bodies unless the applicable Designated Subsidiary has paid for the chassis in full.

If any Account at any time ceases to be an Eligible Intercompany Account, then such Account shall promptly be excluded from the calculation of Eligible Intercompany Accounts.

"Eligible Inventory" means Inventory, valued at the lower of cost (on a first-in, first-out basis) or market, which the Collateral Agent in good faith determines to be Eligible Inventory. Without limiting the discretion of the Collateral Agent to establish other criteria of ineligibility, Eligible Inventory shall not include any Inventory:

(a)     that is not owned by a Borrower;

(b)     that is not subject to the Agent’s Liens, which are perfected as to such Inventory, or that are subject to any other Lien whatsoever (other than Permitted Liens described on Schedule 7.18 and the Liens described in clauses (d), (f) and (g) of the definition of Permitted Liens, provided that all such Permitted Liens (i) are junior in priority to the Agent’s Liens or subject to Reserves and (ii) do not impair directly or indirectly the ability of the Collateral Agent to realize on or obtain the full benefit of the Collateral);

(c)     that does not consist of finished goods or raw materials;

(d)     that consists of work-in-process, chemicals, samples, prototypes, supplies, or packing and shipping materials;

(e)     that is not in good condition, is unmerchantable, or does not meet all standards imposed by any Governmental Authority having regulatory authority over such goods, their use or sale;

(f)     that is not currently either usable or salable, at prices approximating at least cost, in the normal course of the Borrowers’ business, or that is slow moving or stale;

(g)     that is obsolete or returned or repossessed or used goods taken in trade;

(h)     that is located outside the United States of America or Canada (or that is in-transit from vendors or suppliers);

(i)     that is located in a public warehouse or in possession of a bailee or in a facility leased by a Borrower, if the warehouseman, the bailee, or the lessor has not delivered to the Collateral Agent, if requested by the Collateral Agent, a subordination agreement in form and substance satisfactory to the Collateral Agent or if a Reserve for rents or storage charges has not been established for Inventory at that location;

(j)     that contains or bears any Proprietary Rights licensed to a Borrower by any Person, if the Collateral Agent is not satisfied that it may sell or otherwise dispose of such Inventory in accordance with the terms of the Security Agreement and Section 9.2 without infringing the rights of the licensor of such Proprietary Rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement), and, as to which the applicable Borrower has not delivered to the Collateral Agent a consent or sublicense agreement from such licensor in form and substance acceptable to the Collateral Agent if requested;

(k)     that consists of chassis that are not attached to wrecker bodies, unless the Borrowers have paid for the chassis in full;

(l)     that is not reflected in the details of a current inventory report; or

(m)     that is Inventory placed on consignment.

If any Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of Eligible Inventory.

"Eligible Miller Accounts" means Eligible Accounts owned by a Miller Borrower and arising out of the Miller Borrowers’ manufacturing and distribution business.

"Eligible RoadOne Accounts" means Eligible Accounts owned by a RoadOne Borrower and arising out of the RoadOne Borrowers’ RoadOne business.

"Eligible Secured Accounts" means Accounts arising in the ordinary course of the Borrowers’ non-RoadOne business from the sale of goods that do not constitute Eligible Accounts solely as a result of such Accounts failure to comply with clause (a) or (f) of the definition of Eligible Accounts, provided that (a) such Accounts are determined by the Collateral Agent in good faith to otherwise be eligible, (b) such Accounts are outstanding for no more than three hundred sixty (360) days after the original invoice date therefor, and (c) such Accounts arise out of the sale of, and are secured by a first priority perfected security interest in, Eligible Independent Distributor Inventory.

"Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, for a Release of any Contaminant or for any injury to the environment.

"Environmental Compliance Reserve" means any reserve which the Collateral Agent establishes in its reasonable discretion after prior written notice to the Borrowers’ Agent from time to time for amounts that are reasonably likely to be expended by the Borrowers in order for the Borrowers and their operations and property (a) to comply with any notice from a Governmental Authority asserting material non-compliance with Environmental Laws, or (b) to correct any material non-compliance with Environmental Laws identified in a report delivered to the Collateral Agent and the Lenders prior to the Closing Date or pursuant to Section 7.7. The initial Environmental Compliance Reserve shall be $100,000.

"Environmental Laws" means all applicable federal, state or local laws, rules, regulations, ordinances and codes, together with all administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authority, now or hereafter in effect relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land and natural resources), health, safety and land use matters, including laws relating to emissions, discharges, Releases or threatened Releases of pollutants, Contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, removal, transport or handling of pollutants, Contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

"Environmental Lien" means a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

"Equipment" means, as to any Borrower, all of such Borrower’s now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including embedded software, motor vehicles with respect to which a certificate of title has been issued, tow trucks, wreckers and other Fleet Vehicles, aircraft, dies, tools, jigs, molds and office equipment, as well as all of such types of property leased by such Borrower and all of such Borrower’s rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.

"ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

"ERISA Event" means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multi-employer Plan or notification that a Multi-employer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multi-employer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multi-employer Plan, or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

"Event of Default" has the meaning specified in Section 9.1.

"Excess Availability" means, at any time (a) the Borrowing Base, minus (b) Reserves other than Reserves deducted in the calculation of the Borrowing Base, minus (c) the Aggregate Revolver Outstandings.

"Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

"Existing Certificates of Title" means each certificate of title or other comparable instrument with respect to wreckers, vehicles and other Collateral owned by the Borrowers that, as of the Closing Date, notes the Junior Creditors’ Agent (or Bank of America) as the lienholder thereon.

"Existing Letter of Credit" means letter of credit number 3033044, in the face amount of $150,000, issued by Bank of America on behalf of Parent in favor of Gelco Corporation dba GE Capital Fleet Services.

"Existing Titled Collateral" means all wreckers, vehicles and other Collateral for which an Existing Certificate of Title has been issued as of the Closing Date.

"Existing Titled Collateral Agent" means Bank of America, solely in its capacity as agent for the Lenders with respect to the Existing Titled Collateral and the Existing Certificates of Title.

"FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

"Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Collateral Agent.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

"Fee Letter" means that certain fee letter, dated May 17, 2001, among Parent, Bank of America and CIT.

"Financial Statements" means, according to the context in which it is used, the financial statements referred to in Sections 5.2 and 6.6 or any other financial statements required to be given to the Lenders pursuant to this Agreement.

"Fiscal Year" means the Consolidated Parties’ fiscal year for financial accounting purposes. The current Fiscal Year of the Consolidated Parties will end on April 30, 2002.

"Fixed Assets" means the Equipment (other than Fleet Vehicles) and Real Estate of the Borrowers.

"Fixed Charge Coverage Ratio" means, with respect to any fiscal period of Consolidated Parties, the ratio of EBITDA to Fixed Charges.

"Fixed Charges" means, with respect to any fiscal period of the Consolidated Parties on a consolidated basis, without duplication, Interest Expense, Capital Expenditures (excluding Capital Expenditures funded with Debt other than Revolving Loans, but including, without duplication, principal payments with respect to such Debt), scheduled principal payments of Debt, and Federal, state, local and foreign income taxes, excluding deferred taxes; provided, in the case of principal payments under the Junior Credit Agreement, only principal amounts actually paid to the Junior Creditors in accordance with Section 2.1 of the Junior Credit Agreement shall be included as "scheduled principal payments of Debt" in calculating the amount of Fixed Charges for any fiscal period.

"Fleet Vehicle Availability" means, as of any date of determination, an amount determined by making the calculation set forth in clause(b)(ii) of the definition of RoadOne Borrowing Base less Reserves relating thereto.

"Fleet Vehicles" means all wreckers and other vehicles owned and used by the RoadOne Borrowers in their RoadOne business.

"Foreign Subsidiary" means any direct or indirect Subsidiary of Parent which is organized under the laws of a jurisdiction other than a state of the Untied States of America.

"Funding Date" means the date on which a Borrowing occurs.

"GAAP" means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the Closing Date.

"General Intangibles" means, as to any Borrower, all of such Borrower’s now owned or hereafter acquired general intangibles, choses in action and causes of action and all other intangible personal property of such Borrower of every kind and nature (other than Accounts), including, without limitation, all contract rights, payment intangibles, Proprietary Rights, corporate or other business records, inventions, designs, blueprints, plans, specifications, patents, patent applications, trademarks, service marks, trade names, trade secrets, goodwill, copyrights, computer software, customer lists, registrations, licenses, franchises, tax refund claims, any funds which may become due to such Borrower in connection with the termination of any Plan or other employee benefit plan or any rights thereto and any other amounts payable to such Borrower from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which such Borrower is beneficiary, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged equity interests or Investment Property, and any letter of credit, guarantee, claim, security interest or other security held by or granted to such Borrower.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

"Guaranty" means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligations of any other Person (the "guaranteed obligations"), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services.

"Hedge Agreement" means any and all transactions, agreements or documents now existing or hereafter entered into, which provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging the Borrowers’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

"Independent Distributors" means distributors of the Borrowers that are not Subsidiaries of Parent.

"Instruments" means all instruments as such term is defined in the UCC, now owned or hereafter acquired by any Borrower.

"Intercompany Accounts" means Accounts of Miller Towing with respect to which a Designated Subsidiary is the Account Debtor.

"Intercompany Availability" means the lesser of:

(a)     $4,000,000;

(b)     the Dollar amount of the then outstanding Intercompany Account owing by the Designated Subsidiaries to Miller Towing with respect to purchases of Inventory; and

(c)     the sum of:

(i)     up to 80% of the Net Amount of Eligible Intercompany Accounts;

(ii)     up to 55% of the net amount (calculated at the lower of fair market value and cost, on a first-in, first-out basis) of Eligible Designated Subsidiary Inventory consisting of raw materials; plus

(iii)     up to the lesser of (A) 75% of the net amount (calculated at the lower of fair market value and cost, on a first-in, first-out basis) of Eligible Designated Subsidiary Inventory consisting of finished goods, and (B) up to 75% of the Net Orderly Liquidation Value of Eligible Designated Subsidiary Inventory consisting of finished goods (which shall be determined between Appraisal dates by reference to the ratio of the Net Orderly Liquidation Value of Eligible Designated Subsidiary Inventory consisting of finished goods as set forth in the most recent quarterly Appraisal to the book value of Eligible Designated Subsidiary Inventory consisting of finished goods as of the effective date of such Appraisal).

"Intercompany Inventory Availability" means, as of any date of determination, an amount determined by making the calculation set forth in clauses (c)(ii) and (iii) of the definition of Intercompany Availability, or, if less, the amount of Intercompany Availability, in each case, less Reserves relating thereto.

"Intercompany Security Documents" means each security agreement, pledge agreement, financing statement and other agreement, document and instrument, in each case executed by a Designated Subsidiary in favor of Miller Towing, securing the repayment of any Intercompany Account, such documents to be (a) in form and substance acceptable to the Agents and (b) collaterally assigned to the Collateral Agent pursuant to the Intercompany Security Documents Assignment.

"Intercompany Security Documents Assignment" means the Collateral Assignment executed by Miller Towing in favor of the Collateral Agent, for the benefit of the Agents, the Lenders and the Letter of Credit Issuer, in form and substance acceptable to the Agents.

"Interest Expense" means interest on Debt required or scheduled to be paid during the period for which computation is being made (including the interest component of all Capital Leases and synthetic leases), excluding the amortization of fees and costs incurred with respect to the closing of loans.

"Interest Period" means, as to any LIBOR Rate Loan, the period commencing on the Funding Date of such Loan or on the Continuation/Conversion Date on which the Loan is converted into or continued as a LIBOR Rate Loan, and ending on the date one, two, three or six months thereafter as selected by a Borrower in its Notice of Borrowing, in the form attached hereto as Exhibit B, or Notice of Continuation/Conversion, in the form attached hereto as Exhibit D, provided that:

(a)     if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)     any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)     no Interest Period shall extend beyond the Stated Termination Date.

"Interest Rate" means each or any of the interest rates, including the Default Rate, set forth in Section 2.1.

"Inventory" means, as to any Borrower (or any Designated Subsidiary), all of such Borrower’s or Designated Subsidiary’s now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or consumed in such Borrower’s or Designated Subsidiary’s business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, and all documents of title or other Documents representing them.

"Inventory Availability" means, as of any date of determination, an amount determined by making the calculation set forth in clause(c)(ii) of the definition of Miller Borrowing Base less Reserves relating thereto.

"Investment Property" means, as to any Borrower, all of such Borrower’s right title and interest in and to any and all: (a) securities whether certificated or uncertificated; (b) securities entitlements; (c) securities accounts; (d) commodity contracts; or (e) commodity accounts.

"IRS" means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.

"Junior Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of the date of the Agreement, among Parent and Miller Industries Towing Equipment, Inc., as borrowers, the domestic Subsidiaries of Parent, as guarantors, the Junior Creditors, and the Junior Creditors’ Agent.

"Junior Creditors" means Bank of America, Wachovia Bank, N.A., SunTrust Bank, N.A. and AmSouth Bank, together with their successors and assigns.

"Junior Creditors’ Agent" means Bank of America, in its capacity as agent for the Junior Creditors pursuant to the Junior Credit Agreement.

"Latest Projections" means: (a) on the Closing Date and thereafter until the Collateral Agent receives new projections pursuant to Section 5.2(e), the projections of the Consolidated Parties’ financial condition, results of operations, and cash flows, for the period commencing on May 1, 2001 and ending on April 30, 2004, and delivered to the Agents prior to the Closing Date; and (b) thereafter, the projections most recently received by the Collateral Agent pursuant to Section 5.2(f).

"Lender" and "Lenders" have the meanings specified in the introductory paragraph hereof and shall include the Collateral Agent to the extent of any Agent Advance outstanding and CIT to the extent of any Non-Ratable Loan outstanding; provided that no such Agent Advance or Non-Ratable Loan shall be taken into account in determining any Lender’s Pro Rata Share.

"Letter of Credit" has the meaning specified in Section 1.4(a).

"Letter of Credit Fee" has the meaning specified in Section 2.6.

"Letter of Credit Issuer" means Bank of America or any Affiliate of Bank of America that issues any Letter of Credit pursuant to this Agreement.

"Letter of Credit Subfacility" means $10,000,000.

"Liabilities" means all Debt, obligations and liabilities of any Borrower, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, joint or several, now or hereafter existing, or due or to become due.

"LIBOR Interest Payment Date" means, with respect to a LIBOR Loan, the Termination Date, the first day of each calendar month while such LIBOR Loan is outstanding, and the last day of each Interest Period applicable to such Loan.

"LIBOR Rate" means, for any Interest Period, with respect to LIBOR Rate Loans, the rate of interest per annum determined pursuant to the following formula:

LIBOR Rate =               Offshore Base Rate
                                   1.00 - Eurodollar Reserve Percentage

Where,

"Offshore Base Rate" means a variable rate of interest equal to, at the Collateral Agent’s election (a) the applicable London Interbank Offered Rate for deposits in Dollars quoted to the Collateral Agent by The Chase Manhattan Bank (or any successor thereof), or (b) the rate of interest determined by the Collateral Agent at which deposits in Dollars are offered for the relevant Interest Period based on information presented on Telerate Systems at Page 3750 as of 11:00 A.M. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period, provided that, if at least two such offered rates appear on the Telerate System at Page 3750 in respect of such Interest Period, the arithmetic mean of all such rates (as determined by the Collateral Agent) will be the rate used;

"Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day applicable to member banks under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Offshore Rate for each outstanding LIBOR Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

"LIBOR Rate Loans" means, collectively, the LIBOR Revolving Loans and the LIBOR Term Loans.

"LIBOR Revolving Loan" means a Revolving Loan during any period in which it bears interest based on the LIBOR Rate.

"LIBOR Term Loan" means any portion of a Term Loan during any period in which such portion bears interest based on the LIBOR Rate.

"Lien" means: (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; (b) to the extent not included under clause (a), any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other title exception or encumbrance affecting property; and (c) any contingent or other agreement to provide any of the foregoing.

"Loan Account" means the loan account of the Borrowers, which account shall be maintained by the Collateral Agent.

"Loan Documents" means this Agreement, the Patent and Trademark Agreements, the Intercompany Security Documents Assignment, the Subordination Agreement, the Security Agreement, the Mortgages, the Pledge Agreement, and any other agreements, instruments, anddocuments heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations, the Collateral, or any other aspect of the transactions contemplated by this Agreement.

documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations, the Collateral, or any other aspect of the transactions contemplated by this Agreement.

"Loans" means, collectively, all loans and advances provided for in Article 1.

"Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the Federal Reserve Board.

"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrowers, taken as a whole, or the Collateral; (b) a material impairment of the ability of any Borrower or any Affiliate of a Borrower to perform under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower of any Loan Document to which it is a party.

"Maximum Miller Revolver Amount" means $56,000,000, as adjusted from time to time in accordance with Section 1.2(j).

"Maximum Revolver Amount" means $102,000,000.

"Maximum RoadOne Revolver Amount" means $46,000,000, as adjusted from time to time in accordance with Section 1.2(j).

"Miller Availability" means, at any time (a) the lesser of (i) the Maximum Miller Revolver Amount or (ii) the Miller Borrowing Base, minus (b) Reserves relating solely to the Miller Borrowers and their assets, other than Reserves deducted in the calculation of the Miller Borrowing Base.

"Miller Borrowers" means, collectively, Parent and each of the Subsidiaries of Parent listed on the signature pages to the Agreement as a "Subsidiary Miller Borrower".

"Miller Borrowing Base" means, at any time, an amount equal to:

(a)     up to 80% of the Net Amount of Eligible Miller Accounts, plus

(b)     the lesser of (i) $5,000,000 and (ii) the aggregate Net Amount of all Eligible Secured Accounts, provided that the Net Amount of each Eligible Secured Account will be limited to the lesser of (A) the Net Amount of such Eligible Secured Account and (B) 50% of the net amount (calculated at the lower of fair market value and cost, on a first-in, first-out basis) of the Eligible Independent Distributor Inventory securing such Eligible Secured Account, plus

(c)     the lesser of:

(i) $80,000,000 minus the amount of the Fleet Vehicle Availability and the Intercompany Inventory Availability; and

(ii) the sum of:

(A) up to 55% of the net amount (calculated at the lower of fair market value and cost, on a first-in, first-out basis) of Eligible Inventory consisting of raw materials, plus

(B) up to the lesser of (1) 75% of the net amount (calculated at the lower of fair market value and cost, on a first-in, first-out basis) of Eligible Inventory consisting of finished goods, and (ii) up to 75% of the Net Orderly Liquidation Value of Eligible Inventory consisting of finished goods (which shall be determined between Appraisal dates by reference to the ratio of the Net Orderly Liquidation Value of Eligible Inventory consisting of finished goods as set forth in the most recent quarterly Appraisal to the book value of Eligible Inventory consisting of finished goods as of the effective date of such Appraisal), plus

(d) Intercompany Availability; minus

(e) such Reserves as the Collateral Agent may establish from time to time in good faith.

"Miller Excess Availability" means, at any time (a) the Miller Borrowing Base, minus (b) Reserves applicable to the Miller Borrowers, other than Reserves deducted in the calculation of the Miller Borrowing Base, minus (c) the Aggregate Miller Revolver Outstandings.

"Miller Revolving Credit Facility" means the credit facility for Revolving Loans made available to the Miller Borrowers in accordance with Section 1.2.

"Miller Towing" means Miller Industries Towing Equipment Inc., a Delaware corporation.

"Mortgages" means and includes any and all of the mortgages, deeds of trust, deeds to secure debt, assignments and other instruments executed and delivered by the Borrowers to or for the benefit of the Collateral Agent by which the Collateral Agent, on behalf of the Agents, the Letter of Credit Issuer and the Lenders, acquires a Lien on the owned Real Estate, and all amendments, modifications and supplements thereto.

"Multi-employer Plan" means a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower or any ERISA Affiliate.

"Navistar Consignment Agreement" means that certain Consignment and Sales Agreement, dated April 14, 1999, by and among the Navistar International Transportation Corp., Lee Smith, Inc., and Miller Towing.

"Navistar Intercreditor Agreement" means that certain Intercreditor Agreement executed or to be executed by and among the Collateral Agent, the Existing Titled Collateral Agent, the Junior Creditors’ Agent, and Navistar Financial Corporation.

"Net Amount of Eligible Accounts" means, at any time, the gross amount of Eligible Accounts less (a) sales, excise or similar taxes, and less returns, discounts, claims, credits and (b) allowances, accrued rebates, offsets, deductions, counterclaims, disputes and other defenses of any nature at any time issued, owing, granted, outstanding, available or claimed.

"Net Junior Creditor Proceeds" means all Net Proceeds received by any RoadOne Debtor from any RoadOne Disposition, net of (a) all Net Senior Creditor Proceeds, and (b) all Required Payments.

"Net Orderly Liquidation Value" means the net orderly liquidation value of the finished goods Inventory and Fleet Vehicles, as reflected in the most recent Appraisal received by the Collateral Agent in accordance with Section 7.4(d).

"Net Proceeds" means, in connection with any Asset Disposition, the gross proceeds from such Asset Disposition minus Asset Disposition Expenses.

"Net Senior Creditor Proceeds" means, with respect to any Asset Disposition (a) of owned Real Estate, the amount advanced by the Lenders on the Closing Date pursuant to the Term Loan with respect to such parcel of Real Estate, (b) of Equipment (other than Fleet Vehicles), the amount advanced by the Lenders on the Closing Date pursuant to the Term Loan with respect to such Equipment, (c) of Fleet Vehicles, the amount included in the RoadOne Borrowing Base at the time of such Asset Disposition with respect to such Fleet Vehicles, and (d) of Accounts, the amount included in the RoadOne Borrowing Base at the time of such Asset Disposition with respect to such Accounts.

"Non-Ratable Loan" and "Non-Ratable Loans" have the meanings specified in Section 1.2(h).

"Notice of Borrowing" has the meaning specified in Section 1.2(b).

"Notice of Continuation/Conversion" has the meaning specified in Section 2.2(b).

"Obligations" means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by the Borrowers to the Agents, the Letter of Credit Issuer and/or any Lender, arising under or pursuant to this Agreement or any of the other Loan Documents, whether or not evidenced by any note or other instrument, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest, charges, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to the Borrowers hereunder or under any of the other Loan Documents. "Obligations" includes, without limitation, (a) all debts, liabilities, and obligations now or hereafter arising from or in connection with the Letters of Credit and (b) all debts, liabilities and obligations now or hereafter arising from or in connection with Bank Products. "Obligations" does not include (i) any Subordinated Debt owing to Bank of America, or (ii) any liabilities or obligations (including vehicle repurchase obligations) owing to Bank of America under separate floorplanning arrangements between Bank of America and one or more of the Borrowers.

"Other Taxes" means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

"Participant" means any Person who shall have been granted the right by any Lender to participate in the financing provided by such Lender under this Agreement, and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

"Patent and Trademark Agreements" means the Conditional Assignment and Patent Security Agreement and the Conditional Assignment and Trademark Security Agreement, each dated as of the date hereof, executed and delivered by the Borrowers to the Collateral Agent to evidence and perfect the Agent’s Liens in the Borrowers’ present and future patents, trademarks, and related licenses and rights.

"Payment Account" means each bank account established pursuant to the Security Agreement, to which the proceeds of Accounts and other Collateral are deposited or credited, and which is maintained in the name of the Collateral Agent or a Borrower, as the Collateral Agent may determine, on terms acceptable to the Collateral Agent.

"PBGC" means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to the functions thereof.

"Pending Revolving Loans" means, at any time, the aggregate principal amount of all Revolving Loans requested to be made on such date in any Notice of Borrowing received by the Collateral Agent which have not yet been advanced.

"Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which a Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multi-employer Plan has made contributions at any time during the immediately preceding five (5) plan years.

"Permitted Debt" has the meaning set forth in Section 7.13.

"Permitted Intercompany Liens" means Liens granted by the Designated Subsidiaries to the Miller Borrowers as security for Intercompany Accounts, which Liens will at all times be senior to the Liens in favor of the Junior Creditors’ Agent.

"Permitted Liens" means:

(a)     Liens for taxes not delinquent or statutory Liens for taxes in an amount not to exceed $250,000 provided that the payment of such taxes which are due and payable is being contested in good faith and by appropriate proceedings diligently pursued and as to which adequate financial reserves have been established on the Borrowers’ books and records and a stay of enforcement of any such Lien is in effect;

(b)     the Agent’s Liens;

(c)     Liens consisting of deposits made in the ordinary course of business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of Debt) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of Debt) or to secure statutory obligations (other than liens arising under ERISA or Environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(d)     Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, provided that if any such Lien arises from the nonpayment of such claims or demand when due, such claims or demands do not exceed $250,000 in the aggregate;

(e)     Liens constituting encumbrances in the nature of reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances affecting any Real Estate; provided that they do not in the aggregate materially detract from the value of the Real Estate or materially interfere with its use in the ordinary conduct of the Borrowers’ business;

(f)     Liens arising from judgments and attachments in connection with court proceedings provided that the attachment or enforcement of such Liens would not result in an Event of Default hereunder and such Liens are being contested in good faith by appropriate proceedings, adequate reserves have been set aside and no material Property is subject to a material risk of loss or forfeiture and a stay of execution pending appeal or proceeding for review is in effect;

(g)     Liens in favor of the Junior Creditors’ Agent, provided such Liens (other than the Junior Creditors’ Agent’s Liens in the "Junior Creditors’ Priority Collateral" described in the Subordination Agreement) are at all times subordinated to the Agent’s Liens in accordance with the terms of the Subordination Agreement;

(h)     the Permitted Intercompany Liens;

(i)     Liens, if any, in effect as of the Closing Date described in Schedule 7.18 securing Debt described in Schedule 7.18;

(j)     Liens securing Capital Leases and purchase money Debt permitted in Section 7.13(c);

(k)     Liens arising in connection with inventory repurchase obligations permitted under Section 7.13(i), provided such Liens are limited to the inventory and proceeds thereof subject to the financing arrangement contemplated by the applicable Repurchase Agreement;

(l)     Liens arising in connection with floorplan financings in effect on the date hereof or otherwise permitted under Section 7.29, provided such Liens are limited to the inventory and proceeds thereof subject to the applicable Chassis Floorplan Agreement; and

(m)     Liens arising in connection with the Navistar Consignment Agreement with respect to the chassis subject thereto and related collateral, provided that such Liens are subject to the Navistar Intercreditor Agreement.

"Permitted Payment" means (a) regularly scheduled payments of principal, interest (including interest owed to the Junior Creditors for periods from July 1, 2001 through the Closing Date under the existing senior credit facility with the Borrowers) and fees on the dates, in the amounts and at the interest rate set forth in the Junior Credit Agreement as in effect on the date hereof, and (b) principal prepayments in the amount of the Net Junior Creditor Proceeds of any RoadOne Disposition, such principal prepayments to be payable no earlier than the fifth (5th) Business Day following the consummation of the applicable RoadOne Disposition; provided, that, (i) no payment may be made under clause (a) or (b) above unless, on the date such payment is due and after giving effect to the making of such payment, no Default or Event of Default exists, (ii) no principal prepayment under clause (b) may exceed the amount that would cause Excess Availability, after giving effect to the making of any such principal prepayment, to be less than the Availability Requirement, and (iii) with respect to any regularly scheduled principal payment, (A) no such regularly scheduled principal payment may be made until the fifth (5th) Business Day following the receipt by the Collateral Agent and the Lenders of the Initial Financial Statements (as defined below); thereafter, no such principal payment may be made until the fifth (5th) Business Day following the receipt by the Collateral Agent and the Lenders of the latest monthly or quarterly (as applicable) Financial Statements of the Borrowers then due under Section 5.2(b), and (B) such regularly scheduled principal payment may not exceed the lesser of (1) the amount that would cause the Fixed Charge Coverage Ratio, calculated for the Borrowers’ twelve fiscal month period most recently ended (or, in the case of the first regularly scheduled principal payment, for the fiscal period from May 1, 2001 through the end of the below-defined Stub Period and for the twelve (12) month fiscal period ending as of the end of the Stub Period), to be less than 1.15 to 1 after giving effect to such payment, (2) the amount that would cause Excess Availability to be less than the Availability Requirement after giving effect to such payment, and (3) $875,000 plus the amount of previously scheduled regular principal payments that were not made as a result of the restrictions set forth above in clauses (1) and/or (2). As used herein, "Initial Financial Statements" means Borrowers’ audited Financial Statements for the fiscal period from May 1, 2001 through December 31, 2001 or January 31, 2002 (the "Stub Period"), as elected by Borrowers (provided that, if Borrowers have changed their fiscal year end to December 31 or January 31, the Stub Period shall end as of such fiscal year end), together with Borrowers’ unaudited monthly Financial Statements for each other month in the twelve (12) month fiscal period ending as of the end of the Stub Period. In the event that the Borrowers are not permitted to make a principal prepayment of all or part of the Net Junior Creditor Proceeds from a RoadOne Disposition as a result of clause (ii) above, the Borrowers shall be permitted to make the unpaid portion of such prepayment on the date the next regularly scheduled principal payment is due to the extent that, after making such principal prepayment and the regularly scheduled principal payment due on such date, Excess Availability is equal to or greater than the Availability Requirement and the Fixed Charge Coverage Ratio is equal to or greater than 1.15 to 1 for the fiscal period(s) set forth above under clause (B).

"Permitted Refinancing" means any refinancing of all Liabilities under the Subordinated Debt as long as (a) no Default or Event of Default exists at the time of such refinancing, and (b) such refinancing is consummated exclusively from the proceeds of the incurrence or issuance of Permitted Refinancing Debt or Permitted Refinancing Stock.

"Permitted Refinancing Debt" means Debt that (a) is subordinated to the Obligations on terms no less favorable in any respect to the Collateral Agent and the Required Lenders than the terms set forth in the Subordination Agreement and otherwise on terms acceptable to the Collateral Agent and the Required Lenders in their good faith judgment, (b) is not secured by any Lien except for Liens in the assets of the Borrowers securing the Subordinated Debt, all of which Liens shall be subordinated to the Agent’s Liens on terms no less favorable in any respect to the Collateral Agent and the Required Lenders than the terms set forth in the Subordination Agreement and otherwise on terms acceptable to the Collateral Agent and the Required Lenders in their good faith judgment, (c) is in a principal amount of no more than the outstanding principal balance of the Subordinated Debt at the time of such Permitted Refinancing, plus all accrued interest and fees thereon, plus such closing fees and expenses with respect to the new subordinated Debt as may be acceptable to the Collateral Agent and the Required Lenders in their good faith judgment, and (d) is otherwise acceptable to the Collateral Agent and the Required Lenders in their good faith judgment, it being understood that all proceedings, terms, conditions and provisions applicable to such new subordinated Debt (including the maturity thereof, the interest rate thereon, all fees payable thereunder, and the covenants and defaults applicable thereto) must be acceptable to the Collateral Agent and the Required Lenders in their good faith judgment.

"Permitted Refinancing Stock" means preferred equity securities issued by Parent that (a) do not provide for any regularly scheduled or mandatory payments (whether in the form of cash dividends or redemption payments) prior to the Stated Termination Date, (b) is not secured by any Lien, (c) is in a principal amount of no more than the outstanding principal balance of the Subordinated Debt at the time of such Permitted Refinancing, plus all accrued interest and fees thereon, plus such closing fees and expenses with respect to the closing of the equity securities issuance as may be acceptable to the Collateral Agent and the Required Lenders in their good faith judgment, and (d) is otherwise acceptable to the Collateral Agent and the Required Lenders in their good faith judgment, it being understood that all proceedings, terms, conditions and provisions applicable to such equity securities (including all payment rights thereunder, all fees payable thereunder, and any covenants and defaults applicable thereto) must be acceptable to the Collateral Agent and the Required Lenders in their good faith judgment.

"Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority, or any other entity.

"Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which a Borrower sponsors or maintains or to which a Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.

"Pledge Agreement" means, collectively, each pledge agreement pursuant to which a Borrower pledges to the Collateral Agent its interest in the equity interests of its Subsidiaries.

"Profiles Company" means Profiles International Inc.

"Profiles Company Agreement" means the letter agreement dated on or about the Closing Date between the Collateral Agent and the Profiles Company with respect to certain matters relating to the Profiles Company’s collection of Accounts on behalf of the Borrowers.

"Proprietary Rights" means, as to any Borrower, all of such Borrower’s now owned and hereafter arising or acquired licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, including those patents, trademarks, service marks, trade names and copyrights of such Borrower set forth on Schedule 6.12 hereto, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

"Pro Rata Share" means, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Commitment and the denominator of which is the sum of the amounts of all of the Lenders’ Commitments, or if no Commitments are outstanding, a fraction (expressed as a percentage), the numerator of which is the amount of Obligations owed to such Lender and the denominator of which is the aggregate amount of the Obligations owed to the Lenders, in each case giving effect to a Lender’s participation in Non-Ratable Loans and Agent Advances.

"Real Estate" means, as to any Borrower, all of such Borrower’s now or hereafter owned or leased estates in real property, including, without limitation, all fees, leaseholds and future interests, together with all of such Borrower’s now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.

"Release" means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Estate or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Real Estate or other property.

"Reportable Event" means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

"Repurchase Agreement" means any agreement pursuant to which any Borrower agrees to (a) purchase or repurchase sold or leased Inventory from any Independent Distributor or other Person, or (b) otherwise indemnify or make whole any Independent Distributor or other Person with respect to any loss arising out of the purchase or financing of Inventory sold or leased by a Borrower.

"Required Lenders" means at any time Lenders whose Pro Rata Shares aggregate more than 50%.

"Required Payments" means, in the case of any RoadOne Borrower subject to an Asset Disposition, collectively, (a) the aggregate amount of all outstanding loans and advances made by any Miller Borrower to any RoadOne Borrower on or after the Closing Date, together with all interest thereon, (b) the aggregate amount of all payables owing by such RoadOne Borrower to other Borrowers with respect to the purchase of Inventory or Fleet Vehicles, (c) all outstanding Debt (other than the Obligations and Subordinated Debt) and other outstanding Liabilities of such RoadOne Borrower to Persons other than Borrowers, other than, in the case of any Asset Disposition involving less than all of the assets of a RoadOne Borrower, (i) Debt and Liabilities specifically relating to assets of such RoadOne Borrower that are not included in such Asset Disposition, and (ii) a portion of all other Debt and Liabilities of such RoadOne Borrower corresponding to the percentage of the assets of such RoadOne Borrower that are not included in such Asset Disposition in relation to all of the assets of such RoadOne Borrower, in each case as determined by the Borrowers and Collateral Agent in good faith, and (d) the payment of the Obligations in accordance with Section 3.8 in an aggregate amount of all Guaranties issued by Parent in accordance with Section 7.13(h) in connection with such Asset Disposition.

"Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

"Reserves" means reserves that limit the availability of credit hereunder, consisting of reserves against Availability, Miller Availability, RoadOne Availability, Eligible Accounts, Eligible Fleet Vehicles, Eligible Independent Distributor Inventory, Eligible Inventory or Eligible Secured Accounts, established by the Collateral Agent from time to time in the Collateral Agent’s reasonable credit judgment. Without limiting the generality of the foregoing, the following reserves shall be deemed to be a reasonable exercise of Collateral Agent’s credit judgment: (a) Bank Product Reserves, (b) a reserve for accrued, unpaid interest on the Obligations, (c) reserves for three (3) months’ rent at leased locations subject to statutory or contractual landlord Liens to the extent such Liens have not been subordinated to the Obligations on terms satisfactory to the Collateral Agent, provided that no such reserve shall apply with respect to leased locations of any RoadOne Borrower until January 1, 2002, (d) Inventory shrinkage, (e) Environmental Compliance Reserves, (f) customs charges, (g) dilution, (h) warehousemen’s or bailees’ charges, (i) a reserve for amounts payable by the Borrowers for chassis with all or a portion of wrecker bodies attached that are included in Eligible Inventory and Eligible Designated Subsidiary Inventory, to the extent of all unpaid amounts owing by the Borrowers with respect to such chassis, and (j) a reserve for Eligible Accounts arising from the sale of chassis with wrecker bodies attached, to the extent of all unpaid amounts owing by the Borrowers with respect to such chassis.

"Responsible Officer" means the chief executive officer or the president of Parent, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants and the preparation of the Borrowing Base Certificate, the chief financial officer or the treasurer of Parent, or any other officer having substantially the same authority and responsibility.

"Restricted Investment" means, as to the Borrowers, any acquisition of property by the Borrowers in exchange for cash or other property, whether in the form of an acquisition of stock, debt, or other indebtedness or obligation, or the purchase or acquisition of any other property, or a loan, advance, capital contribution, or subscription, except the following: (a) acquisitions of Equipment to be used in the business of the Borrowers so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder; (b) acquisitions of Inventory in the ordinary course of business of the Borrowers; (c) Accounts arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof in connection with Accounts of financially troubled Persons to the extent reasonably necessary in order to prevent or limit loss, provided that the Borrowers shall comply with all provisions of the Security Agreement with respect to the perfection of the Agent’s Lien therein; (d) loans, advances and other investments, including joint ventures, existing as of the date hereof and set forth in Schedule 6.9 or 7.10; (e) intercompany loans from any Miller Borrower to another Miller Borrower, and intercompany loans from any RoadOne Borrower to another RoadOne Borrower; (f) intercompany loans from the Miller Borrowers to the RoadOne Borrowers made on or after the Closing Date in an aggregate amount outstanding not to exceed $1,000,000 at any time, provided that all such intercompany loans shall be paid in full and no longer available for borrowing on and after the Transition Date; (g) intercompany loans from the RoadOne Borrowers to the Miller Borrowers made on or after the Closing Date in an aggregate amount outstanding not to exceed $1,000,000 at any time; (h) intercompany loans from the Borrowers to Subsidiaries incorporated or organized under the laws of a jurisdiction other than a state of the United States of America in an aggregate amount outstanding not to exceed $100,000 at any time; (i) loans and advances to employees in the ordinary course of business in an aggregate amount outstanding not to exceed $200,000 at any time; (j) direct obligations of the United States of America, or any agency thereof, or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; (k) acquisitions of certificates of deposit maturing within one year from the date of acquisition, bankers’ acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with a bank or trust company organized under the laws of the United States of America or any state thereof having capital and surplus aggregating at least $100,000,000; (l) acquisitions of commercial paper given a rating of "A2" or better by Standard & Poor’s Corporation or "P2" or better by Moody’s Investors Service, Inc. and maturing not more than ninety (90) days from the date of creation thereof; and (m) Hedge Agreements.

"Revolving Loans" has the meaning specified in Section 1.2 and includes each Agent Advance and Non-Ratable Loan.

"RoadOne Availability" means, at any time (a) the lesser of (i) the Maximum RoadOne Revolver Amount or (ii) the RoadOne Borrowing Base, minus (b) Reserves relating solely to the RoadOne Borrowers and their assets, other than Reserves deducted in the calculation of the RoadOne Borrowing Base.

"RoadOne Borrowers" means, collectively, each of the Subsidiaries of Parent listed on the signature pages to the Agreement as a "Subsidiary RoadOne Borrower".

"RoadOne Borrowing Base" means, at any time, an amount equal to:

(a)     up to 60% of the Net Amount of Eligible RoadOne Accounts, plus

(b)     the lesser of:

(i)     $80,000,000 minus the amount of the Inventory Availability and the Intercompany Inventory Availability; and

(ii)     up to 80% of the Net Orderly Liquidation Value of Eligible Fleet Vehicles (which shall be determined between Appraisal dates by reference to the ratio of the Net Orderly Liquidation Value of Eligible Fleet Vehicles as set forth in the most recent quarterly Appraisal to the book value of Eligible Fleet Vehicles as of the effective date of such Appraisal), minus

(c)     such Reserves as the Collateral Agent may establish from time to time in good faith.

"RoadOne Disposition" means any Asset Disposition (other than in connection with an Event of Default described in Section 9.1(e), (f), (g) or (h)) that is permitted under and consummated in accordance with Section 7.9(g).

"RoadOne Excess Availability" means, at any time (a) the RoadOne Borrowing Base, minus (b) Reserves applicable to the RoadOne Borrowers, other than Reserves deducted in the calculation of the RoadOne Borrowing Base, minus (c) the Aggregate RoadOne Revolver Outstandings.

"RoadOne Revolving Credit Facility" means the credit facility for Revolving Loans made available to the RoadOne Borrowers in accordance with Section 1.2.

"Security Agreement" means the Security Agreement of even date herewith among the Borrowers and the Collateral Agent for the benefit of the Collateral Agent, the Letter of Credit Issuer and the Lenders.

"Settlement" and "Settlement Date" have the meanings specified in Section 12.15(a)(ii).

"Solvent" means, when used with respect to any Borrower, that at the time of determination:

(a)     the assets of such Borrower, at a fair valuation, are in excess of the total amount of its debts (including contingent liabilities); and

(b)     the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

(c)     it is then able and expects to be able to pay its debts (including contingent debts and other commitments) as they mature; and

(d)     it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

For purposes of determining whether a Borrower is Solvent, (i) the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, and (ii) the provisions of Section 3.15 shall be taken into account.

"Stated Termination Date" means July 23, 2005.

"Subordinated Debt" means all Liabilities owing by any Borrower to any of the Junior Creditors or the Junior Creditors’ Agent from time to time pursuant to the Junior Credit Agreement and the other documents, agreements and instruments executed in connection therewith (including, without limitation, all principal, interest, fees, Liabilities relating to or arising out of any warrants or other any equity interests in any Borrower, Liabilities arising out of any guarantees, and all indemnities, costs, and expenses).

"Subordination Agreement" means the Subordination Agreement, dated as of the date of the Agreement, among the Collateral Agent, the Junior Creditors’ Agent and the Junior Creditors, pursuant to which the Junior Creditors’ Agent and the Junior Creditors subordinate (a) all Subordinated Debt to the Obligations and (b) all Liens securing such Debt to the Agent’s Liens.

"Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of Parent.

"Supporting Obligations" means all supporting obligations as such term is defined in the UCC.

"Syndication Agent" means Bank of America, solely in its capacity as syndication agent.

"Taxes" means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agents, such taxes (including income taxes or franchise taxes) as are imposed on or measured by any Agent’s or Lender’s net income in any jurisdiction (whether federal, state or local and including any political subdivision thereof) under the laws of which such Agent or Lender, as the case may be, is organized or maintains a lending office.

"Term Loan" and "Term Loans" have the meanings specified in Section 1.3(a).

"Termination Date" means the earliest to occur of (a) the Stated Termination Date, (b) the date the Total Facility is terminated either by the Borrowers pursuant to Section 3.2 or by the Required Lenders pursuant to Section 9.2, and (c) the date this Agreement is otherwise terminated for any reason whatsoever pursuant to the terms of this Agreement.

"Transition Date" means the date on which all of the following requirements are satisfied: (a) the consummation of the Asset Disposition of the assets and/or stock of the RoadOne Borrowers on substantially the terms set forth in the March 2001 Confidential Memorandum prepared by Wachovia Securities, Inc., (b) all Revolving Loans and other Obligations under or with respect to the RoadOne Revolving Credit Facility shall have been paid in full in immediately available funds, and all Commitments of the Lenders with respect to the RoadOne Revolving Credit Facility shall have terminated, (c) the amount of the Term Loan made to the Borrowers with respect to the Fixed Assets of RoadOne shall have been paid in full in immediately available funds, and (d) all intercompany loans and advances made by the Miller Borrowers to the RoadOne Borrowers in accordance with clause (f) of the definition of "Restricted Investment" shall have been paid in full in immediately available funds.

"Total Facility" has the meaning specified in Section 1.1.

"UCC" means the Uniform Commercial Code, as in effect from time to time, of the State of Georgia or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests.

"Unfunded Pension Liability" means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

"Unused Letter of Credit Subfacility" means an amount equal to $10,000,000 minus the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus, without duplication, (b) the aggregate unpaid reimbursement obligations with respect to all Letters of Credit.

"Unused Line Fee" has the meaning specified in Section 2.5.

Accounting Terms. Any accounting term used in the Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations in the Agreement shall be computed, unless otherwise specifically provided therein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the Financial Statements.

Interpretive Provisions.     (a)     The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)     The words "hereof," "herein," "hereunder" and similar words refer to the Agreement as a whole and not to any particular provision of the Agreement; and Subsection, Section, Schedule and Exhibit references are to the Agreement unless otherwise specified.

(c)     (i)     The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii)     The term "including" is not limiting and means "including without limitation."

(iii)     In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including."

(iv) The word "or" is not exclusive.

(d)     Unless otherwise expressly provided herein, (i) references to agreements (including the Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e)     The captions and headings of the Agreement and other Loan Documents are for convenience of reference only and shall not affect the interpretation of the Agreement.

(f)     The Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g)     For purposes of Section 9.1, a breach of a financial covenant contained in Sections 7.22 through 7.25 shall be deemed to have occurred as of any date of determination thereof by the Collateral Agent or as of the last day of any specified measuring period, regardless of when the Financial Statements reflecting such breach are delivered to the Collateral Agent.

(h)     The Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agents, the Borrowers and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agents merely because of the Agents’ or Lenders’ involvement in their preparation.

EXHIBIT A

FORM OF BORROWING BASE CERTIFICATE

EXHIBIT B

NOTICE OF BORROWING

Date: ______________, 200_

To:

The CIT Group/Business Credit, Inc. as the Collateral Agent for the Lenders who are parties to the Credit Agreement dated as of July __, 2001 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Miller Industries, Inc. and certain of its Subsidiaries, certain Lenders which are parties thereto, the Collateral Agent, and Bank of America, N.A., as Administrative Agent, Syndication Agent, Existing Titled Collateral Agent and Letter of Credit Issuer

Ladies and Gentlemen:

The undersigned, ___________________________ (the "Borrower"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably of the Borrowing specified below:

  The Business Day of the proposed Borrowing is                        , 200  .

  The aggregate amount of the proposed Borrowing is $                     .

  The Borrowing is to be comprised of $           of Base Rate and $             of LIBOR Rate Loans.

  The duration of the Interest Period for the LIBOR Rate Loans, if any, included in the Borrowing shall be _____ months. The proposed Borrowing will constitute a Borrowing by a [Miller Borrowers] [RoadOne Borrowers].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)     The representations and warranties of the Borrowers contained in the Credit Agreement are true and correct in all material respects as though made on and as of such date;

(b)     No Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing; and

(c)     The proposed Borrowing will not cause the aggregate principal amount of all outstanding Revolving Loans [plus the aggregate amount available for drawing under all outstanding Letters of Credit], to exceed the [Miller] [RoadOne] Borrowing Base, the combined commitments of the Lenders, or any other restriction set forth in the Credit Agreement.

[NAME OF BORROWER]
By:__________________________
Title:_________________________

EXHIBIT C

FINANCIAL STATEMENTS

[Pro Forma Financial Statements]

[Projections]

EXHIBIT D

NOTICE OF CONTINUATION/CONVERSION

Date:                 , 200_

To:

The CIT Group/Business Credit, Inc. as the Collateral Agent for the Lenders who are parties to the Credit Agreement dated as of July __, 2001 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Miller Industries, Inc. and certain of its Subsidiaries, certain Lenders which are parties thereto, the Collateral Agent, and Bank of America, N.A., as Administrative Agent, Syndication Agent, Existing Titled Collateral Agent and Letter of Credit Issuer

Ladies and Gentlemen:

The undersigned, ___________________________ (the "Borrower"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably of the [conversion] [continuation] of the Loans specified herein, that:

  The Continuation/Conversion Date is             , 200 .

  The aggregate amount of the Loans to be [converted] [continued] is $_____________.

   The Loans are to be [converted into] [continued as] [LIBOR Rate] [Base Rate] Loans.

  The duration of the Interest Period for the LIBOR Rate Loans included in the [conversion] [continuation] shall be _____ months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Continuation/Conversion Date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)     The representations and warranties of the Borrowers contained in the Credit Agreement are true and correct in all material respects as though made on and as of such date;

(b)     Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation]; and

(c)     The proposed [conversion] [continuation] will not cause the aggregate principal amount of all outstanding Revolving Loans [plus the aggregate amount available for drawing under all outstanding Letters of Credit] to exceed the [Miller] [RoadOne] Borrowing Base, the combined Commitments of the Lenders, or any other restriction set forth in the Credit Agreement.

[NAME OF BORROWER]
By:__________________________
Title:_________________________

EXHIBIT E

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this "Assignment and Acceptance") dated as of ____________________, 200_ is made between ______________________________ (the "Assignor") and __________________________ (the "Assignee").

RECITALS

WHEREAS, the Assignor is party to that certain Credit Agreement dated as of July __, 2001 (as amended, amended and restated, modified, supplemented or renewed, the "Credit Agreement") among Miller Industries, Inc. and its Subsidiaries corporation (the "Borrowers"), the several financial institutions from time to time party thereto (including the Assignor, the "Lenders"), The CIT Group/Business Credit, Inc., as collateral agent for the Lenders (the "Collateral Agent"), and Bank of America, N.A., as Administrative Agent, Syndication Agent, Existing Titled Collateral Agent and Letter of Credit Issuer. Any terms defined in the Credit Agreement and not defined in this Assignment and Acceptance are used herein as defined in the Credit Agreement;

WHEREAS, as provided under the Credit Agreement, the Assignor has committed to making Loans (the "Committed Loans") to the Borrowers in an aggregate amount not to exceed $__________ (the "Commitment");

WHEREAS, the Assignor has made Committed Loans in the aggregate principal amount of $__________ to the Borrowers;

WHEREAS, [the Assignor has acquired a participation in its pro rata share of the Lenders’ liabilities under Letters of Credit in an aggregate principal amount of $____________ (the "L/C Obligations")] [no Letters of Credit are outstanding under the Credit Agreement]; and

WHEREAS, the Assignor wishes to assign to the Assignee [part of the] [all] rights and obligations of the Assignor under the Credit Agreement in respect of its Commitment, together with a corresponding portion of each of its outstanding Committed Loans and L/C Obligations, in an amount equal to $__________ (the "Assigned Amount") on the terms and subject to the conditions set forth herein, and the Assignee wishes to accept assignment of such rights and to assume such obligations from the Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1.     Assignment and Acceptance.

(a)     Subject to the terms and conditions of this Assignment and Acceptance, (i) the Assignor hereby sells, transfers and assigns to the Assignee, and (ii) the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) __% (the "Assignee’s Percentage Share") of (A) the Commitment, the Committed Loans and the L/C Obligations of the Assignor and (B) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Credit Agreement and the Loan Documents.

(b) With effect on and after the Effective Date (as defined in Section 5 hereof), the Assignee shall be a party to the Credit Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Credit Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Amount. The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Commitment of the Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Amount and the Assignor shall relinquish its rights and be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee; provided, however, the Assignor shall not relinquish its rights under Sections 3.9, 4.1, 4.3 and 13.11 of the Credit Agreement to the extent such rights relate to the time prior to the Effective Date.

(c) After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignee’s Commitment will be $__________.

(d) After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignor’s Commitment will be $__________.

2.     Payments.

(a) As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in immediately available funds an amount equal to $__________, representing the Assignee’s Pro Rata Share of the principal amount of all Committed Loans.

(b) The Assignee further agrees to pay to the Collateral Agent a processing fee in the amount specified in Section 11.2(a) of the Credit Agreement.

3.     Reallocation of Payments.

Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, and Committed Loans and L/C Obligations shall be for the account of the Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Amount shall be for the account of the Assignee. Each of the Assignor and the Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4.     Independent Credit Decision.

The Assignee (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of the Borrowers, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance; and (b) agrees that it will, independently and without reliance upon the Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

5.     Effective Date; Notices.

(a)     As between the Assignor and the Assignee, the effective date for this Assignment and Acceptance shall be __________, 200_ (the "Effective Date"); provided that the following conditions precedent have been satisfied on or before the Effective Date:

(i) this Assignment and Acceptance shall be executed and delivered by the Assignor and the Assignee;

[(ii) the consent of the Collateral Agent and, unless an Event of Default exists, Parent, required for an effective assignment of the Assigned Amount by the Assignor to the Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;]

(iii) the Assignee shall pay to the Assignor all amounts due to the Assignor under this Assignment and Acceptance;

[(iv) the Assignee shall have complied with Section 11.2 of the Credit Agreement (if applicable);]

(v) the processing fee referred to in Section 2(b) hereof and in Section 11.2(a) of the Credit Agreement shall have been paid to the Collateral Agent; and

(b)     Promptly following the execution of this Assignment and Acceptance, the Assignor shall deliver to the Borrowers’ Agent and the Collateral Agent for acknowledgment by the Collateral Agent, a Notice of Assignment in the form attached hereto as Schedule 1.

6.     [Collateral Agent. [INCLUDE ONLY IF ASSIGNOR IS COLLATERAL AGENT]

(a)     The Assignee hereby appoints and authorizes the Assignor to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Collateral Agent by the Lenders pursuant to the terms of the Credit Agreement.

(b)     The Assignee shall assume no duties or obligations held by the Assignor in its capacity as Collateral Agent under the Credit Agreement.]

7.      Withholding Tax.

The Assignee (a) represents and warrants to the Lender, the Collateral Agent and the Borrowers that under applicable law and treaties no tax will be required to be withheld by the Lender with respect to any payments to be made to the Assignee hereunder, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Collateral Agent and the Borrowers prior to the time that the Collateral Agent or Borrowers are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN (wherein the Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new Forms W-8ECI or W-8BEN upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

8.      Representations and Warranties.

(a)     The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder; (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b)     The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto. The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of any Borrower, or the performance or observance by any Borrower, of any of its respective obligations under the Credit Agreement or any other instrument or document furnished in connection therewith.

(c)     The Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance; and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles; and (iv) it is an Eligible Assignee.

9.     Further Assurances.

The Assignor and the Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to the Borrowers or the Collateral Agent, which may be required in connection with the assignment and assumption contemplated hereby.

10.     Miscellaneous.

(a)     Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other or further breach thereof.

(b)     All payments made hereunder shall be made without any set-off or counterclaim.

(c)     The Assignor and the Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

(d)     This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e)     THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE GEORGIA. The Assignor and the Assignee each irrevocably submits to the non-exclusive jurisdiction of any State court sitting in the State of Georgia or any Federal court sitting in the Northern District of Georgia over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(f)     THE ASSIGNOR AND THE ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE CREDIT AGREEMENT, ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR] By:_________________________________ Title:________________________________ Address:_____________________________

[ASSIGNEE] By:_________________________________ Title:________________________________ Address:_____________________________

SCHEDULE 1

to
ASSIGNMENT AND ACCEPTANCE

NOTICE OF ASSIGNMENT AND ACCEPTANCE

_______________, 200_

The CIT Group/Business Credit, Inc.
1200 Ashwood Parkway, Suite 150
Atlanta, Georgia 30338
Attn.:_______________________

Miller Industries, Inc.
8503 Hilltop Drive
Ooltewah, TN 37363

Attn.:_______________________

Ladies and Gentlemen:

We refer to the Credit Agreement dated as of July __, 2001 (as amended, amended and restated, modified, supplemented or renewed from time to time the "Credit Agreement") among Miller Industries, Inc. and its Subsidiaries (the "Borrowers"), the Lenders from time to time party thereto, The CIT Group/Business Credit, Inc., as Collateral Agent, and Bank of America, N.A., as Administrative Agent, Syndication Agent, Existing Titled Collateral Agent and Letter of Credit Issuer. Terms defined in the Credit Agreement are used herein as therein defined.

1.          We hereby give you notice of, and request your consent to, the assignment by __________________ (the "Assignor") to _______________ (the "Assignee") of _____% of the right, title and interest of the Assignor in and to the Credit Agreement (including the right, title and interest of the Assignor in and to the Commitments of the Assignor, all outstanding Loans made by the Assignor and the Assignor’s participation in the Letters of Credit pursuant to the Assignment and Acceptance Agreement attached hereto (the "Assignment and Acceptance"). We understand and agree that the Assignor’s Commitment, as of              , 200 , is $ ___________, the aggregate amount of its outstanding Loans is $_____________, and its participation in L/C Obligations is $_____________.

2.          The Assignee agrees that, upon receiving the consent of the Collateral Agent to such assignment, the Assignee will be bound by the terms of the Credit Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest in the Credit Agreement.

3.          The following administrative details apply to the Assignee:

(A)	Notice Address:
Assignee name:________________________
	Address:	___________________________
___________________________
___________________________
Attention: __________________________ Telephone: (___) _____________________ Telecopier: (___) _____________________ Telex (Answerback): ___________________
(B)	Payment Instructions:

Account No.:____________________________
                At:   ____________________________
                        ____________________________
                       _____________________________
  Reference:   _____________________________
Attention:   _________________________

4.     You are entitled to rely upon the representations, warranties and covenants of each of the Assignor and Assignee contained in the Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours, [NAME OF ASSIGNOR] By:_________________________________ Title:________________________________
[NAME OF ASSIGNEE] By:_________________________________ Title:________________________________

ACKNOWLEDGED AND ASSIGNMENT
CONSENTED TO:

The CIT Group/Business Credit, Inc.,
as Collateral Agent

By:_________________________________
Title:________________________________

[Miller Industries, Inc.

By:_________________________________
Title:_______________________________]

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE